Filed pursuant to Rule 424(b)(5)
Registration No. 333-238486

SUBJECT TO COMPLETION, DATED SEPTEMBER 9, 2021

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to the notes has become effective under the Securities Act of 1933, as amended. This preliminary prospectus supplement and the accompanying prospectus is not an offer to sell the notes and it is not soliciting an offer to buy the notes in any jurisdiction where the offer or sale is not permitted.
PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus Dated May 26, 2020)
$
% Convertible Senior Notes due 2024

We are offering $ million aggregate principal amount of our % Convertible Senior Notes due 2024, or the “notes.” The notes will bear interest at a rate of % per year, payable semiannually in arrears on March 15 and September 15 of each year, beginning on March 15, 2022. The notes will mature on September 15, 2024, unless earlier converted, repurchased or redeemed.

Holders may convert their notes at their option at any time prior to the close of business on the business day immediately preceding June 15, 2024 only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on December 31, 2021 (and only during such calendar quarter), if the last reported sale price of our common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 110% of the conversion price on each applicable trading day; (2) during the five business day period after any five consecutive trading day period (the “measurement period”) in which the trading price (as defined below) per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day; or (3) upon the occurrence of specified corporate events. On or after June 15, 2024 until the close of business on the second business day immediately preceding the maturity date, holders may convert their notes at any time, regardless of the foregoing circumstances. Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described in this prospectus supplement.

The conversion rate will initially be shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $ per share of common stock). The conversion rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event in certain circumstances.

We may not redeem the notes prior to June 15, 2024. On or after June 15, 2024, we may redeem the notes for cash, in whole or from time to time in part, at our option at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date. No sinking fund will be provided for the notes.

If we undergo a fundamental change, holders may require us to repurchase for cash all or any portion of their notes at a fundamental change repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The notes will be our senior unsecured obligations and will rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to any of our unsecured indebtedness that is not so subordinated, including our 6.75% Convertible Senior Notes due 2022 (the “Existing Notes”) that are not repurchased in the Contemporaneous Existing Notes Repurchase Transaction (as defined herein); effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to any indebtedness and other liabilities (including trade payables) of our subsidiaries.

We do not intend to apply to list the notes on any securities exchange or any automated dealer quotation system. Our common stock is listed on The New York Stock Exchange (“NYSE”) under the symbol “WMC.” The last reported sale price of our common stock on the NYSE on September 8, 2021 was $2.69 per share.

Investing in the notes involves a high degree of risk. See “Risk Factors” beginning on page S-10 of this prospectus supplement and in the reports we file with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), incorporated by reference in this prospectus supplement and the accompanying prospectus, to read about factors you should consider before making an investment in the notes.

	Per Note	Total
Public offering price(1)	$	$
Underwriting discounts and commissions(2)	$	$
Proceeds, before expenses, to us	$	$

(1)    Plus accrued interest, if any, from September , 2021.
(2)    We refer you to the “Underwriting” section of this prospectus supplement for additional information regarding underwriter compensation.
We have granted the underwriter the right to purchase, exercisable within a 30 day period, up to an additional $ million aggregate principal amount of notes, solely to cover over-allotments.

None of the SEC, any state securities commission or any other regulatory body has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
We expect that delivery of the notes will be made to investors in book-entry form through the facilities of The Depository Trust Company on or about September , 2021.
JMP Securities
Prospectus Supplement dated September , 2021.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus, or any free writing prospectus that we may provide you. Neither we nor the underwriter has authorized anyone to provide you with information that is different. None of this prospectus supplement, the accompanying prospectus or any free writing prospectus we may provide you constitutes, or may be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement, the accompanying prospectus or any free writing prospectus we may provide you by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation. The information in this prospectus supplement, the accompanying prospectus, any free writing prospectus, and the documents incorporated by reference is accurate only as of their respective dates.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and the securities offered hereby, and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus, gives more general information and disclosure. When we refer only to the prospectus, we are referring to both parts combined, and when we refer to the accompanying prospectus, we are referring to the accompanying prospectus.

To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or any document incorporated by reference, the information in this prospectus supplement shall control. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, the securities being offered and other information you should know before investing. You should read this prospectus supplement and the accompanying prospectus together with the additional information described under the heading, “Where You Can Find More Information” before investing in our securities offered hereby.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriter has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale thereof is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

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FORWARD-LOOKING INFORMATION
This prospectus supplement and the accompanying prospectus, including the documents we incorporate herein by reference, contain certain forward-looking statements. For these statements, we claim the protections of the safe harbor for forward-looking statements contained herein and therein. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond our control. In particular, it is difficult to fully assess the impact of COVID-19 at this time due to, among other factors, uncertainty regarding the severity and duration of the outbreak domestically and internationally and the effectiveness of efforts by federal, state and local governments to contain the spread of COVID-19 and respond to its direct and indirect impact on the U.S. economy and economic activity.

These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, we intend to identify forward-looking statements. Statements regarding the following subjects, among others, may be forward-looking:
•    market trends in our industry, interest rates, real estate values, the debt securities markets, the U.S. housing and the U.S. and foreign commercial real estate markets or the general economy or the market for residential and/or commercial mortgage loans;
•    our business and investment strategy;
•    our projected operating results;
•changes in interest rates and the market value of our target assets;
•credit risks;
•servicing-related risks, including those associated with foreclosure and liquidation;
•    the state of the U.S. and to a lesser extent, international economy generally or in specific geographic regions;
•    economic trends and economic recoveries;
•    our ability to obtain and maintain financing arrangements, including under our repurchase agreements, a form of secured financing, and securitizations;
•    the current potential return dynamics available in residential mortgage-backed securities (“RMBS”) and commercial mortgage-backed securities (“CMBS” and collectively with RMBS, “MBS”);
•    the level of government involvement in the U.S. mortgage market;
•    the anticipated default rates on CMBS and Commercial Loans;
•    the loss severity on Non-Agency MBS;
•    the general volatility of the securities markets in which we participate;
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•    changes in the value of our assets;
•    our expected portfolio of assets;
•    our expected investment and underwriting process;
•    interest rate mismatches between our target assets and any borrowings used to fund such assets;
•    changes in prepayment rates on our target assets;
•    effects of hedging instruments on our target assets;
•    rates of default or decreased recovery rates on our target assets;
•    the degree to which our hedging strategies may or may not protect us from interest rate volatility;
•    the impact of and changes in governmental regulations, tax law and rates, accounting guidance and similar matters;
•    our ability to maintain our qualification as a real estate investment trust for U.S. federal income tax purposes;
•our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended (the "1940 Act");
•    the availability of opportunities to acquire Agency RMBS, Non-Agency RMBS, Agency CMBS, Non-Agency CMBS, Residential and Commercial Whole-Loans and other mortgage assets;
•    the availability of qualified personnel;
•    estimates relating to our ability to make distributions to our stockholders in the future;
•    our understanding of our competition; and
•    the uncertainty and economic impact of pandemics, epidemics or other public health emergencies, such as the ongoing outbreak of COVID-19, and expectations of our Manager regarding COVID-19 recovery.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. Forward-looking statements are not predictions of future events. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. Some of these factors are described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and in any other report incorporated by reference in this prospectus supplement and the accompanying prospectus. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that we file with the SEC could cause our actual results to differ materially from those included in any forward-looking statements we make. All forward-looking statements speak only as of the date they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect us. Except as
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required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights key aspects of this offering. This summary is not complete and does not contain all of the information that you should consider before investing in the notes. You should read carefully the other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus, including the Risk Factors, before investing in the notes. Except where the context suggests otherwise, in this prospectus, “the Company,” “we,” “us” and “our” refer to Western Asset Mortgage Capital Corporation.
Our Company

We invest in, finance and manage a diversified portfolio of real estate related securities, whole loans and other financial assets, which we collectively refer to as our target assets. We are externally managed and advised by Western Asset Management Company, LLC, or our Manager, an SEC-registered investment advisor and a wholly owned subsidiary of Franklin Resources, Inc. (“Franklin”). Our Manager is responsible for administering our business activities and our day-to-day operations, subject to the supervision of our board of directors.

The size and composition of our portfolio depends on investment strategies implemented by our Manager, the accessibility to capital and overall market conditions, including availability of attractively priced target assets and financing. Our objective is to provide an attractive risk-adjusted return to our stockholders over the long term. Our Manager has built a diversified portfolio of our target assets to better enable us to deliver attractive returns through market cycles. Our current portfolio is comprised of Non-Qualified Residential Whole Loans, Commercial Loans, Non-Agency CMBS and to a lesser extent, Agency RMBS, Non-Agency RMBS, Residential Bridge Loans, GSE Risk Transfer Securities and asset-backed securities (“ABS”) secured by a portfolio of private student loans.  In addition, our holdings include securitized commercial loans from two consolidated variable interest entities or VIEs. We intend to expand our portfolio through organic growth and acquisition opportunities. To comply with real estate investment trust, or REIT, requirements, some of our investments are held in a taxable REIT subsidiary, or TRS. Acquiring investments and engaging in activities through the TRS enables us to avoid jeopardizing our REIT status.

We operate and have elected to be taxed as a REIT, commencing with our taxable year ended December 31, 2012. We will generally not be subject to U.S. federal income taxes on our taxable income to the extent that we annually distribute, in accordance with the REIT requirements, all of our net taxable income to stockholders and otherwise maintain our intended qualification as a REIT. We also intend to operate our business in a manner that will permit us to maintain our exemption from registration under the 1940 Act.

Recent Developments

Preliminary Estimated Book Value

Our estimated GAAP book value and economic book value per share of common stock, as of July 31, 2021, was approximately $3.67 and $3.38, respectively. The July 31, 2021 estimated GAAP and economic book values, will fluctuate with market conditions, the results of our operations and other factors. Our GAAP and economic book values as of July 31, 2021 may be materially different to our book values to be reported for the quarterly period ending September 30, 2021.

The preliminary financial data included in this document has been prepared by, and is the responsibility of management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled, or applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

Investment Activity

In August and September the Company acquired approximately $156.9 million in Non-QM residential mortgages, which we intend to securitize as part of our Non-QM residential mortgage securitization program as market conditions permit. However, we can offer no assurances that we will be able to achieve this goal.

Subsequent to June 30, 2021, two commercial loans SBC1 and CRE 2 with a principal amount of $45.2 million and $46.9 million respectively were paid in full. Both loans were collateralized by nursing facilities.

Existing Notes Repurchase

In August 2021, we repurchased $22.3 million aggregate principal amount of our Existing Notes at a weighted average discount to par value of 2.8%, plus accrued and unpaid interest. After the repurchase, the outstanding balance on our Existing Notes was approximately $146.0 million.

Foreclosure Proceedings

In October 2020, we commenced foreclosure proceedings for our delinquent commercial loan with an outstanding principal balance of $30.0 million, secured by a hotel. However, on February 24, 2021, the borrower filed for bankruptcy protection, halting the foreclosure process. In August 2021, the bankruptcy case was dismissed by the bankruptcy court and we and the other holders of the loan foreclosed on the property through a special purpose entity formed for the purpose of holding the property. The property is currently being marketed for sale although no sales agreement has been executed. Based on preliminary bids, we believe there is a reasonable likelihood that the outstanding principal balance of $30 million will be recovered, although there is no assurance of full recovery.

Executive Leadership Change

On September 7, 2021, we announced that Jennifer Murphy will resign from her positions as President, Chief Executive Officer (“CEO”) and director of the Company, effective October 1, 2021, to pursue a new venture. Ms. Murphy has not expressed any disagreements with the Company on any matters relating to the Company's operations, policies, or practices. To replace her, the Company has appointed Bonnie Wongtrakool as CEO and Lisa Meyer as President of the Company, effective October 1, 2021. Ms. Wongtrakool will also be appointed as a member of the board of directors. Ms. Meyer will continue to serve as Chief Financial Officer of the Company. Both Ms. Wongtrakool and Ms. Meyer will work closely with Ms. Murphy, who will remain with the Company as a Senior Advisor through December 31, 2021, to ensure a smooth transition of leadership.
Corporate Information
We are a Delaware corporation and commenced operations in May 2012. Our corporate headquarters office is located at 385 East Colorado Boulevard, Pasadena, California 91101, and our telephone number is (626) 844-9400.

THE OFFERING
The summary below describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Debt Securities” section of the accompanying prospectus, as supplemented by the “Description of Notes” section of this prospectus supplement, contains a more detailed description of the terms and conditions of the notes. As used in this section, “we,” “our,” and “us” refer to Western Asset Mortgage Capital Corporation and not to its consolidated subsidiaries.

Issuer	Western Asset Mortgage Capital Corporation, a Delaware corporation.

Securities	$___ million aggregate principal amount of % Convertible Senior Notes due 2024 (plus up to an additional $___ million aggregate principal amount to cover over-allotments).

Maturity	September 15, 2024, unless earlier converted, repurchased or redeemed.

Interest
          % per year. Interest will accrue from September , 2021 and will be payable semiannually in arrears on March 15 and September 15 of each year, beginning on March 15, 2022. We will pay additional interest, if any, at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “Description of Notes—Events of Default.”

Conversion Rights
Holders may convert all or any portion of their notes, in multiples of $1,000 principal amount, at their option at any time prior to the close of business on the business day immediately preceding June 15, 2024 only under the following circumstances:
•    during any calendar quarter commencing after the calendar quarter ending on December 31, 2021 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 110% of the conversion price on each applicable trading day;
•    during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” (as defined under “Description of Notes—Conversion Rights—Conversion upon Satisfaction of Trading Price Condition”) per $1,000 principal amount of notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day; or

•    upon the occurrence of specified corporate events described under “Description of Notes—Conversion Rights—Conversion upon Specified Corporate Events.”
On or after June 15 , 2024 until the close of business on the second business day immediately preceding the maturity date, holders may convert all or any portion of their notes, in multiples of $1,000 principal amount, at the option of the holder regardless of the foregoing circumstances.
The conversion rate for the notes is initially shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $ per share of common stock), subject to adjustment as described in this prospectus supplement.
Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election. If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value (as described herein) calculated on a proportionate basis for each trading day in a 50 trading day observation period (as described herein). See “Description of Notes—Conversion Rights—Settlement upon Conversion.”
In addition, following certain corporate events that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its notes in connection with such a corporate event in certain circumstances as described under “Description of Notes—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change.”
You will not receive any additional cash payment or additional shares of our common stock representing accrued and unpaid interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed to be paid by the cash, shares of our common stock or a combination of cash and shares of our common stock paid or delivered, as the case may be, to you upon conversion of a note.

Redemption during Final Three Month Term of the Notes
We may not redeem the notes prior to June 15 , 2024. On or after June 15, 2024, we may redeem the notes for cash, in whole or from time to time in part, at our option at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date. No sinking fund will be provided for the notes, which means that we are not required to redeem or retire the notes periodically.

Fundamental Change
If we undergo a “fundamental change” (as defined in this prospectus supplement under “Description of Notes Fundamental Change Permits Holders to Require Us to Repurchase Notes”), subject to certain conditions, holders may require us to repurchase for cash all or part of their notes in principal amounts of $1,000 or an integral multiple in excess thereof. The fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date. See “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes.”

Ranking
The notes will be our senior unsecured obligations and will rank:
•    senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes;
•    equal in right of payment to any of our unsecured indebtedness that is not so subordinated, including the Existing Notes that are not repurchased in the Contemporaneous Existing Notes Repurchase Transaction;
•    effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and
•    structurally junior to any indebtedness and other liabilities (including trade payables) of our subsidiaries.
As of June 30, 2021, we had approximately $533.1 million of recourse indebtedness, which included $364.8 million of borrowings outstanding under our repurchase agreements, and $2.2 billion in outstanding securitized debt, all of which will rank effectively senior in right of payment to the notes.
Any of the Existing Notes that are not repurchased in the Contemporaneous Existing Notes Repurchase Transaction will be senior unsecured obligations of the Company and will rank equal in right of payment to the notes offered hereby and any of our unsecured indebtedness that is not so subordinated. As of June 30, 2021, we had approximately$168.3 million aggregate principal amount of the Existing Notes outstanding.
The indenture governing the notes does not limit the amount of debt that we or our subsidiaries may incur.

Use of Proceeds	We estimate that the net proceeds from this offering will be approximately $ million (or $ million if the underwriter’s over-allotment option is exercised in full), after deducting fees and estimated expenses.

We intend to use the net proceeds from this offering, together with up to $25 million of cash on hand, to finance the Contemporaneous Existing Notes Repurchase Transaction described below and the remainder, if any, of the net proceeds for general corporate purposes. See “Use of Proceeds.”

Contemporaneous Existing Notes Repurchase Transaction	Contemporaneously with the pricing of this offering, we expect to enter into privately negotiated exchange transactions with certain holders of the Existing Notes to exchange a portion of the Existing Notes for cash.

We expect that holders of Existing Notes that sell their Existing Notes in negotiated transactions with us may enter into or unwind various derivatives with respect to our common stock and/or purchase or sell shares of our common stock in the market. In addition, we expect that certain purchasers of the notes offered hereby may establish a short position with respect to our common stock by short selling our common stock or by entering into short derivative positions with respect to our common stock, in each case, in connection with this offering. Any of the above market activities by holders of the Existing Notes or purchasers of the notes offered hereby, as applicable, could increase (or reduce the size of any decrease in) or decrease (or reduce the size of any increase in) the market price of our common stock or the notes offered hereby at that time and we cannot predict the magnitude of such market activity or the overall effect it will have on the price of the notes offered hereby or our common stock.

Events of Default
Except as described under “Description of Notes—Events of Default,” if an event of default with respect to the notes occurs, holders may, upon satisfaction of certain conditions, accelerate the principal amount of the notes plus accrued and unpaid interest. In addition, the principal amount of the notes plus accrued and unpaid interest will automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving us or any of our significant subsidiaries.

Ownership Limitation
To assist us in complying with the limitations on the concentration of ownership of a REIT imposed by the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), among other purposes, our amended and restated certificate of incorporation provides that, with certain exceptions, no person (which includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act) may beneficially or constructively own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% in value or number of shares, whichever is more restrictive, of our outstanding common stock, or of our outstanding capital stock, as the case may be, unless they receive an exemption from our board of directors. Accordingly, notwithstanding any other provision of the notes or the indenture, no holder of notes will be entitled to receive shares of our common stock following conversion of such notes to the extent that receipt of such shares of common stock would cause such holder (after application of certain constructive ownership rules) to exceed the ownership limitations contained in our amended and restated certificate of incorporation.
If any delivery of shares of our common stock owed to a holder upon conversion of notes is not made, in whole or in part, as a result of the limitations described above, our obligation to make such delivery shall not be extinguished and we shall deliver such shares as promptly as practicable after any such converting holder gives notice to us that such delivery would not result in it exceeding the ownership limitations in our amended and restated certificate of incorporation.

See “Risk Factors—Risks Related to the Notes and this Offering—Ownership limitations in our amended and restated certificate of incorporation may impair the ability of holders to convert notes into our common stock.”

Book-Entry Form
The notes will be issued in book-entry form and will be represented by permanent global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a Public Market For Notes
The notes are new securities and there is currently no established market for the notes. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes. The underwriter has advised us that it currently intends to make a market in the notes. However, the underwriter is not obligated to do so, and the underwriter may discontinue any market making with respect to the notes without notice. We do not intend to apply for a listing of the notes on any securities exchange or any automated dealer quotation system.

U.S. Federal Income Tax Considerations	For the U.S. Federal Income Tax Considerations of the holding, disposition and conversion of the notes, see “Supplemental U.S. Federal Income Tax Considerations.”

NYSE Symbol for our Common Stock	WMC

Risk Factors
An investment in the notes involves risks, and prospective investors should carefully consider the matters discussed under “Risk Factors” beginning on page S-10 of this prospectus supplement and in the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q and other reports we file with the SEC pursuant to the Exchange Act that are incorporated by reference into this prospectus supplement and the accompanying prospectus, before making a decision to invest in the notes.

Unless otherwise indicated, all information in this prospectus supplement assumes no exercise by the underwriter of its right to purchase up to an additional $ million aggregate principal amount of notes from us in this offering solely to cover over-allotments.

RISK FACTORS
Investing in the notes involves a high degree of risk. You should carefully consider the risks described in the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q and any amendments thereto (which reports are incorporated by reference herein), our future periodic reports as well as the other information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, any other prospectus supplement hereto and any related free writing prospectus before making a decision to invest in the notes. These risks and uncertainties are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. Please see the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”
Risks Related to the Notes and this Offering

The notes are effectively subordinated to our secured debt and any liabilities of our subsidiaries.

The notes will rank senior in right of payment to any of our indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to any of the Existing Notes that are not repurchased in the Contemporaneous Existing Notes Repurchase Transaction and any of our liabilities that are not so subordinated; effectively junior in right of payment to any of our secured indebtedness (including our repurchase agreements) to the extent of the value of the assets securing such indebtedness; and structurally junior to any indebtedness and other liabilities (including trade payables) of our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior or equal in right of payment to the notes will be available to pay obligations on the notes only after the secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The indenture governing the notes does not prohibit us from incurring additional senior debt or secured debt, nor does it prohibit any of our subsidiaries from incurring additional liabilities.

As of June 30, 2021, we had approximately $533.1 million of recourse indebtedness, which included $364.8 million of borrowings outstanding under our repurchase agreements, and $2.2 billion in outstanding securitized debt, all of which will rank effectively senior in right of payment to the notes.
Servicing our debt will require a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.
Our ability to make scheduled payments of the principal of, to pay interest on or to refinance our indebtedness, including the notes, or to make cash payments in connection with any conversion of the notes, depends on our future performance, which is subject to economic, industry, competitive and other factors beyond our control. See the section “—Risks Related to our Business” in this prospectus supplement and section entitled “Risk Factors” in our most recent Annual Report on Form 10-K (as such information may be updated by our subsequent public filings). We may not be able to generate cash flow from operations in an amount sufficient to enable us to fund the margin calls or our other liquidity needs, including cash payments on our indebtedness (including the notes offered hereby) and the cash requirements of our future operations. Accordingly, we could be forced to either sell securities, possibly even at a loss and which could be highly dilutive, to sell our assets, either directly or through a foreclosure, under adverse market conditions or to enter into strategic alliances with other parties. Our ability to refinance our indebtedness will depend on our financial condition at such time and the financial and capital markets, which are currently experiencing significant disruptions and volatility as a result of the ongoing COVID-19 pandemic. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations. As a result, the holders of such debt could terminate their commitments, accelerate all indebtedness outstanding thereunder and potentially pursue other remedies available to them in accordance with the terms of such debt, which could lead to the foreclosure of collateral and force us into bankruptcy or liquidation.
Regulatory actions and other events may adversely affect the trading price and liquidity of the notes.
We expect that many investors in, and potential purchasers of, the notes will employ, or seek to employ, a convertible arbitrage strategy with respect to the notes. Investors would typically implement such a strategy by selling short the common stock underlying the notes and dynamically adjusting their short position while continuing to hold the notes. Investors may also implement this type of strategy by entering into swaps on our common stock in lieu of or in addition to short selling the common stock.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our common stock, borrow our common stock or enter into swaps on our common stock could adversely affect the trading price and the liquidity of the notes.

In addition, the liquidity of the market for our common stock may decline, which could reduce the number of shares available for lending in connection with short sale transactions and the number of counterparties willing to enter into equity swaps on our common stock with note investors. If investors and potential purchasers seeking to employ a convertible note arbitrage strategy are unable to borrow or enter into equity swaps on our common stock on commercially reasonable terms, then the trading price of, and the liquidity of the market for, the notes may significantly decline.
Volatility in the market price and trading volume of our common stock could adversely impact the trading price of the notes.
The stock market is currently experiencing, and in recent years has experienced, significant price and volume fluctuations that have often been unrelated to the operating performance of companies (such as the ongoing COVID-19 pandemic). The market price of our common stock could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus supplement or the documents we have incorporated by reference in this prospectus supplement or for other reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors, suppliers or other third parties regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common stock would likely adversely impact the trading price of the notes. The market price of our common stock could also be affected by possible sales of our common stock by investors who view the notes or the Existing Notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our common stock. This trading activity could, in turn, affect the trading price of the notes.

Any purchases of the Existing Notes, and related transactions by holders of the Existing Notes or purchasers of the notes offered hereby, may affect the value of the notes and our common stock.

Contemporaneously with the pricing of this offering, we expect to enter into privately negotiated exchange transactions with certain holders of the Existing Notes to exchange a portion of the Existing Notes for cash.
We expect that holders of Existing Notes that sell their Existing Notes in negotiated transactions with us may enter into or unwind various derivatives with respect to our common stock and/or purchase or sell shares of our common stock in the market. In addition, we expect that certain purchasers of the notes offered hereby may establish a short position with respect to our common stock by short selling our common stock or by entering into short derivative positions with respect to our common stock, in each case, in connection with this offering. Any of the above market activities by holders of the Existing Notes or purchasers of the notes offered hereby, as applicable, could increase (or reduce the size of any decrease in) or decrease (or reduce the size of any increase in) the market price of our common stock or the notes offered hereby at that time and we cannot predict the magnitude of such market activity or the overall effect it will have on the price of the notes offered hereby or our common stock.
Despite our current debt levels, we may still incur substantially more debt or take other actions which would intensify the risks discussed above and our future purchases of our target assets may substantially increase our leverage.
As of June 30, 2021, we had approximately $533.1 million of recourse indebtedness, which included $364.8 million of borrowings outstanding under our repurchase agreements, and $2.2 billion in outstanding securitized debt, all of which will rank effectively senior in right of payment to the notes. Despite these debt levels, we and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our debt instruments, some of which may be secured debt. We will not be restricted under the terms of the indenture governing the notes and are not restricted under the terms of the indenture governing the Existing Notes from incurring additional debt, securing existing or future debt, recapitalizing our debt or taking a number of other actions that are not limited by the terms of the indenture governing the notes that could have the effect of diminishing our ability to make payments on the notes when due.
We may not have the ability to raise the funds necessary to settle conversions of the notes or the Existing Notes or to repurchase the notes or Existing Notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes or the Existing Notes.
Holders of the notes will have the right to require us to repurchase their notes upon the occurrence of a fundamental change at a fundamental change repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, as described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes.” In addition, upon conversion of the notes, unless we elect to deliver solely shares of our common stock to settle such conversion (other than paying cash in lieu of delivering any fractional share), we will be required to make cash payments in respect of the notes being converted as described under “Description of Notes—Conversion Rights—Settlement upon Conversion.” However, we may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of notes surrendered therefor or settle conversions of notes. In addition, our ability to repurchase the notes or to pay cash upon conversions of the notes may be limited by law, by regulatory authority or by agreements governing our existing indebtedness and our future indebtedness. The Existing Notes contain substantially identical repurchase and conversion features.

Our failure to repurchase notes (or the Existing Notes) at a time when the repurchase is required by the indenture (or the indenture governing the Existing Notes) or to pay any cash payable on future conversions of the notes (or the Existing Notes) as required by the indenture (or the indenture governing the Existing Notes) would constitute a default under the indenture (or the indenture governing the Existing Notes). A default under the indenture (or the indenture governing the Existing Notes) or the fundamental change itself could also lead to a default under agreements governing our existing or future indebtedness. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and repurchase the notes or make cash payments upon conversions thereof. See also “—Servicing our debt will require a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.”
The conditional conversion feature of the notes, if triggered, may adversely affect our financial condition and operating results.
In the event the conditional conversion feature of the notes is triggered, holders of notes will be entitled to convert the notes at any time during specified periods at their option. See “Description of Notes—Conversion Rights.” If one or more holders elect to convert their notes, unless we elect to satisfy our conversion obligation by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share), we would be required to settle a portion or all of our conversion obligation through the payment of cash, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.
The accounting method for convertible debt securities that may be settled in cash, such as the notes and the Existing Notes, could have a material effect on our reported financial results.
In May 2008, the Financial Accounting Standards Board, which we refer to as FASB, issued FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement), which has subsequently been codified as Accounting Standards Codification 470-20, Debt with Conversion and Other Options, which we refer to as ASC 470-20. Under ASC 470-20, an entity must separately account for the liability and equity components of the convertible debt instruments (such as the notes and the Existing Notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of ASC 470-20 on the accounting for the notes (and the Existing Notes) is that the equity component is required to be included in the additional paid-in capital section of stockholders’ equity on our consolidated balance sheet, and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the notes (or the Existing Notes, as the case may be). As a result, we will be required to record a greater amount of non-cash interest expense in current periods presented as a result of the amortization of the discounted carrying value of the notes (and the Existing Notes) to their face amount over the term of the notes (or the Existing Notes, as the case may be). We will report lower net income in our financial results because ASC 470-20 will require interest to include both the current period’s amortization of the debt discount and the instrument’s coupon interest, which could adversely affect our reported or future financial results, the trading price of our common stock and the trading price of the notes.
In addition, under certain circumstances, convertible debt instruments (such as the notes and the Existing Notes) that may be settled entirely or partly in cash are currently eligible to be accounted for utilizing the treasury stock method, the effect of which is that the shares issuable upon conversion of the notes (or the Existing Notes, as the case may be) are not included in the calculation of diluted earnings per share except to the extent that the conversion value of the notes exceeds their principal amount. Under the treasury stock method, for diluted earnings per share purposes, the transaction is accounted for as if the number of shares of common stock that would be necessary to settle such excess, if we elected to settle such excess in shares, are issued.

In August 2020, the FASB published an Accounting Standards Update, which we refer to ASU 2020-06, eliminating the separate accounting for the debt and equity components as described above. ASU 2020-06 will be effective for SEC-reporting entities for fiscal years beginning after December 15, 2021 (or, in the case of smaller reporting companies, December 15, 2023), including interim periods within those fiscal years. Early adoption is permitted in certain circumstances for fiscal years that began after December 15, 2020, including interim periods within those fiscal years. When effective, we expect the elimination of the separate accounting described above to reduce the interest expense that we expect to recognize for the notes and the Existing Notes for accounting purposes. In addition, we expect we will be required to account for the notes and the Existing Notes in calculating diluted earnings per share using the "if-converted" method. Under that method, diluted earnings per share would generally be calculated assuming that all the notes (or the Existing Notes, as the case may be) were converted solely into shares of common stock at the beginning of the reporting period, unless the result would be anti-dilutive. The application of the if-converted method may reduce our reported diluted earnings per share. We cannot be sure whether the Accounting Standards Update, or other changes that may be made to the current or future accounting standards related to the notes and the Existing Notes or otherwise, could have an adverse impact on our financial statements.

Furthermore, if any of the conditions to the convertibility of the notes or the Existing Notes is satisfied, then we may be required under applicable accounting standards to reclassify the liability carrying value of the notes and the Existing Notes as a current, rather than a long-term, liability. This reclassification could be required even if no holders convert their notes or the Existing Notes and could materially reduce our reported working capital.
Future sales of our common stock in the public market, or the perception that such sales may occur, could lower the market price for our common stock and adversely impact the trading price of the notes.
In the future, we may sell additional shares of our common stock to raise capital. In addition, a substantial number of shares of our common stock is reserved for issuance upon the grant of equity compensation, the exercise of warrants and purchase units, sales of common stock in connection with an “at the market offering,” and conversion of the Existing Notes and the notes offered hereby. We cannot predict the size of future issuances of our common stock or sales of our common stock by our largest stockholders or the effect, if any, that they may have on the market price for our common stock. The issuance of substantial amounts of common stock by us or the sale of substantial amounts of our common stock by our largest stockholders, or the perception that such issuances and sales may occur, could adversely affect the trading price of the notes and the market price of our common stock and impair our ability to raise capital through the sale of additional equity or equity-linked securities.
Holders of notes will not be entitled to any rights with respect to our common stock, but they will be subject to all changes made with respect to our common stock to the extent we settle our conversion obligation, in whole or in part, in shares of our common stock.
Holders of notes will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock) prior to the conversion date relating to such notes (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share)) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion), but holders of notes will be subject to all changes affecting our common stock. For example, if an amendment is proposed to our amended and restated certificate of incorporation or amended and restated bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to the conversion date related to a holder’s conversion of its notes (if we have elected to settle the relevant conversion by delivering solely shares of our common stock (other than paying cash in lieu of delivering any fractional share)) or the last trading day of the relevant observation period (if we elect to pay and deliver, as the case may be, a combination of cash and shares of our common stock in respect of the relevant conversion), such holder will not be entitled to vote on the amendment, although such holder will nevertheless be subject to any changes affecting our common stock.
Ownership limitations in our amended and restated certificate of incorporation may impair the ability of holders to convert notes into our common stock.
To assist us in complying with the limitations on the concentration of ownership of a REIT imposed by the Internal Revenue Code, among other purposes, our amended and restated certificate of incorporation provides that, with certain exceptions, no person (which includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act) may beneficially or constructively own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% in value or number of shares, whichever is more restrictive, of our outstanding common stock, or of our outstanding capital stock, as the case may be, unless they receive an exemption from our board of directors. Accordingly, notwithstanding any other provision of the notes or the indenture, no holder of notes will be entitled to receive shares of our common stock following conversion of such notes to the extent that receipt of such shares of common stock would cause such holder (after application of certain constructive ownership rules) to exceed the ownership limitations contained in our amended and restated certificate of incorporation. See “Description of Capital Stock—Restrictions on ownership and transfer of our capital stock” in the accompanying prospectus.
If any delivery of shares of our common stock owed to a holder upon conversion of notes is not made, in whole or in part, as a result of the limitations described above, our obligation to make such delivery shall not be extinguished and we shall deliver such shares as promptly as practicable after any such converting holder gives notice to us that such delivery would not result in it exceeding the ownership limitations in our amended and restated certificate of incorporation. See “U.S. Federal Income Tax Considerations” in the accompanying prospectus.
The conditional conversion feature of the notes could result in you receiving less than the value of our common stock into which the notes would otherwise be convertible.
Prior to the close of business on the business day immediately preceding June 15, 2024, you may convert your notes only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the value of the cash, common stock or a combination of cash and common stock, as applicable, into which the notes would otherwise be convertible.
Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our common stock may decline after you exercise your conversion right but before we settle our conversion obligation.
Under the notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation.

Upon conversion of the notes, we have the option to pay or deliver, as the case may be, cash, shares of our common stock, or a combination of cash and shares of our common stock. If we elect to satisfy our conversion obligation in cash or a combination of cash and shares of our common stock, the amount of consideration that you will receive upon conversion of your notes will be determined by reference to the volume-weighted average price of our common stock for each trading day in a 50 trading day observation period. As described under “Description of Notes—Settlement upon Conversion,” this period would be (i) if the relevant conversion date occurs prior to June 15, 2024, the 50 consecutive trading day period beginning on, and including, the second trading day immediately succeeding such conversion date; (ii) if the relevant conversion date occurs on or after the date we have sent a redemption notice calling such note for redemption and before the related redemption date, the 50 consecutive trading day period beginning on, and including, the 51st scheduled trading day immediately preceding such redemption date; and (iii) subject to the immediately preceding clause (ii), if the relevant conversion date occurs on or after June 15, 2024, the 50 consecutive trading days beginning on, and including, the 51st scheduled trading day immediately preceding the maturity date.
Accordingly, if the price of our common stock decreases during this period, the amount and/or value of consideration you receive will be adversely affected. In addition, if the market price of our common stock at the end of such period is below the average volume-weighted average price of our common stock during such period, the value of any shares of our common stock that you will receive in satisfaction of our conversion obligation will be less than the value used to determine the number of shares that you will receive.
If we elect to satisfy our conversion obligation solely in shares of our common stock upon conversion of the notes, we will be required to deliver the shares of our common stock, together with cash for any fractional share, on the second business day following the relevant conversion date. Accordingly, if the price of our common stock decreases during this period, the value of the shares that you receive will be adversely affected and would be less than the conversion value of the notes on the conversion date.
The notes are not protected by restrictive covenants.
The indenture governing the notes does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture contains no covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change or other corporate transaction involving us except to the extent described under “Description of Notes—Fundamental Change Permits Holders to Require Us to Repurchase Notes,” “Description of Notes—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change” and “Description of Notes—Consolidation, Merger and Sale of Assets.”
The increase in the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction.
If a make-whole fundamental change occurs prior to the maturity date, under certain circumstances, we will increase the conversion rate by a number of additional shares of our common stock for notes converted in connection with such make-whole fundamental change. The increase in the conversion rate will be determined based on the effective date of the make-whole fundamental change and the price paid (or deemed to be paid) per share of our common stock in such transaction, as described below under “Description of Notes—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change.” The increase in the conversion rate for notes converted in connection with a make-whole fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price per share of our common stock paid (or deemed paid) in the transaction is greater than $ per share or less than $ per share (in each case, subject to adjustment), no additional shares will be added to the conversion rate. Notwithstanding the foregoing, in no event will the conversion rate per $1,000 principal amount of notes as a result of this adjustment exceed shares of common stock, subject to adjustment in the same manner as the conversion rate as set forth under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.”

Because in the case of a conversion in connection with a make-whole fundamental change we will not deliver the consideration due solely as a result of the increase in the conversion rate described above until after the effective date of the make-whole fundamental change, such consideration may not consist of our common stock as a result of the provisions described under “Description of Notes—Conversion Rights—Recapitalizations, Reclassifications and Changes of Our Common Stock.” Accordingly, the shares of common stock, if any, due as a result of such increase may be paid in reference property.

Our obligation to increase the conversion rate for notes converted in connection with a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.
Upon any redemption of the notes on or after June 15, 2024 and any conversion of the notes in connection therewith, the cash comprising the redemption price and, if applicable, the interest that will be paid in connection with such conversions may not fully compensate you for future interest payments or lost time value of your notes and may adversely affect your return on the notes.
On a redemption date occurring on or after June 15, 2024, we may redeem for cash all or any portion of the notes, at our option, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. If you surrender your notes for conversion following the date we deliver a redemption notice and prior to the related redemption date, interest will continue to accrue until, but not including, the date on which we deliver the conversion consideration in respect of any notes that you convert, and will be payable to you together with the conversion consideration under the circumstances described under “Description of Notes—Conversion Rights—General.” Upon such redemption, the cash comprising the redemption price and, if applicable, such additional interest due upon conversion may not fully compensate you for any future interest payments that you would have otherwise received or any other lost time value of your notes. In addition, we may choose to redeem some or all of the notes, including at times when prevailing interest rates are relatively low and you may not be able to reinvest the proceeds or conversion consideration you receive from the redemption or conversion prior to the redemption, respectively, of such notes in a comparable security at an effective interest rate as high as the interest rate on your notes being redeemed. See the section titled “Description of Notes—Redemption during Final Three Month Term of the Notes.”
The conversion rate of the notes may not be adjusted for all dilutive events.
The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance of certain stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness, or assets, cash dividends in excess of $0.06 (subject to adjustment) per quarter and certain issuer tender or exchange offers as described under “Description of Notes—Conversion Rights—Conversion Rate Adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the notes or our common stock. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.
Some significant restructuring transactions and significant changes in the composition of our board may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to repurchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of other transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings, or acquisitions initiated by us may not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, the holders would not have the right to require us to repurchase the notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of notes.
In addition, certain circumstances involving a significant change in the composition of our board may not constitute a fundamental change. In the event of any such significant change in the composition of our board, the holders would not have the right to require us to repurchase the notes and would not be entitled to an increase in the conversion rate upon conversion as described under “Description of Notes—Conversion Rights—Increase in Conversion Rate Upon Conversion Upon a Make-Whole Fundamental Change.”
Provisions in the indenture governing the notes may deter or prevent a business combination that may be favorable to you.
If a fundamental change occurs prior to the maturity date of the notes, holders of the notes will have the right, at their option, to require us to repurchase all or a portion of their notes. In addition, if a make-whole fundamental change occurs prior to the maturity date of the notes, we will in some cases be required to increase the conversion rate for a holder that elects to convert its notes in connection with such make-whole fundamental change. Furthermore, the indenture governing the notes prohibits us from engaging in certain mergers or acquisitions unless, among other things, the surviving entity assumes our obligations under the notes and the indenture. These and other provisions in the indenture could deter or prevent a third party from acquiring us even when the acquisition may be favorable to you.
Holders of the notes may not be able to determine when a fundamental change giving rise to their right to have the notes repurchased has occurred following a sale of “substantially all” of our assets.
The definition of fundamental change includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law and the interpretation of that phrase will likely depend upon particular facts and circumstances. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the sale, lease or other transfer of less than all of the consolidated assets of us and our subsidiaries, taken as a whole, may be uncertain.
We cannot assure you that an active trading market will develop for the notes.
Prior to this offering, there has been no trading market for the notes, and we do not intend to apply to list the notes on any securities exchange or to arrange for quotation on any automated dealer quotation system. We have been informed by the underwriter that it intends to make a market in the notes after the offering is completed. However, the underwriter is not obligated to make a market in the notes and may cease its market making at any time without notice. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for this type of security and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, we cannot assure you that an active trading market will develop for the notes. If an active trading market does not develop or is not maintained, the market price and liquidity of the notes may be adversely affected. In that case you may not be able to sell your notes at a particular time or you may not be able to sell your notes at a favorable price.
The notes may be treated as issued with original issue discount (“OID”) for U.S. federal income tax purposes, which amount will not be determinable prior to this offering.
The notes may be treated as issued with OID for U.S. federal income tax purposes. If the notes are treated as issued with OID, holders subject to U.S. federal income taxation will generally be required to include such OID in gross income as such amounts accrue in advance of the receipt of cash payments to which the income is attributable. See “Supplemental U.S. Federal Income Tax Considerations” for a more detailed discussion of what circumstances could result in the notes being issued with OID and the consequences of such treatment.
Any adverse rating of the notes may cause their trading price to fall.
We do not intend to seek a rating on the notes. However, if a rating service were to rate the notes and if such rating service were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announces its intention to put the notes on credit watch, the trading price of the notes could decline.
We may elect to deliver cash or a combination of cash and shares of our common stock upon conversion. Therefore, you may receive no shares of our common stock or fewer shares than the number into which your notes are convertible.
Because we have the right to elect cash settlement or combination settlement, upon conversion, you may not receive any shares of our common stock or you may receive fewer shares of our common stock relative to the conversion value of the notes than you would have received if we had elected physical settlement. In addition, in the event of our bankruptcy, insolvency or certain similar proceedings during the observation period, there is a risk that a bankruptcy court may decide your claim to receive such cash and/or shares of our common stock could be subordinated further to the claims of our other creditors or treated as an equity interest in bankruptcy.
Conversion of the notes and the Existing Notes may dilute the ownership interest of existing stockholders, including holders who had previously converted their notes.
To the extent we issue shares of our common stock upon conversion of the notes or the Existing Notes, the conversion of some or all of the notes or the Existing Notes will dilute the ownership interests of existing stockholders. Any sales in the public market of shares of our common stock issuable upon such conversion of the notes could adversely affect prevailing market prices of our common stock.
You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.
The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of certain cash dividends in excess of the “dividend threshold.” If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, you may be deemed to have received a dividend subject to U.S. federal income tax without the receipt of any cash. In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in us could be treated as a deemed taxable dividend to you. If a make-whole fundamental change occurs prior to the maturity date of the notes, under some circumstances, we will increase the conversion rate for notes converted in connection with the make-whole fundamental change. Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend. In addition, if you are a Non-U.S. Holder (as defined in “Supplemental U.S. Federal Income Tax Considerations”), you may be subject to U.S. federal withholding taxes in connection with such a deemed distribution. If we pay withholding taxes on your behalf as a result of an adjustment to the conversion rate of the notes, we may, at our option, set off such payments against payments of cash and common stock on the notes. See the discussions under “Supplemental U.S. Federal Income Tax Considerations—The Notes—Considerations for U.S. Holders—Constructive distributions” and “Supplemental U.S. Federal Income Tax Considerations—The Notes—Considerations for Non-U.S. Holders—Constructive distributions.”
The notes will initially be held in book-entry form, and, therefore, holders must rely on the procedures and the relevant clearing systems to exercise their rights and remedies.
Unless and until certificated notes are issued in exchange for book-entry interests in the notes, owners of the book-entry interests will not be considered owners or holders of notes. Instead, DTC or its nominee will be the sole holder of the notes. Payments of principal, interest and other amounts owing on or in respect of the notes in global form will be made to the paying agent, which will make payments to DTC. Thereafter, such payments will be credited to DTC participants’ accounts that hold book-entry interests in the notes in global form and credited by such participants to indirect participants. Unlike holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents or requests for waivers or other actions from holders of the notes. Instead, if a holder owns a book-entry interest, such holder will be permitted to act only to the extent such holder has received appropriate proxies to do so from DTC or, if applicable, a DTC participant. The procedures implemented for the granting of such proxies may not be sufficient to enable holders to vote on any requested actions on a timely basis.
Risks Related to Ownership of Our Common Stock
The market price and trading volume of our common stock may vary substantially.
Our common stock is listed on the NYSE under the symbol “WMC.” The stock markets, including the NYSE, have experienced significant price and volume fluctuations currently and over the past several years. As a result, the market price of our common stock is likely to be similarly volatile, and investors in our common stock may experience a decrease in the value of their shares. Accordingly, no assurance can be given as to the ability of our stockholders to sell their common stock or the price that our stockholders may obtain for their common stock.
Some of the factors that could negatively affect the market price of our common stock include:
•    actual or anticipated variations in our quarterly operating results;
•    changes in our earnings estimates or publication of research reports about us or the real estate industry;
•    changes in market valuations of similar companies;

•    adverse market reaction to any increased indebtedness we incur in the future;
•    additions to or departures of our Manager's key personnel;
•    actions by our stockholders;
•    changes in our dividend policy or payments;
•    speculation in the press or investment community; and
•    adverse changes in general stock and bond market conditions, including as a result of pandemics and health crises, such as the ongoing COVID-19 pandemic.
Market factors unrelated to our performance could also negatively impact the market price of our common stock. One of the factors that investors may consider in deciding whether to buy or sell our common stock is our distribution rate as a percentage of our stock price relative to market interest rates. If market interest rates increase, prospective investors may seek alternative investments paying higher dividends or interest. As a result, interest rate fluctuations and conditions in the capital markets can affect the market value of our common stock. For instance, if interest rates rise, it is likely that the market price of our common stock will decrease as market rates on interest-bearing securities increase.
We have not established a minimum distribution payment level and we cannot assure you of our ability to pay distributions in the future.
We intend to pay quarterly distributions and to make distributions to our stockholders in an amount such that we distribute all or substantially all of our net taxable income, calculated in accordance with the REIT requirements, each year. We have not established a minimum distribution payment level and our ability to pay distributions may be adversely affected by a number of factors, including the risk factors described herein. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, debt covenants, maintenance of our REIT qualification and other factors our board of directors may deem relevant from time to time. We believe that a change in any one of the following factors could adversely affect our results of operations and impair our ability to pay distributions to our stockholders:
•    the profitability of our existing investments and the investment of net proceeds of any subsequent offering;
•    our ability to make profitable investments;
•    margin calls or other expenses that reduce our cash flow;
•    decreases in the value of our portfolio or defaults in our asset portfolio; and
•    the fact that anticipated operating expense levels may not prove accurate, as actual results may vary from estimates.
We cannot assure you that we will achieve investment results that will allow us to make a specified level of cash distributions or year-to-year increases in cash distributions in the future. In addition, some of our distributions may include a return in capital.

Future offerings of debt or equity securities, which would rank senior to our common stock, may adversely affect the market price of our common stock.
If we decide to issue debt or equity securities in the future, which would rank senior to our common stock, it is likely that they will be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock and may result in dilution to owners of our common stock. We and, indirectly, our stockholders, will bear the cost of issuing and servicing such securities. Because our decision to issue debt or equity securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, holders of our common stock will bear the risk of our future offerings reducing the market price of our common stock and diluting the value of their stock holdings in us. Furthermore, the compensation payable to our Manager will increase as a result of future issuances of our equity securities, including issuances upon exercise of the warrants, described below, even if the issuances are dilutive to existing stockholders.
We may pay taxable dividends in our common stock and cash, in which case stockholders may sell shares of our common stock to pay tax on such dividends, placing downward pressure on the market price of our common stock.
We generally must distribute annually at least 90% of our REIT taxable income (subject to certain adjustments and excluding any net capital gain), in order to qualify as a REIT, and any REIT taxable income that we do not distribute will be subject to U.S. corporate income tax at regular rates. Our board of directors will evaluate dividends in future periods based upon customary consideration, such as our cash balances, and cash flows and market conditions and could consider paying future dividends in shares of common stock, cash, or a combination of shares of common stock and cash.
If we make a taxable dividend payable in cash and common stock, taxable stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits, as determined for U.S. federal income tax purposes. As a result, stockholders may be required to pay income tax with respect to such dividends in excess of the cash dividends received. If a U.S. stockholder sells the common stock that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of our common stock at the time of the sale. Furthermore, with respect to certain non-U.S. stockholders, we may be required to withhold U.S. federal income tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in common stock. If we make a taxable dividend payable in cash and our common stock and a significant number of our stockholders determine to sell shares of our common stock in order to pay taxes owed on dividends, it may put downward pressure on the trading price of our common stock.
Risks Related to Our Business

The COVID-19 pandemic and measures intended to prevent its spread have had and may continue to have a material adverse effect on our business, results of operations, liquidity and financial condition.
The COVID-19 pandemic is causing significant disruptions to the U.S. and global economies and has contributed to volatility and negative pressure in financial markets. The outbreak has led governments and other authorities around the world to impose measures intended to control its spread, including restrictions on freedom of movement and business operations such as travel bans, border closings, business closures, quarantines and shelter-in-place orders. The actual and potential impact and duration of COVID-19 or another pandemic have and are expected to continue to have significant repercussions across regional, national and global economies and financial markets, and have triggered a period of regional, national and global economic slowdown and may trigger a longer term recession. The impact of the pandemic and measures to prevent its spread have negatively impacted us and could further negatively impact our business. To the extent current conditions persist or worsen, we expect there to be a materially negative effect on the value of our assets and our results of operations, and, in turn, cash available for distribution to our stockholders. Moreover, many risk factors set forth in the Company’s most recent Annual Report on Form 10-K and any subsequent Quarterly Report on Form 10-Q, and any amendments thereto, should be interpreted as heightened risks as a result of the ongoing and numerous adverse impacts of the COVID-19 pandemic.
Our commercial mortgages collateralized by hotels, retail properties were disproportionately impacted by the effects of COVID-19. We expect over the near- and long-term that the economic impacts of the pandemic will impact the financial stability of these borrowers As a result, some of our borrowers experienced financial hardship, making it difficult to meet their payment obligations to us, leading to requests for forbearance and elevated levels of delinquency and default, which had and may continue to have an adverse effect on our business, the value of these assets and our results of operations and financial condition. Future outbreaks involving COVID-19 or other highly infectious or contagious diseases could have similar adverse effects.
We are subject to risks related to residential mortgages. Over the near and long term, the economic and market disruptions caused by the COVID-19 pandemic are likely to adversely impact the financial condition of borrowers underlying our residential mortgage loan investments, As a result, we anticipate that the number of borrowers who become delinquent or default on their loans may increase significantly. Such increased levels of payment delinquencies, defaults, foreclosures, or losses would adversely affect our business, the value of these assets, results of operations and financial position. Future outbreaks involving other highly infectious or contagious diseases could have similar adverse effects.
The extent to which the COVID-19 pandemic impacts our business will depend on future developments which are highly uncertain and cannot be predicted including new information which may emerge concerning the severity of COVID-19 and the actions to contain the pandemic or treat its impact, among others. If these effects continue for a prolonged period or result in a global economic slowdown or recession, many of the risk factors identified in our most recent Annual Report on Form 10-K and any subsequent Quarterly Report on Form 10-Q, and any amendments thereto, could be exacerbated and such effects could have a material adverse impact on our results of operations, value of our investments and cash available for distribution to our stockholders.
In 2020, we changed our interest rate hedging strategy and closed out of, or terminated all of our interest rate hedges, incurring realized losses. As a result, interest rate risk exposure that is associated with certain of our assets and liabilities is no longer being hedged in the manner that we previously used to address interest rate risk and our revised strategy to address interest rate risk may not be effective and could result in the occurrence of future realized losses.
In response to the market dislocations resulting from the global pandemic of COVID-19 in 2020, we made the determination that certain of our interest rate hedges were no longer effective in hedging asset market values and, as of March 23, 2020, had terminated or closed out all of our outstanding interest rate hedges and, overall, incurred realized losses. While we are monitoring market conditions and determining when we believe it would be appropriate and effective to re-implement interest rate hedging strategies, including by taking into account our future business activities and assets and liabilities, we will be exposed to the impact that changes in benchmark interest rates may have on the value of the loans, securities and other assets we own that are sensitive to interest rate changes, as well as long-term debt obligations that are sensitive to interest rate changes. There can be no assurance that future market conditions and our financial condition in the future will enable us to re-establish an effective interest rate risk hedging program, even if in the future we believe it would otherwise be appropriate or desirable to do so.
We cannot predict the effect that government policies, laws, and plans adopted in response to the COVID-19 pandemic or other future outbreaks involving highly infectious or contagious diseases and resulting recessionary economic conditions will have on us.
Governments have adopted, and we expect will continue to adopt, policies, laws, and plans intended to address the COVID-19 pandemic and adverse developments in the credit, financial, and mortgage markets that it has caused. We cannot assure you that these programs will be effective, sufficient, or otherwise have a positive impact on our business.
Market and economic disruptions caused by the COVID-19 pandemic have made it more difficult for us to determine the fair value of our investments.
Market-based inputs are generally the preferred source of values for purposes of measuring the fair value of our assets under U.S. GAAP. However, the markets for our investments have and continue to experience extreme volatility, reduced transaction volume and liquidity, and disruption as a result of the COVID-19 pandemic, which has made it more difficult for us, and for the providers of third-party valuations that we use, to rely on market-based inputs in connection with the valuation of our assets under U.S. GAAP. The fair value of certain of our investments may fluctuate over short periods of time, and our determinations of fair value may differ materially from the values that would have been used if a ready market for these investments existed. The value of our common and our results of operations could be adversely affected if our determinations regarding the fair value of these investments were materially higher than the values that we ultimately realize upon their disposal.

USE OF PROCEEDS
We expect to receive net proceeds from the sale of the notes totaling approximately $ million, after deducting underwriting discounts and estimated offering expenses. If the underwriter’s over-allotment option is exercised in full, our net proceeds from the offering will be approximately $ million, after deducting underwriting discounts and estimated offering expenses.
We intend to use the net proceeds from this offering, together with up to $25 million of cash on hand, to finance the Contemporaneous Existing Notes Repurchase Transaction described above and the remainder, if any, of the net proceeds for general corporate purposes. See “Summary—The Offering—Contemporaneous Existing Notes Repurchase Transaction” and “Capitalization.”

CAPITALIZATION
The following table sets forth our capitalization at June 30, 2021 on an actual basis and as adjusted to give effect to the sale of $ million principal amount of notes in this offering and the application of the net proceeds therefrom, together with up to $25 million of cash on hand, to finance the Contemporaneous Existing Notes Repurchase Transaction. The remainder, if any, of the net proceeds will be used for general corporate purposes. See “Use of Proceeds.”
This table should be read in conjunction with our unaudited consolidated financial statements and the related notes thereto included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, which is incorporated by reference into this prospectus supplement.

	As of June 30, 2021
	Actual	As Adjusted
	(unaudited) (Dollars in thousands)
Assets:
Cash and cash equivalents	$45,775

Debt:
Borrowings under repurchase agreements, net	364,835	364,835
Securitized debt, net	2,221,860	2,221,860
Convertible senior unsecured notes, net(1)(3)	165,413
% convertible senior notes due September 15, 2024 offered hereby	—
Total debt	2,752,108
Stockholders’ equity:
Common Stock: par value $0.01 per share; 500,000,000 shares authorized and 53,423,876 issued and outstanding	609	609
Preferred Stock, par value $0.01 per share; 100,000,000 shares authorized and no shares issued and outstanding	—	—
Treasury stock, at cost, 100,000 and 0 shares held, respectively	(578)	(578)
Additional paid-in capital(2)	915,782	915,782
Retained earnings (accumulated deficit)	(699,920)	(699,920)
Total Stockholders' Equity	215,893	215,893
Total Capitalization(2)	$2,968,001	$

(1)    The amount presented in the "As Adjusted" column reflects the August 2021 repurchases by the Company of $22.3 million of the Existing Notes. See “Summary—Recent Developments—Existing Notes Repurchase.”
(2)    The issuance of the notes after giving effect to the application of ASC 470-20 will result in an increase to additional paid-in capital for the bifurcation of the equity component from the debt instrument. However, amounts shown in the table above do not reflect the application of ASC 470-20 to the notes.
(3)    The amount presented in the “As Adjusted” column assumes we successfully repurchase $ million in aggregate principal amount of the Existing Notes in the Contemporaneous Existing Notes Repurchase Transaction. See “Summary—The Offering—Contemporaneous Existing Notes Repurchase Transaction” and “Use of Proceeds.”

DESCRIPTION OF NOTES
We will issue the notes under a base indenture, dated October 2, 2017, between us and Wells Fargo Bank, National Association (the “trustee”), as supplemented by a supplemental indenture with respect to the notes, to be dated as of the date of the initial issuance of the notes. In this section, we refer to the base indenture (the “base indenture”), as supplemented by such supplemental indenture (the “supplemental indenture”), collectively as the “indenture.” This description of the notes supplements and, to the extent it is inconsistent, replaces the description of the general provisions of the notes and the base indenture in the accompanying prospectus. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

You may request a copy of the indenture from us as described under “Where You Can Find More Information.”

The following description is a summary of the material provisions of the notes and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

For purposes of this description, references to “we,” “our” and “us” refer only to Western Asset Mortgage Capital Corporation and not to any of its subsidiaries.

General

The notes will:

•be our general unsecured, senior obligations;
•initially be limited to an aggregate principal amount of $ million (or $ million if the underwriter’s over-allotment option is exercised in full);
•bear cash interest from September , 2021 at an annual rate of % payable semiannually in arrears on March 15 and September 15 of each year, beginning on March 15, 2022;
•be subject to repurchase by us at the option of the holders following a fundamental change (as defined below under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”), at a fundamental change repurchase price equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date;
•be subject to redemption at our option, in whole or from time to time in part, on or after June 15, 2024;
•mature on September 15, 2024, unless earlier converted, repurchased or redeemed;
•be issued in minimum denominations of $1,000 and multiples of $1,000; and
•be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “—Book-entry, Settlement and Clearance.”
Subject to satisfaction of certain conditions and during the periods described below, the notes may be converted at an initial conversion rate of shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $ per share of common stock). The conversion rate is subject to adjustment if certain events occur.

We will settle conversions of notes by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, as described under “—Conversion Rights—Settlement upon Conversion.” You will not receive any separate cash payment for interest, if any, accrued and unpaid to the conversion date except under the limited circumstances described below.
The indenture will not limit the amount of debt that may be issued by us or our subsidiaries under the indenture or otherwise. The indenture will not contain any financial covenants and will not restrict us from paying dividends or issuing or repurchasing our other securities. Other than restrictions described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” and “—Consolidation, Merger and Sale of Assets” below and except for the provisions set forth under “—Conversion Rights—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change,” the indenture will not contain any covenants or other provisions designed to afford holders of the notes protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.
We may, without the consent of, or notice to, the holders, reopen the indenture for the notes and issue additional notes under the indenture with the same terms as the notes offered hereby (other than differences in the issue date, the issue price and interest accrued prior to the issue date of such additional notes) in an unlimited aggregate principal amount; provided that if any such additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax or securities law purposes, such additional notes will have one or more separate CUSIP numbers.
We do not intend to list the notes on any securities exchange or any automated dealer quotation system.
Except to the extent the context otherwise requires, we use the term “notes” in this prospectus supplement to refer to each $1,000 principal amount of notes. We use the term “common stock” in this prospectus supplement to refer to our common stock, $0.01 par value per share. References in this prospectus supplement to a “holder” or “holders” of notes that are held through The Depository Trust Company (“DTC”) are references to owners of beneficial interests in such notes, unless the context otherwise requires. However, we and the trustee will treat the person in whose name the notes are registered (Cede & Co., in the case of notes held through DTC) as the owner of such notes for all purposes. References herein to the “close of business” refer to 5:00 p.m., New York City time, and to the “open of business” refer to 9:00 a.m., New York City time.
Purchase and Cancellation
We may cause all notes properly surrendered for payment, redemption, repurchase (including as described below), registration of transfer or exchange or conversion, if surrendered to any person other than the trustee (including any of our agents, subsidiaries or affiliates), to be delivered to the trustee. Upon receipt of a written order from us, all notes delivered to the trustee shall be cancelled promptly by the trustee. Except for notes surrendered for registration of transfer or exchange, no notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.
We may, to the extent permitted by law, and directly or indirectly (regardless of whether such notes are surrendered to us), repurchase notes in the open market or otherwise, whether by us or our subsidiaries or through a private or public tender or exchange offer or through counterparties pursuant to private agreements, including by cash-settled swaps or other derivatives, in each case, without prior written notice to the holders. We may cause any notes so repurchased (other than notes repurchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the trustee for cancellation, and they will no longer be considered “outstanding” under the indenture upon their repurchase.
Payments on the Notes; Paying Agent and Registrar; Transfer and Exchange

We will pay the principal of, and interest on, notes in global form registered in the name of or held by DTC or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note.
We will pay the principal of any certificated notes at the office or agency designated by us for that purpose. We have initially designated the trustee as our paying agent and registrar and its corporate trust office as a place where notes may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we may act as paying agent or registrar. Interest on certificated notes will be payable (i) to holders having an aggregate principal amount of $5,000,000 or less, by check mailed to the holders of these notes and (ii) to holders having an aggregate principal amount of more than $5,000,000, either by check mailed to each holder or, upon application by such a holder to the registrar not later than the relevant regular record date, by wire transfer in immediately available funds to that holder’s account within the United States, which application shall remain in effect until the holder notifies, in writing, the registrar to the contrary. Any transfer or exchange of beneficial interests in a global note will be subject to the applicable procedures of DTC. See "—Book-Entry, Settlement and Clearance."
A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. We are not required to transfer or exchange any note surrendered for conversion, required repurchase or redemption.
The registered holder of a note will be treated as its owner for all purposes.
Interest
The notes will bear cash interest at a rate of % per year until maturity. Interest on the notes will accrue from September , 2021 or from the most recent date on which interest has been paid or duly provided for. Interest will be payable semiannually in arrears on March 15 and September 15 of each year, beginning on March 15, 2022.
Interest will be paid to the person in whose name a note is registered at the close of business on March 1 or September 1 (whether or not a business day), as the case may be, immediately preceding the relevant interest payment date (each, a “regular record date”). Interest on the notes will be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed in a 30-day month.
If any interest payment date, the maturity date, any redemption date or any earlier required repurchase date upon a fundamental change of a note falls on a day that is not a business day, the required payment will be made on the next succeeding business day with the same force and effect as if made on such scheduled payment date and no interest on such payment will accrue in respect of the delay. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.
Unless the context otherwise requires, all references to interest in this prospectus supplement include additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of Default.”
Ranking
The notes will be our general unsecured obligations that rank senior in right of payment to all of our indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equal in right of payment with all of our liabilities that are not so subordinated, including the Existing Notes that are not repurchased in the Contemporaneous Existing Notes Repurchase Transaction. The notes will effectively rank junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure secured debt will be available to pay obligations on the notes only after all indebtedness under such secured debt has been repaid in full from such assets. The notes will rank structurally junior to all indebtedness and other liabilities of our subsidiaries (including trade payables). We advise you that there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.
As of June 30, 2021, we had approximately $533.1 million of recourse indebtedness, which included $364.8 million of borrowings outstanding under our repurchase agreements, and $2.2 billion in outstanding securitized debt, all of which will rank effectively senior in right of payment to the notes.
The ability of our subsidiaries to pay dividends and make other payments to us is restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries may become a party. We may not be able to pay the cash portions of any settlement amount upon conversion of the notes, or to pay cash for the fundamental change repurchase price upon a fundamental change if a holder requires us to repurchase notes as described below. See “Risk Factors—Risks Related to the Notes and this Offering—We may not have the ability to raise the funds necessary to settle conversions of the notes or the Existing Notes or to repurchase the notes or the Existing Notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes or the Existing Notes.”
Ownership Limit
Our amended and restated certificate of incorporation (our “Charter”) contains restrictions on the number of shares of our common stock that a person may own, among other reasons, in order to protect our status as a REIT for U.S. federal income tax purposes. Subject to certain exceptions described in “Description of Capital Stock—Restrictions on ownership and transfer of our capital stock” in the accompanying prospectus, no person (which includes a group as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) may beneficially or constructively own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code of 1986, as amended, more than 9.8% in value or number of shares, whichever is more restrictive, of our outstanding common stock, or of our outstanding capital stock, as the case may be, unless they receive an exemption from our board of directors. Accordingly, notwithstanding any other provision of the notes or the indenture, no holder of notes will be entitled to receive shares of common stock following conversion of such notes to the extent that receipt of such shares of common stock would cause such holder (after application of certain constructive ownership rules) to exceed the ownership limitations contained in our Charter.
If any delivery of shares of our common stock owed to a holder upon conversion of notes is not made, in whole or in part, as a result of the limitations described above, our obligation to make such delivery shall not be extinguished and we shall deliver such shares as promptly as practicable after any such converting holder gives notice to us that such delivery would not result in it exceeding the ownership limitations in our Charter. See “Risk Factors—Risks Related to the Notes and this Offering—Ownership limitations in our amended and restated certificate of incorporation may impair the ability of holders to convert notes into our common stock.”
Redemption during Final Three Month Term of the Notes
We may not redeem the notes prior to June 15, 2024. On or after June 15, 2024, we may redeem the notes for cash, in whole or from time to time in part, at our option at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date (unless the redemption date falls after a record date and on or prior to the interest payment date to which such record date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such record date and the redemption price will be equal to 100% of the principal amount of the notes to be redeemed). In the case of any optional redemption, we will provide not less than 60 nor more than 80 scheduled trading days’ notice before the redemption date to each holder of notes; provided that if we elect physical settlement for conversion dates occurring on or after June 15, 2024 in accordance with the indenture, we will provide not less than 10 nor more than 80 scheduled trading days’ notice before such redemption date to each holder of notes. The redemption date must be a business day.

If you surrender your notes for conversion following the date we deliver a redemption notice and prior to the related redemption date, interest will continue to accrue until, but not including, the date on which we deliver the conversion consideration in respect of any notes that you convert, and will be payable to you together with the conversion consideration under the circumstances described under “— Conversion Rights — General” below.
If we decide to redeem fewer than all of the outstanding notes, the notes shall be selected to be redeemed (in principal amounts of $1,000 or multiples thereof) in accordance with the applicable procedures of DTC, in the case of global notes, and by lot, in the case of certificated notes.
If a portion of your note is selected for partial redemption and you convert a portion of the same note, the converted portion will be deemed to be from the portion selected for redemption.
In the event of any redemption in part, we will not be required to register the transfer of or exchange any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.
No notes may be redeemed if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to the redemption date (except in the case of an acceleration resulting from a default by us in the payment of the redemption price with respect to such notes).
Conversion Rights
General
Prior to the close of business on the business day immediately preceding June 15, 2024, the notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “—Conversion upon Satisfaction of Sale Price Condition,” “—Conversion upon Satisfaction of Trading Price Condition” and “—Conversion upon Specified Corporate Events.” On or after June 15, 2024 until the close of business on the second business day immediately preceding the maturity date, holders may convert all or any portion of their notes at the conversion rate at any time irrespective of the foregoing conditions. Notwithstanding the immediately preceding sentence, if we call notes for redemption, a holder of notes may convert notes held by it that are subject to such redemption only until the close of business on the second business day immediately preceding the redemption date (or, if we fail to pay the redemption price on the redemption date, such later date on which we pay the redemption price).
The conversion rate will initially be shares of common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $ per share of common stock). Upon conversion of a note, we will satisfy our conversion obligation by paying or delivering, as the case may be, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, all as set forth below under “—Settlement upon Conversion.” If we satisfy our conversion obligation solely in cash or through payment and delivery, as the case may be, of a combination of cash and shares of our common stock, the amount of cash and shares of common stock, if any, due upon conversion will be based on a daily conversion value (as defined below) calculated on a proportionate basis for each trading day in a 50 trading day observation period (as defined below under “—Settlement upon Conversion”). The trustee will initially act as the conversion agent.
A holder may convert fewer than all of such holder’s notes so long as the notes converted are a multiple of $1,000 principal amount.
Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest, if any, except as described below, and we will not adjust the conversion rate to account for any such accrued and unpaid interest. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of delivering any fractional share as described under “—Settlement upon Conversion.” Our payment and delivery, as the case may be, to you of the cash, shares of our common stock or a combination thereof, as the case may be, into which a note is convertible, and, for a conversion date following any date we deliver a redemption notice and prior to the related redemption date that occurs on or prior to the record date immediately preceding the maturity date, cash in respect of the accrued and unpaid interest on such note to, but not including, the date on which we deliver the applicable conversion consideration, will be deemed to satisfy in full our obligation to pay:
•the principal amount of the note; and
•accrued and unpaid interest, if any, to, but not including, the relevant conversion date.
As a result, except for a conversion date following any date we deliver a redemption notice and prior to the related redemption date that occurs on or prior to the record date immediately preceding the maturity date, accrued and unpaid interest, if any, to, but not including, the relevant conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Upon a conversion of notes into a combination of cash and shares of our common stock, accrued and unpaid interest will be deemed to be paid first out of the cash paid upon such conversion.
Notwithstanding the immediately preceding paragraph, if notes are converted after the close of business on a regular record date for the payment of interest, holders of such notes at the close of business on such regular record date will receive the full amount of interest payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes surrendered for conversion during the period from the close of business on any regular record date to the open of business on the immediately following interest payment date must be accompanied by funds equal to the amount of interest payable on the notes so converted; provided that no such payment need be made:
•for conversions following the regular record date immediately preceding the maturity date;
•if we have specified a fundamental change repurchase date that is after a regular record date and on or prior to the business day immediately following the corresponding interest payment date;
•if we have specified a redemption date that is after the record date immediately preceding the maturity date and on or prior to the maturity date; or
•to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.
Therefore, for the avoidance of doubt, all record holders on the regular record date immediately preceding the maturity date will receive the full interest payment due on the maturity date regardless of whether their notes have been converted following such regular record date.
Following the date on which we deliver a redemption notice as described under “—Redemption during Final Three Month Term of the Notes” that provides for a redemption date that is on or prior to the record date immediately preceding the maturity date, if you surrender your notes for conversion prior to the redemption date, interest will continue to accrue until the date on which we deliver the conversion consideration in respect of any notes that you convert, and will be payable to you together with the conversion consideration.
If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on any issuance of any shares of our common stock upon the conversion, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.
Holders may surrender their notes for conversion under the following circumstances only:
Conversion upon Satisfaction of Sale Price Condition
Prior to the close of business on the business day immediately preceding June 15, 2024, a holder may surrender all or any portion of its notes for conversion at any time during any calendar quarter commencing after the calendar quarter ending on December 31, 2021 (and only during such calendar quarter), if the last reported sale price of the common stock for at least 20 trading days (whether or not consecutive) during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter is greater than or equal to 110% of the conversion price on each applicable trading day. With respect to the above, neither the trustee nor the conversion agent shall have any obligation to make any calculations or to determine whether the notes may be surrendered for conversion, or to notify us, DTC (or any successor depositary) or any holders of the notes if the notes have become convertible.
The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.
Except for purposes of determining amounts due upon conversion, “trading day” means a day on which (i) trading in our common stock (or other security for which a closing sale price must be determined) generally occurs on The New York Stock Exchange or, if our common stock (or such other security) is not then listed on The New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock (or such other security) is then listed or, if our common stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock (or such other security) is then traded, and (ii) a last reported sale price for our common stock (or closing sale price for such other security) is available on such securities exchange or market. If our common stock (or such other security) is not so listed or traded, “trading day” means a “business day.”
Conversion upon Satisfaction of Trading Price Condition
Prior to the close of business on the business day immediately preceding June 15, 2024, a holder of notes may surrender all or any portion of its notes for conversion at any time during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of notes, as determined following a written request by a holder of notes in accordance with the procedures described below, for each trading day of the measurement period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each such trading day.
The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the bid solicitation agent for $1,000,000 principal amount of notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select for this purpose; provided that if three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. Any such determination will be conclusive absent manifest error. If the bid solicitation agent cannot reasonably obtain at least one bid for $1,000,000 principal amount of notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the conversion rate. If (x) we are not acting as bid solicitation agent, and we do not, when we are required to, instruct the bid solicitation agent to obtain bids, or if we give such instruction to the bid solicitation agent, and the bid solicitation agent fails to make such determination, or (y) we are acting as bid solicitation agent and we fail to make such determination, then, in either case, the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the conversion rate on each trading day of such failure.
The bid solicitation agent (if other than us) shall have no obligation to determine the trading price per $1,000 principal amount of notes unless we have requested such determination in writing and we shall have no obligation to make such request (or, if we are acting as bid solicitation agent, we shall have no obligation to determine the trading price) unless a holder of at least $1,000,000 aggregate principal amount of notes provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our common stock and the conversion rate. At such time, we shall instruct the bid solicitation agent (if other than us) to determine, or if we are acting as bid solicitation agent, we shall determine, the trading price per $1,000 principal amount of notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate. If the trading price condition has been met, following a request as described above, we will so notify the holders, the trustee and the conversion agent (if other than the trustee). If, at any time after the trading price condition has been met, following a request as described above, the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate for such date, we will notify the holders, the trustee and the conversion agent (if other than the trustee) that the trading price condition is no longer met and thereafter neither we nor the bid solicitation agent (if other than us) shall be required to solicit bids again until a new holder request is made in accordance with the above.
We will initially act as the bid solicitation agent.
Conversion upon Specified Corporate Events
Certain Distributions
If, prior to the close of business on the business day immediately preceding June 15, 2024, we elect to:
•issue to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance; or
•distribute to all or substantially all holders of our common stock our assets, securities or rights to purchase our securities, which distribution has a per share value, as reasonably determined by us, exceeding 10% of the last reported sale price of our common stock on the trading day preceding the date of announcement for such distribution, then, in either case, we must notify the holders of the notes (with a copy to the conversion agent) at least 60 scheduled trading days prior to the ex-dividend date for such issuance or distribution; provided that if, at a time when we are otherwise permitted to elect to settle conversion of notes by physical settlement, we elect physical settlement for conversions that occur during the distribution conversion period (as defined below), we may provide at least 10 scheduled trading days’ notice prior to the ex-dividend date for such issuance or distribution. Once we have given such notice, holders may surrender all or any portion of their notes for conversion at any time until the earlier of the close of business on the business day immediately preceding the ex-dividend date for such issuance or distribution and our announcement that such issuance or distribution will not take place (such period, the "distribution conversion period"), even if the notes are not otherwise convertible at such time. Holders of the notes will not, however, have the right to convert pursuant to the above if they participate, at the same time and upon the same terms, as holders of our common stock in any of the transactions described above without having to convert their notes as if they held a number of shares of common stock equal to the applicable conversion rate as of the record date for such issuance or distribution multiplied by the principal amount (expressed in thousands) of notes held by such holder.
Certain Corporate Events
If a transaction or event that constitutes a “fundamental change” (as defined under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes”) or a “make-whole fundamental change” (as defined under “—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change”) occurs prior to the close of business on the business day immediately preceding June 15, 2024, regardless of whether a holder has the right to require us to repurchase the notes as described under “—Fundamental Change

Permits Holders to Require Us to Repurchase Notes,” or if we are a party to a consolidation, merger, binding share exchange, or transfer or lease of all or substantially all of our assets (other than a merger effected solely to change our jurisdiction of incorporation that does not otherwise constitute a fundamental change or a make-whole fundamental change), in each case, pursuant to which our common stock would be converted into cash, securities or other assets prior to the close of business on the business day immediately preceding June 15, 2024, all or any portion of a holder’s notes may be surrendered for conversion at any time from or after the effective date of the transaction until 35 trading days after such effective date or, if such transaction also constitutes a fundamental change, until the related fundamental change repurchase date. We will notify holders, the trustee and the conversion agent (if other than the trustee) no later than the effective date of such transaction.
Conversions on or after June 15, 2024
On or after June 15, 2024, a holder may convert all or any portion of its notes at any time prior to the close of business on the second business day immediately preceding the maturity date regardless of the foregoing conditions.
Conversion Procedures
If you hold a beneficial interest in a global note, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global note and, if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled. As such, if you are a beneficial owner of the notes, you must allow for sufficient time to comply with DTC’s procedures if you wish to exercise your conversion rights. The exercise of such conversion rights shall be irrevocable.
If you hold a certificated note, to convert you must:
•complete and manually sign the conversion notice on the back of the note, or a facsimile of the conversion notice;
•deliver the conversion notice, which is irrevocable, and the note to the conversion agent;
•if required, furnish appropriate endorsements and transfer documents; and
•if required, pay funds equal to interest payable on the next interest payment date to which you are not entitled.
We refer to the date you comply with the relevant procedures for conversion described above as the “conversion date.”
If a holder has already delivered a repurchase notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the repurchase notice in accordance with the relevant provisions of the indenture. If a holder submits its notes for required repurchase, the holder’s right to withdraw the repurchase notice and convert the notes that are subject to repurchase will terminate at the close of business on the business day immediately preceding the relevant fundamental change repurchase date.
Settlement upon Conversion
Upon conversion, we may choose to pay or deliver, as the case may be, either cash (“cash settlement”), shares of our common stock (“physical settlement”) or a combination of cash and shares of our common stock (“combination settlement”), as described below. We refer to each of these settlement methods as a “settlement method.”
All conversions for which the relevant conversion date occurs on or after June 15, 2024 (including a conversion date following any date we deliver a redemption notice and prior to the related redemption date) will be settled using the same settlement method. Except for any conversions for which the relevant conversion date occurs on or after June 15, 2024, we will use the same settlement method for all conversions with the same conversion date, but we will not have any obligation to use the same settlement method with respect to conversions with different conversion dates. That is, we may choose for notes converted on one conversion date to settle conversions in physical settlement, and choose for notes converted on another conversion date cash settlement or combination settlement.
If we elect a settlement method, we will inform holders so converting through the trustee of the settlement method we have selected no later than the close of business on the trading day immediately following the related conversion date (or in the case of (i) any conversions for which the relevant conversion date occurs on or after June 15, 2024 (including a conversion date following any date we deliver a redemption notice and prior to the related redemption date), no later than June 15, 2024 or (ii) any conversions for which we have elected physical settlement as described under "—Conversion upon Specified Corporate Events—Certain Distributions", in the related notice described therein) (in each case, the "settlement method election deadline"). If we do not timely elect a settlement method with respect to conversions on a conversion date, we will no longer have the right to elect cash settlement or physical settlement with respect to any conversions on such conversion date or during such period and we will be deemed to have elected combination settlement in respect of our conversion obligation, as described below, and the specified dollar amount (as defined below) per $1,000 principal amount of notes will be equal to $1,000. If we elect combination settlement, but we do not timely notify converting holders of the specified dollar amount per $1,000 principal amount of notes, such specified dollar amount will be deemed to be $1,000. We may, by notice to holders, prior to June 15, 2024, irrevocably elect or eliminate any settlement method that we are then permitted to elect (and, if applicable, we may irrevocably fix the specified dollar amount or a minimum specified dollar amount), and such settlement method (and, if applicable, specified dollar amount or minimum specified dollar amount) will apply to all conversions with a conversion date that is on or after the date we send such notice; provided, however, that no such election or elimination will affect any settlement method theretofore elected (or deemed to be elected) with respect to any note pursuant to the provisions described under the caption “—Conversion Rights”. Concurrently with providing notice to all noteholders of an election to irrevocably elect or eliminate any settlement method, we will promptly either post an announcement on our website or issue a report on Form 8-K (or any successor form) disclosing such irrevocably elected or eliminated settlement method. If we irrevocably elect combination settlement with an ability to continue to set the specified dollar amount per $1,000 principal amount of notes at or above a specific amount, we will, after the date of such change or election, as the case may be, inform holders converting their notes through the trustee in writing of such specified dollar amount no later than the relevant settlement method election deadline, or, if we do not timely notify holders, such specified dollar amount will be the specific amount set forth in the election notice or, if no specific amount was set forth in the election notice, such specified dollar amount will be $1,000 per $1,000 principal amount of notes. For the avoidance of doubt, such an irrevocable election, if made, will be effective without the need to amend the indenture or the notes. However, we may nonetheless choose to execute such an amendment at our option pursuant to the provisions described in the twelfth bullet point of the second paragraph under the caption "—Modification and Amendment" below.

Settlement amounts will be computed as follows:
•if we elect physical settlement, we will deliver to the converting holder in respect of each $1,000 principal amount of notes being converted a number of shares of common stock equal to the conversion rate;
•if we elect cash settlement, we will pay to the converting holder in respect of each $1,000 principal amount of notes being converted cash in an amount equal to the sum of the daily conversion values for each of the 50 consecutive trading days during the related observation period; and
•if we elect (or are deemed to have elected) combination settlement, we will pay or deliver, as the case may be, to the converting holder in respect of each $1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 50 consecutive trading days during the related observation period.
The “daily settlement amount,” for each of the 50 consecutive trading days during the observation period, shall consist of:

•cash equal to the lesser of (i) the maximum cash amount per $1,000 principal amount of notes to be received upon conversion as specified in the notice specifying our chosen settlement method (the “specified dollar amount”), if any, divided by 50 (such quotient, the “daily measurement value”) and (ii) the daily conversion value; and
•if the daily conversion value exceeds the daily measurement value, a number of shares equal to (i) the difference between the daily conversion value and the daily measurement value, divided by (ii) the daily VWAP for such trading day.
The “daily conversion value” means, for each of the 50 consecutive trading days during the observation period, 1/50th of the product of (1) the conversion rate on such trading day and (2) the daily VWAP for such trading day.
The “daily VWAP” means, for each of the 50 consecutive trading days during the relevant observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “WMC <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). The “daily VWAP” will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.
The “observation period” with respect to any note surrendered for conversion means:
•if the relevant conversion date occurs prior to June 15, 2024, the 50 consecutive trading day period beginning on, and including, the second trading day immediately succeeding such conversion date;
•if the relevant conversion date occurs on or after the date we have sent a redemption notice calling such note for redemption and before the related redemption date, the 50 consecutive trading day period beginning on, and including, the 51st scheduled trading day immediately preceding such redemption date; and
•subject to the immediately preceding bullet, if the relevant conversion date occurs on or after June 15, 2024, the 50 consecutive trading days beginning on, and including, the 51st scheduled trading day immediately preceding the maturity date.
For the purposes of determining amounts due upon conversion only, “trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) trading in our common stock generally occurs on The New York Stock Exchange or, if our common stock is not then listed on The New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which our common stock is then listed or admitted for trading. If our common stock is not so listed or admitted for trading, “trading day” means a “business day.”
“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a “business day.”
For the purposes of determining amounts due upon conversion, “market disruption event” means (i) a failure by the primary U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in our common stock or in any options contracts or futures contracts relating to our common stock.

Except as described under “—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change” and “—Recapitalizations, Reclassifications and Changes of Our Common Stock,” we will deliver the consideration due in respect of conversion on the second business day immediately following the relevant conversion date, if we elect physical settlement, or on the second business day immediately following the last trading day of the relevant observation period, in the case of any other settlement method.
We will pay cash in lieu of delivering any fractional share of common stock issuable upon conversion based on the daily VWAP for the relevant conversion date (or, if such conversion date is not a trading day, the immediately preceding trading day), in the case of physical settlement, or based on the daily VWAP for the last trading day of the relevant observation period, in the case of combination settlement.
If a holder converts more than one note on a conversion date, then the consideration due upon such conversion will (in the case of any global note, to the extent permitted by, and applicable under, the applicable procedures of DTC) be computed based on the total principal amount of notes converted on such conversion date by that holder.

Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the conversion date; provided, however, that the person in whose name any shares of our common stock shall be issuable upon such conversion will become the holder of record of such shares as of the close of business on the conversion date (in the case of physical settlement) or the last trading day of the relevant observation period (in the case of combination settlement).
Conversion Rate Adjustments
The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as holders of our common stock and solely as a result of holding the notes, in any of the transactions described below without having to convert their notes as if they held a number of shares of common stock equal to the conversion rate, multiplied by the principal amount (expressed in thousands) of notes held by such holder.
(1)    If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

where,
CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date of such dividend or distribution, or immediately prior to the open of business on the effective date of such share split or share combination, as applicable;

CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date or effective date;
OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date or effective date; and
OS1 =	the number of shares of our common stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this clause (1) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors or a committee thereof determines not to pay such dividend or distribution, to the conversion rate that would then be in effect if such dividend or distribution had not been declared.
(2)     If we issue to all or substantially all holders of our common stock any rights, options or warrants entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of our common stock at a price per share that is less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be increased based on the following formula:

where,
CR0 =	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such issuance;
CR1 =	the conversion rate in effect immediately after the open of business on such ex-dividend date;
OS0 =	the number of shares of our common stock outstanding immediately prior to the open of business on such ex-dividend date;
X =	the total number of shares of our common stock issuable pursuant to such rights, options or warrants; and
Y =
the number of shares of our common stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the ex-dividend date for such issuance. To the extent that shares of common stock are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of common stock actually delivered. If such rights, options or warrants are not so issued, or if no such rights, options or warrants are exercised prior to their expiration, the conversion rate shall be decreased to the conversion rate that would then be in effect if such ex-dividend date for such issuance had not occurred.
For the purpose of this clause (2) and for the purpose of the first bullet point under “—Conversion upon Specified Corporate Events—Certain Distributions,” in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the common stock at less than such average of the last reported sale prices for the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares of common stock, there shall be taken into account any consideration received by us for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by us.
(3) If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding:
•dividends, distributions or issuances as to which an adjustment was effected pursuant to clause (1) or (2) above;
•dividends or distributions paid exclusively in cash as to which the provisions set forth in clause (4) below shall apply;

•distributions of reference property issued in exchange for or upon conversion of our common stock in a transaction described under “—Recapitalizations, Reclassifications and Changes of Our Common Stock” as to which the provisions described under “—Recapitalizations, Reclassifications and Changes of Our Common Stock” shall apply; and

•spin-offs as to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be increased based on the following formula:

where,
CR0	=	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;
CR1	=	the conversion rate in effect immediately after the open of business on such ex-dividend date;
SP0	=	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and
FMV	=	the fair market value (as determined by us) of the shares of capital stock, evidences of indebtedness, assets, property, rights, options or warrants distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

Any increase made under the portion of this clause (3) above will become effective immediately after the open of business on the ex-dividend date for such distribution. If such distribution is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our common stock, the amount and kind of our capital stock, evidences of our indebtedness, other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities that such holder would have received if such holder owned a number of shares of common stock equal to the conversion rate in effect on the ex-dividend date for the distribution.
With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

where,
CR0	=	the conversion rate in effect immediately prior to the end of the valuation period (as defined below);
CR1	=	the conversion rate in effect immediately after the end of the valuation period;
FMV0	=	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock (determined by reference to the definition of last reported sale price set forth under “—Conversion upon Satisfaction of Sale Price Condition” as if references therein to our common stock were to such capital stock or similar equity interest) over the first 10 consecutive trading day period after, and including, the ex-dividend date of the spin-off (the “valuation period”); and
MP0	=	the average of the last reported sale prices of our common stock over the valuation period.

The increase to the conversion rate under the preceding paragraph will occur at the close of business on the last trading day of the valuation period; provided that (x) in respect of any conversion of notes for which physical settlement is applicable, if the relevant conversion date occurs during the valuation period, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the ex-dividend date for such spin-off and such conversion date in determining the conversion rate and (y) in respect of any conversion of notes for which cash settlement or combination settlement is applicable, for any trading day that falls within the relevant observation period for such conversion and within the valuation period, the reference to “10” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the ex-dividend date for such spin-off and such trading day in determining the conversion rate as of such trading day. In addition, if the ex-dividend date for such spin-off is after the 10th trading day immediately preceding, and including, the end of any observation period in respect of a conversion of notes, references to “10” or “10th” in the preceding paragraph and this paragraph shall be deemed to be replaced, solely in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for such spin-off to, and including, the last trading day of such observation period.
(4) If any cash dividend or distribution is made to all or substantially all holders of our common stock that, together with all prior dividends or distributions made to all or substantially all holders of our common stock during the calendar quarter in which such dividend or distribution is made (such calendar quarter, the “dividend period”), exceeds $0.06 per share (the “dividend threshold”), the conversion rate will be increased based on the following formula:

where,
CR0	=	the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such dividend or distribution;
CR1	=	the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution;
SP0	=	the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and
C	=	the amount in cash per share we dividend or distribute to all or substantially all holders of our common stock (the “applicable dividend or distribution”) in excess of the dividend threshold; provided that for purposes of this definition “C,” the dividend threshold with respect to any date shall be reduced by the aggregate per share cash dividends or distributions that were previously made to all or substantially all holders of our common stock during the dividend period for the applicable dividend or distribution and provided further that if the result of such reduction is a negative number, the dividend threshold shall be deemed to be zero for such dividend period.

The dividend threshold is subject to adjustment in a manner inversely proportional to adjustments to the conversion rate; provided that no adjustment will be made to the dividend threshold for any adjustment to the conversion rate under this clause (4).
Any increase to the conversion rate made under this clause (4) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. If such dividend or distribution is not so paid, the conversion rate shall be decreased, effective as of the date our board of directors or a committee thereof determines not to make or pay such dividend or distribution, to be the conversion rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of notes, at the same time and upon the same terms as holders of shares of our common stock, the amount of cash that such holder would have received if such holder owned a number of shares of our common stock equal to the conversion rate on the ex-dividend date for such cash dividend or distribution.
(5) If we or any of our subsidiaries make a payment in respect of a tender or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

where,
CR0	=	the conversion rate in effect immediately prior to the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;
CR1	=	the conversion rate in effect immediately after the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires;
AC	=	the aggregate value of all cash and any other consideration (as determined by us) paid or payable for shares purchased in such tender or exchange offer;
OS0	=	the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer);
OS1	=	the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares accepted for purchase or exchange in such tender or exchange offer); and
SP1	=	the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires.

The increase to the conversion rate under the preceding paragraph will occur at the close of business on the 10th trading day immediately following, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that (x) in respect of any conversion of notes for which physical settlement is applicable, if the relevant conversion date occurs during the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and such conversion date in determining the conversion rate and (y) in respect of any conversion of notes for which cash settlement or combination settlement is applicable, for any trading day that falls within the relevant observation period for such conversion and within the 10 trading days immediately following, and including, the trading day next succeeding the expiration date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and such trading day in determining the conversion rate as of such trading day. In addition, if the trading day next succeeding the date such tender or exchange offer expires is after the 10th trading day immediately preceding, and including, the end of any observation period in respect of a conversion of notes, references to “10” or “10th” in the preceding paragraph and this paragraph shall be deemed to be replaced, solely in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the date such tender or exchange offer expires to, and including, the last trading day of such observation period.
Notwithstanding the foregoing, if a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its notes on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of shares of our common stock as of the related conversion date as described under “—Settlement upon Conversion” based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of the shares of our common stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.
Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.
As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our common stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market, and “effective date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.
As used in this section, “record date” means, with respect to any dividend, distribution or other transaction or event in which the holders of our common stock (or other applicable security) have the right to receive any cash, securities or other property or in which our common stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of our common stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by our board of directors or a duly authorized committee thereof, statute, contract or otherwise).
Subject to the rules of the New York Stock Exchange, we are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if we determine that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.
A holder may, in some circumstances, including a distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Supplemental U.S. Federal Income Tax Considerations.”
If we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to any shares of common stock received in connection with such conversion, the rights under the rights plan. However, if, prior to any conversion, the rights have separated from the shares of common stock in accordance with the provisions of the applicable rights plan, the conversion rate will be adjusted at the time of separation as if we distributed to all or substantially all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights, options or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.
Notwithstanding any of the foregoing, the conversion rate will not be adjusted:
•upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;
•upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;
•upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•upon the issuance of our common stock at a price below the conversion price or otherwise;
•for a third-party tender offer by any party other than a tender offer by one or more of our subsidiaries as described in clause (5) above;
•upon the repurchase of any shares of our common stock pursuant to an open market share purchase program or other buy-back transaction, including structured or derivative transactions, that is not a tender offer or exchange offer of the kind described under clause (5) above;
•solely for a change in the par value of the common stock; or
•for accrued and unpaid interest, if any.
Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share.
If an adjustment to the conversion rate otherwise required by the provisions described above would result in a change of less than 1% to the conversion rate, then, notwithstanding the foregoing, we may, at our election, defer and carry forward such adjustment, except that all such deferred adjustments must be given effect immediately upon the earliest to occur of the following: (i) when all such deferred adjustments would result in an aggregate change of at least 1% to the conversion rate; (ii) the conversion date of, or any trading day of an observation period for, any note; (iii) the date a fundamental change or make-whole fundamental change occurs; (iv) if we call any notes for redemption and (v) June 15, 2024.
Until such time as the trustee receives an officer’s certificate setting forth a conversion rate adjustment and a brief statement of the facts requiring such adjustment, the trustee may assume without inquiry that the conversion rate has not been adjusted and that the last conversion rate of which it has knowledge remains in effect.
Recapitalizations, Reclassifications and Changes of Our Common Stock
In the case of:
•any recapitalization, reclassification or change of our common stock (other than a change to the par value, or from par value to no par value, or changes resulting from a subdivision or combination);
•any consolidation, merger or combination involving us;
•any sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety; or
•any statutory share exchange;
in each case, as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at and after the effective time of the transaction, the right to convert each $1,000 principal amount of notes will be changed into a right to convert such principal amount of notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. However, at and after the effective time of the transaction, (i) we will continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of notes, as set forth under “—Settlement upon Conversion” and (ii)(x) any amount payable in cash upon conversion of the notes as set forth under “—Settlement upon Conversion” will continue to be payable in cash, (y) any shares of our common stock that we would have been required to deliver upon conversion of the notes as set forth under “—Settlement upon Conversion” will instead be deliverable in the amount and type of reference property that a holder of that number of shares of our common stock would have received in such transaction and (z) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one share of our common stock would have received in such transaction. If the transaction causes our common stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of our common stock. We will notify holders, the trustee and the conversion agent (if other than the trustee) of the weighted average as soon as practicable after such determination is made. If the holders of our common stock receive only cash in such transaction, then for all conversions that occur after the effective date of such transaction (i) the consideration due upon conversion of each $1,000 principal amount of notes shall be solely cash in an amount equal to the conversion rate in effect on the conversion date (as may be increased as described under “—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change”), multiplied by the price paid per share of common stock in such transaction and (ii) we will satisfy our conversion obligation by paying cash to converting holders on the second business day immediately following the conversion date.
The supplemental indenture providing that the notes will be convertible into reference property will provide for anti-dilution and other adjustments that are as nearly equivalent as possible to the adjustments described under “—Conversion Rate Adjustments” above. If the reference property in respect of any such transaction includes shares of stock, securities or other property or assets of a company other than us or the successor or purchasing company (excluding, for the avoidance of doubt, cash paid by such resulting or surviving company, successor or purchasing company), as the case may be, in such transaction, such other company will also execute such supplemental indenture, and such supplemental indenture will contain such additional provisions to protect the interests of the holders, including the right of holders to require us to repurchase their notes upon a fundamental change as described under “—Fundamental Change Permits Holders to Require us to Repurchase Notes” below, as we consider necessary by reason of the foregoing. We will agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.
In connection with any adjustment to the conversion rate described above, we will also adjust the dividend threshold (as defined under “—Conversion Rate Adjustments”) based on the number of shares of common stock comprising the reference property and (if applicable) the value of any non-stock consideration comprising the reference property. If the reference property is composed solely of non-stock consideration, the dividend threshold will be zero.
Adjustments of Prices
Whenever any provision of the indenture requires us to calculate the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts over a span of multiple days (including an observation period and the “stock price” for purposes of a make-whole fundamental change),we will make appropriate adjustments to each to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date, effective date or expiration date of the event occurs, at any time during the period when the last reported sale prices, the daily VWAPs, the daily conversion values or the daily settlement amounts are to be calculated.
Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change
If the “effective date” (as defined below) of a “fundamental change” (as defined below and determined after giving effect to any exceptions to or exclusions from such definition, but without regard to the proviso in clause (2) of the definition thereof, a “make-whole fundamental change”) occurs prior to the maturity date of the notes and a holder elects to convert its notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of common stock (the “additional shares”), as described below. A conversion of notes will be deemed for these purposes to be “in connection with” such make-whole fundamental change if the relevant notice of conversion of the notes is received by the conversion agent from, and including, the effective date of the make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change repurchase date (or, in the case of a make-whole fundamental change that would have been a fundamental change but for the proviso in clause (2) of the definition thereof, the 35th trading day immediately following the effective date of such make-whole fundamental change) (such period, the “make-whole fundamental change period”).
Upon surrender of notes for conversion in connection with a make-whole fundamental change, we will, at our option, satisfy our conversion obligation by physical settlement, cash settlement or combination settlement, as described under “—Conversion Rights—Settlement upon Conversion.” However, if the consideration for our common stock in any make-whole fundamental change described in clause (2) of the definition of fundamental change is composed entirely of cash, for any conversion of notes following the effective date of such make-whole fundamental change, the conversion obligation will be calculated based solely on the “stock price” (as defined below) for the transaction and will be deemed to be an amount of cash per $1,000 principal amount of converted notes equal to the conversion rate (including any increase to reflect the additional shares as described in this section), multiplied by such stock price. In such event, the conversion obligation will be determined and paid to holders in cash on the second business day following the conversion date. We will notify holders, the trustee and the conversion agent (if other than the trustee) of the effective date of any make-whole fundamental change no later than five business days after such effective date.
The number of additional shares, if any, by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid (or deemed to be paid) per share of our common stock in the make-whole fundamental change. If the holders of our common stock receive in exchange for their common stock only cash in a make-whole fundamental change described in clause (2) of the definition of fundamental change, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices of our common stock over the five trading day period ending on, and including, the trading day immediately preceding the effective date of the make-whole fundamental change.
The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the notes is otherwise adjusted. The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares as set forth in the table below will be adjusted in the same manner and at the same time as the conversion rate as set forth under “—Conversion Rate Adjustments.”
The following table sets forth the number of additional shares by which the conversion rate will be increased per $1,000 principal amount of notes for each stock price and effective date set forth below:

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$	$	$	$
September , 2021
September 15, 2022
September 15, 2023
September 15, 2024

The exact stock price and effective date may not be set forth in the table above, in which case:
•If the stock price is between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares by which the conversion rate will be increased will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365- or 366- day year, as applicable.
•If the stock price is greater than $ per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.
•If the stock price is less than $ per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.
Notwithstanding the foregoing, in no event will the conversion rate per $1,000 principal amount of notes exceed shares of common stock, subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”
Because in the case of a conversion in connection with a make-whole fundamental change we will not deliver the consideration due solely as a result of the increase in the conversion rate described above until after the effective date of the make-whole fundamental change, such consideration may not consist of our common stock as a result of the provisions described under “—Recapitalizations, Reclassifications and Changes of Our Common Stock.” Accordingly, the shares of common stock, if any, due as a result of such increase may be paid in reference property.

Our obligation to increase the conversion rate for notes converted in connection with a make-whole fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.
Exchange in Lieu of Conversion
When a holder surrenders its notes for conversion, we may, at our election (an “exchange election”), direct the conversion agent to surrender, on or prior to the business day following the conversion date, such notes to a financial institution designated by us for exchange in lieu of conversion. In order to accept any notes surrendered for conversion, the designated institution must agree to timely deliver, in exchange for such notes, cash, shares of our common stock or a combination of cash and shares of our common stock, at our election, that would otherwise be due upon conversion as described above under “—Conversion Rights—Settlement upon Conversion” (the “conversion consideration”). If we make an exchange election, we will notify the holder surrendering its notes for conversion and the conversion agent that we have made the exchange election, in each case by the close of business on the business day following the relevant conversion date, notify the designated financial institution of the relevant deadline for delivery of the conversion consideration and, no later than the second business day immediately following such conversion date, deliver (or direct the conversion agent to deliver) such notes surrendered for exchange to the designated financial institution in lieu of conversion.
Any notes exchanged by the designated institution will remain outstanding, subject to applicable DTC procedures. If the designated institution agrees to accept any notes for exchange but does not timely deliver the related conversion consideration, or if such designated financial institution does not accept the notes for exchange, we will deliver the relevant conversion consideration as if we had not made an exchange election. Our designation of a financial institution to which the notes may be submitted for exchange does not require such institution to accept any notes.
Fundamental Change Permits Holders to Require Us to Repurchase Notes
If a “fundamental change” (as defined below in this section) occurs at any time, holders will have the right, at their option, to require us to repurchase for cash all of their notes, or any portion of the principal thereof that is equal to $1,000 or a multiple of $1,000. The fundamental change repurchase date will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of our fundamental change notice as described below.

The fundamental change repurchase price we are required to pay will be equal to 100% of the principal amount of the notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date (unless the fundamental change repurchase date falls after a regular record date but on or prior to the interest payment date to which such regular record date relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such regular record date, and the fundamental change repurchase price will be equal to 100% of the principal amount of the notes to be repurchased).
A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:
(1) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than us, our wholly owned subsidiaries and our and their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act that discloses that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity;
(2) the consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our wholly owned subsidiaries; provided, however, that a transaction described in clause (B) in which the holders of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving entity or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a fundamental change pursuant to this clause (2);
(3) our stockholders approve any plan or proposal for the liquidation or dissolution of us; or
(4) our common stock (or other common stock underlying the notes) ceases to be listed or quoted on any of The New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors).
A transaction or transactions described in clause (1) or clause (2) above will not constitute a fundamental change, however, if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the notes become convertible into such consideration, excluding cash payments for fractional shares (subject to the provisions set forth above under “—Conversion Rights—Settlement upon Conversion”).
If any transaction in which our common stock is replaced by the securities of another entity occurs, following completion of any related make-whole fundamental change period (or, in the case of a transaction that would have been a fundamental change or a make-whole fundamental change but for the immediately preceding paragraph, following the effective date of such transaction), references to us in the definition of “fundamental change” above shall instead be references to such other entity.
On or before the 20th day after the occurrence of a fundamental change, we will provide to all holders of the notes and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•the events causing a fundamental change;
•the date of the fundamental change;
•the last date on which a holder may exercise the repurchase right;
•the fundamental change repurchase price;
•the fundamental change repurchase date;
•the name and address of the paying agent and the conversion agent, if applicable;
•if applicable, the conversion rate and any adjustments to the conversion rate;
•that the notes with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and
•the procedures that holders must follow to require us to repurchase their notes.
To exercise the fundamental change repurchase right, you must deliver, on or before the business day immediately preceding the fundamental change repurchase date, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice, to the paying agent. Each repurchase notice must state:
•if certificated, the certificate numbers of your notes to be delivered for repurchase;
•the portion of the principal amount of notes to be repurchased, which must be $1,000 or an integral multiple thereof; and
•that the notes are to be repurchased by us pursuant to the applicable provisions of the notes and the indenture.
If the notes are not in certificated form, such repurchase notice must comply with appropriate DTC procedures.
Holders may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day immediately preceding the fundamental change repurchase date. The notice of withdrawal shall state:
•the principal amount of the withdrawn notes;
•if certificated notes have been issued, the certificate numbers of the withdrawn notes; and
•the principal amount, if any, which remains subject to the repurchase notice.
If the notes are not in certificated form, such notice of withdrawal must comply with appropriate DTC procedures.
We will be required to repurchase the notes on the fundamental change repurchase date. Holders who have exercised the repurchase right will receive payment of the fundamental change repurchase price on the later of (i) the fundamental change repurchase date and (ii) the time of book-entry transfer or the delivery of the notes. If the paying agent holds money sufficient to pay the fundamental change repurchase price of the notes on the fundamental change repurchase date, then, with respect to the notes that have been properly surrendered for repurchase and have not been validly withdrawn:
•the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the notes are delivered to the paying agent); and

•all other rights of the holder will terminate (other than the right to receive the fundamental change repurchase price) and, if the fundamental change repurchase date falls after a regular record date but on or prior to the business day immediately following the corresponding interest payment date, the right of the holder of record on such regular record date to receive the related interest payment.
In connection with any repurchase offer pursuant to a fundamental change repurchase notice, we will, if required:
•comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act that may then be applicable;
•file a Schedule TO or any other required schedule under the Exchange Act; and
•otherwise comply with all federal and state securities laws in connection with any offer by us to repurchase the notes;
in each case, so as to permit the rights and obligations under this “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” to be exercised in the time and in the manner specified in the indenture.
No notes may be repurchased on any date at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change repurchase price with respect to such notes).
We will not be required to purchase, or to make an offer to purchase, the notes upon a fundamental change if a third party makes such an offer in the same manner, at the same time and otherwise in compliance with the requirements for an offer made by us as set forth above and such third party purchases all notes properly surrendered and not validly withdrawn under its offer in the same manner, at the same time and otherwise in compliance with the requirements for an offer made by us as set forth above.
The repurchase rights of the holders could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.
To the extent that, as a result of a change in law occurring after the first date on which the notes are issued, the provisions of any applicable securities laws or regulations conflict with the provisions of the indenture relating to our obligations to purchase the notes upon a fundamental change, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under such provisions of the indenture by virtue of such conflict.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.
Furthermore, holders may not be entitled to require us to repurchase their notes or entitled to an increase in the conversion rate upon conversion as described under “—Increase in Conversion Rate upon Conversion upon a Make-Whole Fundamental Change” in certain circumstances involving a significant change in the composition of our board.
The definition of fundamental change includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to repurchase its notes as a result of the sale, lease or other transfer of less than all of our assets may be uncertain.
If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries, the terms of our then existing borrowing arrangements or otherwise. See “Risk Factors—Risks Related to the Notes and this Offering— We may not have the ability to raise the funds necessary to settle conversions of the notes or the Existing Notes or to repurchase the notes or the Existing Notes upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or repurchase of the notes or the Existing Notes.” If we fail to repurchase the notes when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.
Consolidation, Merger and Sale of Assets
The indenture will provide that we shall not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of our properties and assets to, another person, unless (i) the resulting, surviving or transferee person (if not us) is an entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such entity (if not us) expressly assumes by supplemental indenture all of our obligations under the notes and the indenture; and (ii) immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the indenture. Upon any such consolidation, merger or sale, conveyance, transfer or lease, the resulting, surviving or transferee person (if not us) shall succeed to, and may exercise every right and power of, ours under the indenture, and we shall be discharged from our obligations under the notes and the indenture except in the case of any such lease.
Although these types of transactions will be permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change permitting each holder to require us to repurchase the notes of such holder as described above.
Events of Default
Each of the following is an event of default with respect to the notes:
(1) default in any payment of interest on any note when due and payable and the default continues for a period of 30 days;
(2) default in the payment of principal of any note when due and payable at its stated maturity, upon any required repurchase, redemption, upon declaration of acceleration or otherwise;
(3) our failure to comply with our obligation to convert the notes in accordance with the indenture upon exercise of a holder’s conversion right and such failure continues for a period of three business days;
(4) our failure to give a fundamental change notice as described under “—Fundamental Change Permits Holders to Require Us to Repurchase Notes” or notice of a specified corporate transaction as described under “—Conversion upon Specified Corporate Events,” in each case when due;
(5) our failure to comply with our obligations under “—Consolidation, Merger and Sale of Assets”;
(6) our failure for 60 days after written notice from the trustee or the holders of at least 25% in principal amount of the notes then outstanding has been received to comply with any of our other agreements contained in the notes or indenture;
(7) default by us or any of our significant subsidiaries (as defined in Article 1, Rule 1-02 of Regulation S‑X) with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $25.0 million (or its foreign currency equivalent) in the aggregate of us and/or any such subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise;

(8) certain events of bankruptcy, insolvency, or reorganization of us or any of our significant subsidiaries; or
(9) a final judgment or judgments for the payment of $25.0 million (or its foreign currency equivalent) or more (excluding any amounts covered by insurance) in the aggregate rendered against us or any of our significant subsidiaries, which judgment is not discharged, bonded, paid, waived or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished.
If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding notes by written notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest, if any, on all the notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization, involving us or a significant subsidiary, 100% of the principal of and accrued and unpaid interest on the notes will automatically become due and payable without any declaration or other act on the part of the trustee or any holders. Upon such a declaration of acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately.
Notwithstanding the foregoing, the indenture will provide that, to the extent we elect, the sole remedy for an event of default relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) our failure to comply with our obligations as set forth under “—Reports” below, will after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes at a rate equal to:
•0.25% per annum of the principal amount of the notes outstanding for the first 180 days during which such event of default has occurred and is continuing beginning on, and including, the date on which such an event of default first occurs; and
•0.50% per annum of the principal amount of the notes outstanding for each day during the next 180-day period during which such event of default is continuing beginning on, and including, the 181st day after such an event of default first occurs.
If we so elect, such additional interest will be payable in the same manner and on the same dates as the stated interest payable on the notes. On the 361st day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 361st day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest following an event of default in accordance with this paragraph or we elected to make such payment but do not pay the additional interest when due, the notes will be immediately subject to acceleration as provided above.
In order to elect to pay the additional interest as the sole remedy during the first 360 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding two paragraphs, we must notify all holders of notes, the trustee and the paying agent of such election prior to the beginning of such 360-day period. Upon our failure to timely give such notice, the notes will be immediately subject to acceleration as provided above.
If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.
The holders of a majority in principal amount of the outstanding notes may waive all past defaults (except with respect to nonpayment of principal or interest or with respect to the failure to deliver the consideration due upon conversion) and rescind any such acceleration with respect to the notes and its consequences if (i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing events of default, other than the nonpayment of the principal of and interest on the notes that have become due solely by such declaration of acceleration, have been cured or waived.
Each holder shall have the right to receive payment or delivery, as the case may be, of:
•the principal (including the fundamental change repurchase price, if applicable) of;
•accrued and unpaid interest, if any, on; and
•the consideration due upon conversion of,
its notes, on or after the respective due dates expressed or provided for in the indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be, and such right to receive such payment or delivery, as the case may be, on or after such respective dates shall not be impaired or affected without the consent of such holder.
Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security satisfactory to it in its reasonable judgment against any loss, liability or expense. Except to enforce the right to receive payment of principal or interest when due, or the right to receive payment or delivery of the consideration due upon conversion, no holder may pursue any remedy with respect to the indenture or the notes unless:
(1) such holder has previously given the trustee written notice that an event of default is continuing;
(2) holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;
(3) such holders have offered the trustee security or indemnity satisfactory to it in its reasonable judgment against any loss, liability or expense;
(4) the trustee has not complied with such request within 60 days after the receipt of the request and the offer of such security or indemnity; and
(5) the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.
Subject to certain restrictions, the holders of a majority in principal amount of the outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.
The indenture will provide that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use under the circumstances in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder (it being understood that the trustee shall not have an affirmative duty to ascertain whether or not any such direction is unduly prejudicial to any other holder) or that would involve the trustee in personal liability. Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its reasonable judgment against any loss, liability or expense caused by taking or not taking such action.
The indenture will provide that if a default occurs and is continuing and is actually known to a responsible officer of the trustee, the trustee must send to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note or a default in the payment or delivery of the consideration due upon conversion, the trustee may withhold notice if and so long as it in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year. We are also required to deliver to the trustee, within 30 days after the occurrence thereof, written notice of any events which would constitute certain defaults, their status and what action we are taking or proposing to take in respect thereof.
Payments of the fundamental change repurchase price, redemption price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate plus one percent from the required payment date.
Modification and Amendment
Subject to certain exceptions, the indenture or the notes may be amended with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, notes). However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:
(1) reduce the amount of notes whose holders must consent to an amendment;
(2) reduce the rate of or extend the stated time for payment of interest, including any additional interest, on any note;
(3) reduce the principal of, or any premium on, or extend the stated maturity of any note;
(4) make any change that adversely affects the conversion rights of any notes;
(5) reduce the fundamental change repurchase price or redemption price of any note or amend or modify in any manner adverse to the holders of notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;
(6) make any note payable in money, or at a place of payment, other than that stated in the note;
(7) change the ranking of the notes;
(8) make any change in the amendment provisions that requires each holder’s consent or in the waiver provisions; or
(9) impair the right of any holder to receive payment of principal and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes.
Without the consent of any holder, we and the trustee may amend the indenture or the notes to:
(1) cure any ambiguity, omission, defect or inconsistency (as evidenced by an officer’s certificate);
(2) provide for the assumption by a successor entity of our obligations under the indenture in accordance with the covenant described under “—Consolidation, Merger and Sale of Assets”;
(3) add guarantees with respect to the notes;
(4) secure the notes;
(5) add to our covenants or events of default for the benefit of the holders or surrender any right or power conferred upon us;
(6) make any change that does not adversely affect the rights of any holder;

(7) in connection with any transaction described under “—Conversion Rights—Recapitalizations, Reclassifications and Changes of Our Common Stock” above, provide that the notes are convertible into reference property, subject to the provisions described under “—Conversion Rights—Settlement upon Conversion” above, and make certain related changes to the terms of the notes to the extent expressly required by the indenture;
(8) provide for the issuance of additional notes;
(9) comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;
(10) conform the provisions of the indenture to the “Description of Notes” section in the preliminary prospectus supplement, as supplemented by the related pricing term sheet (as evidenced by an officer’s certificate);
(11) comply with the rules of any applicable securities depositary, including DTC, so long as such amendment does not adversely affect the rights of any holder in any material respect;
(12) irrevocably elect or eliminate one of the settlement methods and/or irrevocably elect a specified dollar amount or minimum specified dollar amount; provided, however, that no such election or elimination will affect any settlement method theretofore elected (or deemed to be elected) with respect to any note pursuant to the provisions described above under the caption “—Conversion Rights”; or
(13) increase the conversion rate as provided in the indenture.
Holders do not need to approve the particular form of any proposed amendment. It will be sufficient if such holders approve the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to deliver to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.
Discharge
We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding notes or by depositing with the trustee or delivering to the holders, as applicable, after the notes have become due and payable, whether at maturity, at any fundamental change repurchase date, at any redemption date, upon conversion or otherwise, cash or cash and/or shares of common stock (or, if applicable, reference property), solely to satisfy outstanding conversions, as applicable, sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.
Calculations in Respect of Notes
Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the stock price, the last reported sale prices of our common stock, the daily VWAPs, the daily conversion values, the daily settlement amounts, adjustments to the conversion price and the conversion rate, the amount of conversion consideration deliverable in respect of any conversion, accrued interest payable on the notes and the conversion rate of the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.
Reports

The indenture will provide that any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (excluding any such information, documents or reports, or portions thereof, subject to confidential treatment and any correspondence with the SEC) must be filed by us with the trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act). Documents filed by us with the SEC via the EDGAR system will be deemed to be filed with the trustee as of the time such documents are filed via EDGAR, it being understood that the trustee shall have no responsibility to determine if such filings have been made. Delivery of reports, information and documents to the trustee is for informational purposes only and its receipt of such reports shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants under the indenture or the notes (as to which the trustee is entitled to rely exclusively on officer's certificates). The trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, our compliance with the covenants or with respect to any reports or other documents filed with the SEC or EDGAR or any website under the indenture, or participate in any conference calls.
Trustee
Wells Fargo Bank, National Association is the trustee, security registrar, paying agent and conversion agent. Wells Fargo Bank, National Association, in each of its capacities, including, without limitation, as trustee, security registrar, paying agent and conversion agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.
We maintain banking relationships in the ordinary course of business with the trustee and its affiliates.
Governing Law
The indenture will provide that it and the notes, and any claim, controversy or dispute arising under or related to the indenture or the notes, will be governed by and construed in accordance with the laws of the State of New York.
Book-entry, Settlement and Clearance
The Global Notes
The notes will be initially issued in the form of one or more registered notes in global form, without interest coupons (the “global notes”). Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.
Ownership of beneficial interests in a global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:
•upon deposit of a global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the underwriter; and
•ownership of beneficial interests in a global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).
Beneficial interests in global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.
Book-entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC and, therefore, you must allow for sufficient time in order to comply with these procedures if you wish to exercise any of your rights with respect to the notes. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the underwriter are responsible for those operations or procedures.
DTC has advised us that it is:
•a limited purpose trust company organized under the laws of the State of New York;
•a “banking organization” within the meaning of the New York State Banking Law;
•a member of the Federal Reserve System;
•a “clearing corporation” within the meaning of the Uniform Commercial Code; and
•a “clearing agency” registered under Section 17A of the Exchange Act.
DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriter; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.
So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:
•will not be entitled to have notes represented by the global note registered in their names;
•will not receive or be entitled to receive physical, certificated notes; and
•will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.
As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest). Neither we nor the trustee has any responsibility or liability for any act or omission of DTC.
Payments of principal and interest with respect to the notes represented by a global note will be made by the trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.
Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.
Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes
Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:
•DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;
•DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or
•an event of default with respect to the notes has occurred and is continuing and such beneficial owner requests that its notes be issued in physical, certificated form.

SUPPLEMENTAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of the U.S. federal income tax considerations generally applicable to the ownership and disposition of the notes and the shares of common stock into which the notes may be converted. This discussion is based upon the Internal Revenue Code, the Treasury Regulations and judicial decisions and administrative interpretations thereof, all as of the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect. No ruling from the Internal Revenue Service (“IRS”) has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.
This discussion applies only to a holder of notes that acquires the notes pursuant to this offering at the initial offering price and who holds the notes as a capital asset (generally, property held for investment) under the Internal Revenue Code. This discussion does not address any U.S. federal estate or gift tax consequences, the Medicare tax on net investment income, or any state, local or non-U.S. tax consequences. In addition, this discussion does not address all aspects of U.S. federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under U.S. federal income tax law, including, but not limited to:
•banks, insurance companies or other financial institutions;
•persons subject to the alternative minimum tax;
•tax-exempt organizations;
•broker-dealers;
•regulated investment companies or real estate investment trusts;
•foreign investors (except to the extent set forth below);
•persons deemed to sell the notes or our common stock under the constructive sale provisions of the Internal Revenue Code; or
•persons that hold the notes or our common stock as part of a straddle, hedge, conversion transaction, synthetic security or other integrated investment.
If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) owns notes or our common stock, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that owns the notes or our common stock should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.
For purposes of this summary, the term “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes (i) an individual who is a citizen or resident of the U.S., (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized under the laws of the U.S., any of the States or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust (A) if a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of such trust, or (B) that has made a valid election to be treated as a U.S. person for

U.S. federal income tax purposes. For purposes of this summary, the term “Non-U.S. Holder” means a beneficial owner of a note that is neither a U.S. Holder nor, for U.S. federal income tax purposes, an entity or arrangement treated as a partnership.
We encourage investors to consult their tax advisors regarding the specific consequences of an investment in our notes or ownership of our common stock.
The Notes
Considerations for U.S. Holders
The following is a summary of the U.S. federal income tax considerations generally applicable to U.S. Holders.
Stated interest, original issue discount and amortizable bond premium on the notes
A U.S. Holder will generally be required to recognize interest as ordinary income at the time it is paid or accrued on the notes in accordance with its regular method of accounting for U.S. federal income tax purposes.
If the “stated redemption price at maturity” of the notes exceeds their “issue price” by an amount equal to or greater than a specified de minimis amount, then the notes will be treated as issued with OID for U.S. federal income tax purposes. If the issue price of the notes exceeds their stated redemption price at maturity, then the notes will be treated as issued with amortizable bond premium for U.S. federal income tax purposes. The “stated redemption price at maturity” of the notes is the total of all payments to be made under the notes other than “qualified stated interest” (generally, stated interest that is unconditionally payable in cash or property at least annually at a single fixed rate or at certain floating rates).
The “issue price” of the notes depends on whether the portion of the notes treated for U.S. federal income tax purposes as being sold for cash pursuant to this offering is a “substantial amount” of the total amount of the notes being issued pursuant to this offering. For these purposes, notes sold to a holder will generally not be treated as being sold for cash to the extent of the amount of Existing Notes such holder sells in the Contemporaneous Existing Notes Repurchase Transaction. There is no direct authority on what constitutes a “substantial amount” for these purposes. If the portion of the notes treated for U.S. federal income tax purposes as sold for cash is considered a “substantial amount,” then the issue price of all notes issued pursuant to this offering will be the first price at which such substantial amount of the notes are sold to the public, excluding sales to bond houses, brokers or similar persons acting in the capacity of underwriters, placement agents or wholesalers. If this is the case, the notes are not expected to be issued with OID or amortizable bond premium for U.S. federal income tax purposes. If, however, the portion of the notes treated for U.S. federal income tax purposes as being sold for cash pursuant to this offering is not a “substantial amount,” then the issue price of all notes issued pursuant to this offering will be the trading price of the notes at the time they are issued (if the notes are publicly traded) or the trading price of the Existing Notes at such time (if only the Existing Notes are publicly traded). We expect that the notes will be treated as publicly traded for these purposes. If a substantial amount of the notes sold pursuant to this offering is not treated for U.S. federal income tax purposes as being sold for cash, the notes could be treated as issued with OID or with amortizable bond premium.
Original issue discount. If the notes are treated as issued with OID, each U.S. Holder, regardless of such holder’s accounting method, must generally include in ordinary income the OID as it accrues, determined by using a constant yield-to-maturity method that reflects the compounding of interest. Accordingly, each U.S. Holder will generally be required to include amounts in income without a corresponding receipt of cash attributable to such income. The amount of such inclusions will generally increase over time. A U.S. Holder’s adjusted tax basis in a note will be increased by any OID included in income with respect to such note.
Amortizable bond premium. If the notes are treated as issued with amortizable bond premium, a U.S. Holder generally may elect to amortize such bond premium using a constant yield method over the remaining term of the note as an offset to interest income on the notes. Any such election will apply to all taxable debt instruments having amortizable bond premium that the U.S. Holder held at the time of the election and any subsequently acquired and may not be revoked without the consent of the IRS. Because the notes may be redeemed by us prior to maturity at a premium, special rules apply that may reduce, eliminate or defer the amount of premium that a U.S. Holder may amortize with respect to the notes. If a U.S. Holder elects to amortize bond premium, such U.S. Holder must reduce its tax basis in the notes by the amount of the aggregate amortization deduction allowable for the bond premium. If a U.S. Holder does not elect to amortize bond premium, then that premium will remain part of the U.S. Holder’s basis in the note and will decrease the gain or increase the loss otherwise recognized on a disposition of the note.
Sale, exchange, redemption or other taxable disposition of the notes
Except as provided below under “—Conversion of the notes,” upon the sale, exchange, redemption or other taxable disposition of a note, a U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between (1) the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued but unpaid interest, which, to the extent not previously included in income, will generally be taxable as ordinary income) and (2) its adjusted tax basis in the note. Such capital gain or loss will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder has held the note for more than one year. A U.S. Holder’s adjusted tax basis in a note will equal the amount the U.S. Holder pays for the note reduced by the amounts of any payments other than stated interest and by any amortizable bond premium previously amortized. The deductibility of capital losses is subject to limitations.
Conversion of the notes
Conversion of the notes solely for cash. A conversion of a note in exchange solely for cash will be treated as a taxable sale or exchange of the note, as described above under “—Sale, exchange, redemption or other taxable disposition of the notes.”
Conversion of the notes for cash and common stock. The tax treatment of a conversion of a note into a mix of cash and common stock is uncertain and subject to different characterizations. If we satisfy the conversion obligation in part cash and part common stock, we expect to treat the conversion as a recapitalization for U.S. federal income tax purposes. A U.S. Holder would generally recognize gain equal to the lesser of (i) the excess of the fair market value of the common stock (including any fractional share) and cash received (excluding any amounts received that are attributable to accrued but unpaid interest, which, to the extent not previously included in income, would be taxable as such, and excluding any cash in lieu of a fractional share) over such U.S. Holder’s tax basis in the note, and (ii) the amount of cash received (less any cash attributable to accrued interest and any cash attributable to a fractional share). Cash received in lieu of a fractional share upon conversion of the notes will generally be treated as a payment in exchange for the fractional share. A U.S. Holder would not be able to recognize any loss realized in the conversion (except with respect to cash received in lieu of a fractional share).

A U.S. Holder’s adjusted tax basis in the common stock received in the recapitalization (excluding any common stock attributable to accrued but unpaid interest, the tax basis of which would equal the fair market value of such stock) would equal the U.S. Holder’s tax basis in the corresponding note (reduced by any basis allocable to a fractional share), less the amount of cash received (excluding cash attributable to accrued interest and any cash received in lieu of a fractional share), plus the amount of any taxable gain recognized on the conversion (other than with respect to a fractional share). A U.S. Holder’s holding period for the common stock received would include the holding period for the corresponding note surrendered in the conversion except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of receipt.
If the receipt of cash and common stock upon conversion of the notes is not treated as a recapitalization, the cash payment generally would be treated as the proceeds from the redemption of a portion of the notes and taxed as described above under “—Sale, exchange, redemption or other taxable disposition of the notes,” and the common stock received would be treated as received upon a conversion of the notes, which generally would not be taxable except to the extent of any common stock received with respect to accrued interest.
U.S. Holders are urged to consult their tax advisors concerning the tax treatment to them if the notes are converted for a combination of our common stock and cash.
Conversion of notes solely for common stock. Upon the conversion of notes solely into our common stock (and cash in lieu of a fractional share), a U.S. Holder will generally not recognize gain or loss on the conversion, except with respect to cash received in lieu of a fractional share, and other than amounts attributable to accrued interest which, if not previously included in income, will be taxable as such. A U.S. Holder’s adjusted tax basis in our common stock received upon conversion of the notes will equal its tax basis in the corresponding note (reduced by any basis allocable to a fractional share), except that the tax basis of common shares that are attributable to accrued interest will equal the fair market value of such stock. A U.S. Holder’s holding period for our common stock received will generally include the holding period for the corresponding note surrendered in the conversion, except that the holding period of common stock received with respect to accrued interest will commence on the day after the date of receipt. Cash received in lieu of a fractional share upon conversion of the notes will generally be treated as described above under “—Conversion of the notes for cash and common stock.” A U.S. Holder’s tax basis in a fractional share will be determined by allocating its tax basis in the common stock received (including the fractional share deemed received) between the common stock actually received upon conversion and the fractional share, in accordance with their respective fair market values.
Exchange in lieu of conversion. If you surrender your notes for conversion and they are exchanged by an entity other than us, regardless of whether you receive cash, common stock or a combination thereof, the conversion will be treated as a taxable sale or exchange of the notes and you will be required to recognize gain or loss as described above under “—Sale, exchange, redemption or other taxable disposition of the notes.” Your tax basis in any shares received will be equal to the fair market value of such shares on the date of the exchange and your holding period in the shares will commence on the day after the date of the exchange.
Constructive distributions
The conversion rate of the notes is subject to adjustment in certain circumstances. An adjustment (or the failure to make an adjustment) that has the effect of increasing a U.S. Holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to such U.S. Holder for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the U.S. Holders of the notes, however, will generally not be deemed to result in such a distribution.
Certain of the possible conversion rate adjustments provided in the notes may not qualify as being pursuant to such a bona fide reasonable adjustment formula, including, without limitation, an adjustment in respect of taxable dividends to our stockholders in excess of the “dividend threshold.” If such adjustments occur, a U.S. Holder will be deemed to have received a distribution even though it has not received any cash or property as a result of such adjustments. Generally, deemed distributions on the notes would constitute dividends (and would be included in income as ordinary dividend income) to the extent made out of our current and accumulated earnings and profits, as determined under U.S. federal income tax rules, and to the extent it exceeds our current and accumulated earnings and profits will be treated as a return of capital to the extent of basis and then gain from a sale or exchange. It is unclear whether such dividends would be eligible for the reduced maximum rate applicable to qualified dividend income. See the discussion in the accompanying prospectus under “U.S. Federal Income Tax Considerations—Taxation of Stockholders—Taxation of taxable domestic stockholders—Distributions.” U.S. Holders are urged to consult their tax advisors concerning the tax treatment of such constructive dividends.
Ownership and disposition of common stock received upon conversion
The tax considerations generally applicable to owning and disposing of common stock received upon conversion of the notes are generally described in the accompanying prospectus under “U.S. Federal Income Tax Considerations.”
Considerations for Non-U.S. Holders
The following is a summary of U.S. federal income tax considerations generally applicable to Non-U.S. Holders.
Stated interest and OID on the notes
Stated interest paid or accrued to a Non-U.S. Holder (including any OID) will generally not be subject to U.S. federal income or withholding tax; provided that:
•such interest is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States;
•such Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;
•such Non-U.S. Holder is not a controlled foreign corporation directly or indirectly related to us through stock ownership; and
•such Non-U.S. Holder certifies to its non-U.S. status and that no withholding is required pursuant to the Foreign Account Tax Compliance Act (as discussed below) on IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form).

Alternatively, a Non-U.S. Holder that cannot satisfy the above requirements will generally be exempt from U.S. federal withholding tax with respect to interest paid or accrued on the notes (including any OID) if such holder establishes that such interest is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, in the case of certain tax treaties, is attributable to a permanent establishment or fixed base within the United States). However, to the extent that such interest is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, in the case of certain tax treaties, is attributable to a permanent establishment or fixed base within the United States), the Non-U.S. Holder will be subject to U.S. federal income tax on a net basis and, if it is a foreign corporation, it may be subject to a U.S. branch profits tax.
If a Non-U.S. Holder does not satisfy the requirements described above, and does not establish that the interest (including any OID) is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, in the case of certain tax treaties, is attributable to a permanent establishment or fixed base within the United States), the Non-U.S. Holder will generally be subject to U.S. withholding tax on interest (including any OID), currently imposed at 30%. Under certain income tax treaties, the U.S. withholding rate on interest (including any OID) may be reduced or eliminated, provided the Non-U.S. Holder complies with the applicable certification requirements.
Sale, exchange, redemption or other taxable disposition of the notes
A Non-U.S. Holder will generally not be subject to U.S. federal income taxation with respect to gain realized on the sale, exchange, redemption or other disposition of a note, unless:
•the Non-U.S. Holder holds the note in connection with the conduct of a U.S. trade or business (and, in the case of certain tax treaties, the gain is attributable to a permanent establishment or fixed base within the United States); or
•in the case of an individual Non-U.S. Holder, such individual is present in the United States for 183 days or more during the taxable year in which gain is realized and certain other conditions are met.
If the first exception applies, the Non-U.S. Holder will generally be subject to U.S. federal income tax on a net basis and, if it is a foreign corporation, may be subject to a U.S. branch profits tax. If the second exception applies, the Non-U.S. Holder will generally be subject to U.S. federal income tax on the amount by which capital gains allocable to U.S. sources (including gains from the sale, exchange, redemption or other disposition of the notes) exceed capital losses allocable to U.S. sources.
Non-U.S. Holders should consult any applicable income tax treaties that may provide for different rules. In addition, Non-U.S. Holders are urged to consult their tax advisors regarding the tax consequences of the purchase, ownership and disposition of the notes.
Conversion of the notes
To the extent a Non-U.S. Holder recognizes any gain as a result of the a conversion of notes (in accordance with the discussion of conversions under “Considerations for U.S. Holders—Conversion of the notes”), including upon the receipt of cash in lieu of fractional shares upon conversion, such gain will generally be subject to the U.S. federal income tax rules described above under “—Sale, exchange, redemption or other taxable disposition of the notes.” Any cash and the value of any portion of our common stock that is attributable to accrued interest on the notes not previously recognized in income would be taxed as ordinary interest income and potentially subject to withholding tax as discussed above under “—Stated interest on the notes.”
Constructive distributions
As described above in “—Considerations for U.S. Holders—Constructive distributions,” certain of the possible conversion rate adjustments provided in the notes may result in a deemed distribution to a Non-U.S. Holder for U.S. federal income tax purposes, notwithstanding the fact that the Non-U.S. Holder did not receive an actual distribution of cash or property. Any such constructive distribution received by a Non-U.S. Holder with respect to the notes will be subject to withholding of U.S. federal income tax at a 30% rate (or lower applicable treaty rate), unless the deemed distribution is effectively connected with a U.S. trade or business of the Non-U.S. Holder (and, in the case of certain tax treaties, is attributable to a permanent establishment or fixed base within the United States) and the Non-U.S. Holder satisfies applicable certification requirements (generally on IRS Form W-8ECI), in which case the deemed distributions will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally. If we pay withholding taxes on a Non-U.S. Holder’s behalf as a result of an adjustment to the conversion rate of the notes, we may, at our option, set off such payments against payments of cash and common stock on the notes. Non-U.S. Holders are urged to consult their tax advisors with respect to the U.S. federal income tax consequences resulting from an adjustment to the conversion rate of the notes.
Foreign Account Tax Compliance Act
Withholding at a rate of 30% will be required on interest (including any OID) and constructive dividends in respect of the notes held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into an agreement with the Treasury to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments or (ii) complies with the terms of an intergovernmental agreement between the U.S. and an applicable foreign country. Accordingly, the entity through which the notes are held will affect the determination of whether such withholding is required. Similarly, payments of interest and constructive dividends in respect of the notes held by an investor that is a non-financial non-U.S. entity, will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Secretary of the Treasury. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. We will not pay an additional amount to investors in respect of any amounts withheld. Investors are encouraged to consult with their tax advisors regarding the possible implications of these rules on their investment in the notes.

UNDERWRITING
We have entered into an underwriting agreement with JMP Securities LLC as the sole book-running manager of the offering and the sole underwriter of the offering. Pursuant to the terms and conditions of the underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to the underwriter, and the underwriter has agreed to purchase from us, $ million in aggregate principal amount of the notes.
The underwriting agreement provides that the underwriter is obligated to purchase all of the notes in the offering if any are purchased. The obligations of the underwriter under the underwriting agreement are subject to the satisfaction of certain conditions.
We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make in respect of those liabilities.
The underwriter initially proposes to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. After the initial offering, the underwriter may change the public offering price and any other selling terms. The underwriter may offer and sell notes through certain of its affiliates.
The following table shows the underwriting discounts and commissions to be paid to the underwriter by us in connection with this offering.

	Per Note	No Exercise	Full Exercise
Per $1,000 principal amount of notes	%	$	$
Total	%	$	$
We estimate that the expenses for this offering payable by us (other than discounts and commissions set forth in the table above) will be approximately $100,000.
A prospectus supplement and accompanying prospectus in electronic format may be made available on websites maintained by the underwriter or by its affiliates. The underwriter may agree to allocate a number of the notes for sale to its online brokerage account holders. Internet distributions will be made by the underwriter on the same basis as other allocations.
Option to Purchase Additional Notes
We have granted the underwriter the right to purchase, exercisable within a 30 day period from the date of this prospectus supplement up to an additional $ million principal amount of notes from us solely to cover over-allotments at the offering price less the underwriting discounts and commissions. If any additional notes are purchased with this option, the underwriter will offer such additional notes on the same terms as those on which the notes are being offered.

New Issue of Notes
The notes are a new issue of securities, and there is no established trading markets for such notes. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system.

The underwriter has advised us that it intends to make a market in the notes, but it is not obligated to do so. The underwriter may discontinue any market making in the notes at any time in its sole discretion without notice. Accordingly, we cannot assure you that a liquid trading market will develop for the notes. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their public offering price depending on prevailing interest rates, the market for similar securities, our performance and other factors.
No Sale of Similar Securities
We have agreed that, for a period of 45 days after the date of the offering of the securities to be sold hereunder, we will not (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, without the prior written consent of the underwriter, other than the Securities to be sold hereunder and any shares of common stock of the Company issued upon the exercise of options granted under existing employee stock option plans.
Our Manager and our directors and officers have entered into lock-up agreements with the underwriter prior to the commencement of this offering pursuant to which each of these persons or entities have agreed they will not, subject to limited exceptions, without the prior written consent of the underwriter, during the period beginning on the date of the lock-up agreements and ending 45 days after the date of this prospectus supplement, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock (including without limitation, common stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise or (3) make any demand for or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock, subject to certain exceptions.
Price Stabilization and Short Positions; Repurchase of Common Stock
In connection with the offering of the notes, the underwriter may engage in stabilizing transactions and syndicate covering transactions in the notes and our common stock. Stabilizing transactions involve bids to purchase the notes or our common stock in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Syndicate covering transactions involve purchases of the notes or our common stock in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the notes or our common stock to be higher than it would otherwise be in the absence of those transactions.

These transactions could have the effect of raising or maintaining the market price of our common stock above levels that would otherwise have prevailed, or preventing or retarding a decline in the market price of our common stock.
Other Relationships
The underwriter and its affiliates have in the past had, or currently have, other relationships with us. In the ordinary course of their trading, brokerage, investment management and financing activities, the underwriter or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own accounts or the accounts of customers, in our securities. From time to time, in the ordinary course of business, the underwriter and its affiliates have provided, and in the future may continue to provide, investment banking services to us and have received fees for the rendering of such services. In addition, the underwriter currently provides, and in the future may continue to provide, similar or other banking and financial services to us.
The underwriter is the agent under our Equity Distribution Agreement, dated March 6, 2017, as amended on June 5, 2020 may be further amended from time to time.
Long-dated Settlement
In addition, from time to time, the underwriter and its affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.
General
Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus supplement and the accompanying prospectus may not be offered or sold, directly or indirectly, nor may this prospectus supplement, the accompanying prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement and the accompanying prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus supplement and the accompanying prospectus. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus supplement and the accompanying prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
You should be aware that the laws and practices of certain countries require investors to pay stamp taxes and other charges in connection with purchases of securities.

LEGAL MATTERS
Certain legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. The underwriter is being represented in connection with this offering by Cozen O’Connor P.C., Minneapolis, Minnesota and Goodwin Procter LLP, Boston, Massachusetts.

EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to you, free of charge, on the SEC's website at http://www.sec.gov. You may also obtain additional information by visiting our website at http://www.westernassetmcc.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of this prospectus supplement or any other report or document we file with or furnish to the SEC.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus supplement which has been previously filed, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except for any information superseded by information included or incorporated by reference in this prospectus supplement. We have filed the documents listed below with the SEC (File No. 001-35543) under the Exchange Act and these documents are incorporated herein by reference:
•    our Annual Report on Form 10-K for the year ended December 31, 2020, filed on March 8, 2021;

•    our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021, filed on May 6, 2021 and August 4, 2021, respectively;

•    the portions of our Definitive Proxy Statement on Schedule 14A, filed May 4, 2021, that are incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2020;

• our Current Reports on Form 8-K filed on September 7, 2021, August 3, 2021 (only with respect to Items 5.02 and 9.01), June 30, 2021 and May 21, 2021; and

•the description of our common stock set forth in our registration statement on Form 8-A, filed on May 7, 2012, and any amendment or report filed for the purpose of updating such description.

All documents that we file (but not those that we furnish) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and prior to the termination of the offering of the notes shall be deemed to be incorporated by reference into this prospectus supplement and will automatically update and supersede the information in this prospectus supplement, the accompanying prospectus and any previously filed documents.
We will provide to each person, including any beneficial owner, to whom a copy of this prospectus supplement is delivered, a copy of any or all of the information that has been incorporated by reference into this prospectus supplement but not delivered with this prospectus supplement (other than the exhibits to such documents which are not specifically incorporated by reference herein); we will provide this information at no cost to the requester upon written or oral request to Western Asset Management Company, 385 East Colorado Boulevard, Pasadena, California 91101, telephone number (626) 844-9400. You may also obtain copies of this information by visiting our website at www.westernassetmcc.com.

PROSPECTUS
$750,000,000
Common Stock
Preferred Stock
Depositary Shares
Debt Securities
Warrants
Subscription Rights
Purchase Contracts
Purchase Units

    We may offer, issue and sell from time to time, together or separately, the securities described in this prospectus.
We will provide the specific terms of any securities we may offer in supplements to this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest. This prospectus may not be used to offer and sell any securities unless accompanied by a prospectus supplement describing the amount of and terms of the offering of those securities.
We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers on a continuous or delayed basis. We reserve the sole right to accept, and together with any underwriters, dealers and agents, reserve the right to reject, in whole or in part, any proposed purchase of securities. The names of any underwriters, dealers or agents involved in the sale of any securities, the specific manner in which they may be offered and any applicable commissions or discounts will be set forth in the prospectus supplement covering the sales of those securities.
Our common stock is listed on the New York Stock Exchange under the symbol “WMC.” On May 15, 2020, the last reported price of our common stock was $2.10 per share.
Investing in our securities involves risks. You should carefully read and consider the risks described under the section entitled “Risk Factors” included in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, in prospectus supplements relating to specific offerings of securities and in other information that we file with the Securities and Exchange Commission before making a decision to invest in our securities.
We impose certain restrictions on the ownership and transfer of shares of our common stock and our other capital stock. You should read the information under the section entitled “Description of Capital Stock-Restrictions on Ownership and Transfer” in this prospectus for a description of these restrictions.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this prospectus is May 26, 2020.

Prospectus

ABOUT THIS PROSPECTUS
This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission, or the SEC. By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. The exhibits to our registration statement contain the full text of certain contracts and other important documents that we have summarized in this prospectus or that we may summarize in a prospectus supplement. Because these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement and the exhibits can be obtained from the SEC as indicated under the sections entitled “Where You Can Find More Information” and “Documents Incorporated By Reference.”
This prospectus only provides you with a general description of the securities we may offer and such description is not meant to be a complete description of each security. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully both this prospectus and any prospectus supplement together with the additional information described under the sections entitled “Where You Can Find More Information” and “Documents Incorporated By Reference.”
Unless otherwise indicated or the context requires otherwise, in this prospectus and any prospectus supplement hereto, references to “our company,” “we,” “us” and “our” mean Western Asset Mortgage Capital Corporation.

WESTERN ASSET MORTGAGE CAPITAL CORPORATION

Our Company

We invest in, finance and manage a diversified portfolio of real estate related securities, whole loans and other financial assets, which we collectively refer to as our target assets. We are externally managed and advised by Western Asset Management Company, LLC, or our Manager, an SEC-registered investment advisor and a wholly-owned subsidiary of Legg Mason, Inc. (“Legg Mason”). On February 18, 2020, Franklin Resources, Inc. (“Franklin”) and Legg Mason announced that they had entered into an agreement under which Franklin would acquire Legg Mason and its affiliates, including our Manager. The transaction is expected to close in the third quarter of 2020 and is subject to customary closing conditions. Upon completion of the transaction our Manager would become a wholly owned subsidiary of Franklin. Our Manager is responsible for administering our business activities and our day-to-day operations, subject to the supervision of our board of directors.
The size and composition of our portfolio depends on investment strategies implemented by our Manager, the accessibility to capital and overall market conditions, including availability of attractively priced target assets and financing. Our objective is to provide an attractive risk-adjusted return to our stockholders over the long term. Our Manager has built a diversified portfolio of our target assets to better enable us to deliver attractive returns through market cycles. Our portfolio is mainly comprised of residential whole loans, commercial loans, Non-Agency CMBS, Non-Agency RMBS and residential bridge loans. To a lesser extent, we have invested in other securities including certain U.S. Government-sponsored entity risk sharing securities, as well as certain Non-U.S. CMBS and asset-backed securities, or ABS, investments secured by a portfolio of private student loans. In addition, our holdings include securitized commercial loans from two consolidated variable interest entities or VIEs. We intend to expand our portfolio through organic growth and acquisition opportunities. To comply with real estate investment trust, or REIT, requirements, some of our investments are held in a taxable REIT subsidiary, or TRS. Acquiring investments and engaging in activities through the TRS enables us to avoid jeopardizing our REIT status.
We operate and have elected to be taxed as a REIT, commencing with our taxable year ended December 31, 2012. We will generally not be subject to U.S. federal income taxes on our taxable income to the extent that we annually distribute, in accordance with the REIT requirements, all of our net taxable income to stockholders and otherwise maintain our intended qualification as a REIT. We also intend to operate our business in a manner that will permit us to maintain our exemption from registration under the Investment Company Act of 1940, as amended (the “1940 Act”).
Corporate Information
We are a Delaware corporation and commenced operations in May 2012. Our corporate headquarters office is located at 385 East Colorado Boulevard, Pasadena, California 91101, and our telephone number is (626) 844-9400.

RISK FACTORS
Investing in our securities involves risks. You should carefully read and consider the risks described under the section entitled “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference herein, as well as the other information contained in or incorporated by reference into this prospectus and in any applicable prospectus supplement, before making a decision to invest in our securities. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment.

FORWARD-LOOKING INFORMATION
This prospectus and the documents we incorporate herein by reference contain certain forward-looking statements, including without limitation, statements concerning our operations, economic performance and financial condition. For these statements, we claim the protections of the safe harbor for forward-looking statements contained herein and therein. Forward-looking statements are subject to substantial risks and uncertainties, many of which are difficult to predict and are generally beyond our control. In particular, it is difficult to fully assess the impact of COVID-19 at this time due to, among other factors, uncertainty regarding the severity and duration of the outbreak domestically and internationally and the effectiveness of federal, state and local governments’ efforts to contain the spread of COVID-19 and respond to its direct and indirect impact on the U.S. economy and economic activity.
These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. When we use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, we intend to identify forward-looking statements. Forward-looking statements do not guarantee future performance, which may be materially different from that expressed in, or implied by, any such statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Factors that may cause actual results to vary from our forward-looking statements include, but are not limited to:
•market trends in our industry, interest rates, real estate values, the debt securities markets, the U.S. housing and the U.S. and foreign commercial real estate markets or the general economy or the market for residential and/or commercial mortgage loans;
•our business and investment strategy;
•our projected operating results;
•changes in interest rates and the market value of our target assets;
•credit risks;
•servicing-related risks, including those associated with foreclosure and liquidation;
•the state of the U.S. and to a lesser extent, international economy generally or in specific geographic regions;
•economic trends and economic recoveries;
•our ability to obtain and maintain financing arrangements, including under our repurchase agreements, a form of secured financing, and securitizations;
•the current potential return dynamics available in RMBS and CMBS;
•the level of government involvement in the U.S. mortgage market;
•the anticipated default rates on CMBS and Commercial Loans;
•the loss severity on Non-Agency MBS;
•the general volatility of the securities markets in which we participate;
•changes in the value of our assets;
•our expected portfolio of assets;
•our expected investment and underwriting process;
•interest rate mismatches between our target assets and any borrowings used to fund such assets;
•changes in prepayment rates on our target assets;
•effects of hedging instruments on our target assets;
•rates of default or decreased recovery rates on our target assets;
•the degree to which our hedging strategies may or may not protect us from interest rate volatility;
•the impact of and changes in governmental regulations, tax law and rates, accounting guidance and similar matters;
•our ability to maintain our qualification as a real estate investment trust for U.S. federal income tax purposes;
•our ability to maintain our exemption from registration under the 1940 Act;

•the availability of opportunities to acquire Agency RMBS, Non-Agency RMBS, CMBS, Residential and Commercial Whole Loans, Residential and Commercial Bridge Loans and other mortgage assets;
•the availability of qualified personnel;
•estimates relating to our ability to make distributions to our stockholders in the future;
•our understanding of our competition; and
•the uncertainty and economics impacts of pandemics, epidemics or other public health emergencies, such as the recent outbreak of COVID-19.
The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. Forward-looking statements are not predictions of future events. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. Some of these factors are described in “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and in any other report incorporated by reference in this prospectus supplement and the accompanying prospectus. These and other risks, uncertainties and factors, including those described in the annual, quarterly and current reports that we file with the Securities and Exchange Commission, or SEC, could cause our actual results to differ materially from those included in any forward-looking statements we make. All forward-looking statements speak only as of the date they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS
Unless otherwise indicated in a prospectus supplement, we intend to use the net proceeds from the offering of securities under this prospectus to opportunistically purchase Residential Whole-Loans, Commercial Loans, Non-Agency CMBS, Non-Agency RMBS and/or other target asset classes we may identify in the future, in each case consistent with our investment guidelines, and/or for general corporate purposes.

DESCRIPTION OF CAPITAL STOCK
The following is a summary of the rights and preferences of our common stock, preferred stock, units and warrants (which are represented by certificates) and the related provisions of our amended and restated certificate of incorporation and amended and restated bylaws, as each is in effect as the date hereof. While we believe that the following description covers the material terms of our capital stock and other securities, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire prospectus, our amended and restated certificate of incorporation, amended and restated bylaws and warrants and warrant certificates and the other documents we refer to for a more complete understanding of our capital stock and other securities. Copies of our amended and restated certificate of incorporation, amended and restated bylaws and warrants and warrant certificates are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”
General
Our amended and restated certificate of incorporation provides that we may issue up to 500,000,000 shares of common stock and 100,000,000 shares of preferred stock, both having par value $0.01 per share. As of May 15, 2020, 53,423,876 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding.
Common stock

Voting rights
Subject to the restrictions contained in our amended and restated certificate of incorporation regarding the transfer and ownership of our capital stock and except as may otherwise be specified in the terms of any class or series of common stock, our common stockholders will be entitled to one vote per share. Our common stockholders will not be entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all holders of our common stock present in person or represented by proxy, voting together as a single class. Except as otherwise provided by law, amendments to our amended and restated certificate of incorporation must be approved by a majority or, in some cases, a super-majority of the combined voting power of all shares of common stock, voting together as a single class.
Dividend rights
Subject to the restrictions contained in our amended and restated certificate of incorporation regarding the transfer and ownership of our capital stock, our common stockholders will share ratably (based on the number of common shares held) if and when any dividend is declared by our board of directors. Dividends consisting of common stock may be paid only as follows: (1) common stock may be paid only to holders of common stock; and (2) shares shall be paid proportionally with respect to each outstanding common share. We may not subdivide or combine shares of any class of common stock or issue a dividend on shares of any class of common stock without at the same time proportionally subdividing or combining shares of any other class or issuing a similar dividend on any other class.
Liquidation rights
Upon our liquidation, dissolution or winding up, each of our common stockholders will be entitled to a pro rata dividend of any assets available for dividend to common stockholders.
Other matters
In the event of our merger or consolidation with or into another company in connection with which shares of common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), our common stockholders will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). No shares of our common stock will be subject to redemption or have preemptive rights to purchase additional shares. All the outstanding shares of common stock are validly issued, fully paid and non-assessable.
Preferred stock
Our amended and restated certificate of incorporation provides that our board of directors has the authority, without action by the stockholders, to designate and issue up to 100,000,000 shares of preferred stock in one or more classes or series and to fix the rights, preferences, privileges and restrictions of each class or series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any class or series, which may be greater than the rights of the holders of the common stock. There are no shares of preferred stock outstanding. Any issuance of shares of preferred stock could adversely affect the voting power of holders of common stock, and the likelihood that the holders will receive dividend payments and payments upon liquidation could have the effect of delaying, deferring or preventing a change in control. We have no present plans to issue any shares of preferred stock.
Restrictions on ownership and transfer of our capital stock
In order to continue to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, for each taxable year beginning after December 31, 2012, our shares of capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Also, for our taxable years beginning after December 31, 2012, no more than 50% of the value of our outstanding shares of capital stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the second half of any calendar year.
Our amended and restated certificate of incorporation, subject to certain exceptions, contains restrictions on the number of shares of our capital stock that a person may own and may prohibit certain entities from owning our shares. Our amended and restated certificate of incorporation provides that (subject to certain exceptions described below) no person may beneficially or constructively own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% in value or in number of shares, whichever is more restrictive, of our outstanding shares of common or capital stock. Pursuant to our amended and restated certificate of incorporation, our board of directors has the power to increase or decrease the percentage of common or capital stock that a person may beneficially or constructively own. However, any decreased stock ownership limit will not apply to any person whose percentage ownership of our common or capital stock, as the case may be, is in excess of such decreased stock ownership limit until that person’s percentage ownership of our common or capital stock, as the case may be, equals or falls below the decreased stock ownership limit. Until such a person’s percentage ownership of our common or capital stock, as the case may be, falls below such decreased stock ownership limit, any further acquisition of common stock will be in violation of the decreased stock ownership limit. If our board of directors changes the stock ownership limit, it will: (1) notify each stockholder of record of any such change; and (2) publicly announce any such change, in each case at least 30 days prior to the effective date of such change. For purposes of this calculation, warrants treated as held by any stockholder will be deemed to have been exercised when calculating such holder’s ownership of capital stock. However, warrants held by other unrelated persons will not be deemed to have been exercised.
Our amended and restated certificate of incorporation also prohibits any person from beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT and from transferring shares of our capital stock if the transfer would result in our capital stock being beneficially owned by fewer than 100 persons. In addition, no such person may own an interest in any tenant that would cause us to own, actually or constructively, more than a 9.9% interest in such tenant. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transferability and ownership, or who is the intended transferee of shares of our capital stock that are transferred to the trust (as described below), is required to give written notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our qualification as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.
Our board of directors, in its sole discretion, may exempt a person from the foregoing restrictions. The person seeking an exemption must provide to our board of directors such representations and undertakings and satisfy such conditions, in each case as our board of directors may deem reasonably necessary to conclude that granting the exemption will not cause us to lose our qualification as a REIT. Our board of directors may also require a ruling from the Internal Revenue Service, or the IRS, or an opinion of counsel in order to determine or ensure our qualification as a REIT in the context of granting such exemptions.
Any attempted transfer of our capital stock which, if effective, would result in a violation of the foregoing restrictions will cause the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in such shares. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our amended and restated certificate of incorporation) prior to the date of the transfer. If, for any reason, the transfer to the trust does not occur or would not prevent a violation of the restrictions on ownership contained in our amended and restated certificate of incorporation, our amended and restated certificate of incorporation provides that the purported transfer will be void ab initio. Shares of our capital stock held in the trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of our capital stock held in the trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of capital stock held in the trust. The trustee of the trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the trust. These rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividend or other distribution paid prior to our discovery that shares of capital stock have been transferred to the trust will be paid by the recipient to the trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution paid to the trustee will be held in trust for the charitable beneficiary. Subject to Delaware law, the trustee will have the authority to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote.
Within 20 days of receiving notice from us that shares of our capital stock have been transferred to the trust, the trustee will sell the shares to a person designated by the trustee, whose ownership of the shares will not violate the above ownership limitations. Upon such sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee and to the charitable beneficiary as follows: the proposed transferee will receive the lesser of: (1) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the trust (e.g., a gift, devise or other similar transaction), the market price (as defined in our amended and restated certificate of incorporation) of the shares on the day of the event causing the shares to be held in the trust and (2) the price received by the trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of our capital stock have been transferred to the trust, the shares are sold by the proposed transferee, then: (1) the shares shall be deemed to have been sold on behalf of the trust and (2) to the extent that the proposed transferee received an amount for the shares that exceeds the amount the proposed transferee was entitled to receive, the excess shall be paid to the trustee upon demand.
In addition, shares of our capital stock held in the trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of the price per share in the transaction that resulted in the transfer to the trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the proposed transferee.
Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) in number or in value of all classes or series of our capital stock, including shares of our common stock, within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of our capital stock that the owner beneficially owns and a description of the manner in which the shares are held. Each owner shall provide to us such additional information as we may request to determine the effect, if any, of the beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limitations. In addition, each such owner shall, upon demand, be required to provide to us such information as we may request, in good faith, to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the 9.8% ownership limitations in our amended and restated certificate of incorporation.
These ownership limitations could delay, defer or prevent a transaction or a change in control that might involve a premium price for our common stock or might otherwise be in the best interests of our stockholders.
Anti-takeover effects of Delaware law and our amended and restated certificate of incorporation and amended and restated bylaws
Our amended and restated certificate of incorporation, which has been filed with the State of Delaware and became effective immediately prior to the completion of our initial public offering on May 15, 2012, and our amended and restated bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control of our company unless the takeover or change in control is approved by our board of directors. In addition to the above-described restrictions regarding the transfer and ownership of our capital stock, these provisions include the following:
Stockholder action by written consent
Our amended and restated certificate of incorporation provides that stockholder action may not be taken by written consent in lieu of a meeting and that stockholder action may be taken only at an annual or special meeting of stockholders.
Elimination of the ability to call special meetings
Our amended and restated bylaws provide that, except as otherwise required by law, special meetings of our stockholders can only be called by our president, pursuant to a resolution adopted by a majority of our board of directors or a committee of our board of directors that has been duly designated by our board of directors and whose powers and authority include the power to call such meetings, or by the chairman of our board of directors. Stockholders are not permitted to call a special meeting or to require our board of directors to call a special meeting.
Removal of directors; board of directors vacancies
Our amended and restated certificate of incorporation, as amended, provides that members of our board of directors may only be removed with the affirmative vote of the holders of at least a majority of the combined voting power of all the shares of all classes of our capital stock entitled to vote generally in the election of directors. Our amended and restated bylaws provide that only our board of directors may fill vacant directorships. These provisions would prevent a stockholder from gaining control of our board of directors by removing incumbent directors and filling the resulting vacancies with such stockholder’s own nominees.

Amendment of amended and restated certificate of incorporation and amended and restated bylaws
The General Corporation Law of the State of Delaware, or the DGCL, generally provides that the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend or repeal a corporation’s amended and restated certificate of incorporation or amended and restated bylaws, unless the amended and restated certificate of incorporation requires a greater percentage. Our amended and restated certificate of incorporation generally requires the approval of both a majority of the combined voting power of all the classes of shares of our capital stock entitled to vote generally in the election of directors and a majority of the members of our board of directors to amend any provisions of our amended and restated certificate of incorporation, except that provisions of our amended and restated certificate of incorporation relating to the powers, numbers, classes, elections, terms and removal of our directors, as well as the ability to fill vacancies on our board of directors requires the affirmative vote of at least 66% of the combined voting power of all the shares of all classes of our capital stock entitled to vote generally in the election of directors. In addition, our amended and restated certificate of incorporation: (1) grants our board of directors the authority to amend and repeal our amended and restated bylaws without a stockholder vote in any manner not inconsistent with the DGCL; and (2) requires that stockholders may only amend our amended and restated bylaws with the affirmative vote of 66% of the combined voting power of all the shares of all classes of our capital stock entitled to vote generally in the election of directors.
The foregoing provisions of our amended and restated certificate of incorporation and amended and restated bylaws could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by our board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit you or other minority stockholders.
Section 203 of the DGCL
We have elected not to be subject to Section 203 of the DGCL, an anti-takeover law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation’s voting stock. In our amended and restated certificate of incorporation, we have elected not to be bound by Section 203 of the DGCL.
Limitations on liability and indemnification of officers and directors
Our amended and restated certificate of incorporation and amended and restated bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL, except that such directors and officers will not be indemnified to the extent that any such person has committed willful misfeasance, bad faith, gross negligence or reckless disregard involved in the conduct of such person’s duty to or for us. In addition, as permitted by Delaware law, our amended and restated certificate of incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of certain fiduciary duties as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of fiduciary duties as a director, except that a director will be personally liable to the extent such director has committed willful misfeasance, bad faith, gross negligence or reckless disregard of such director’s duties involved in the conduct of the office of director.
We have entered into indemnification agreements with each of our directors and executive officers that provide for indemnification to the maximum extent permitted by Delaware law.
The above-described limitation of liability and indemnification may be held not to be enforceable for violations of the federal securities laws of the United States.
Transfer agent and registrar
The transfer agent and registrar for our shares of common stock is American Stock Transfer and Trust Company.

DESCRIPTION OF DEBT SECURITIES
We may offer debt securities in one or more series which may be senior, subordinated or junior subordinated, and which may be convertible into another security. Unless otherwise specified in the applicable prospectus supplement, our debt securities will be issued in one or more series under an indenture to be entered into between us and a trustee to be named therein. Holders of our indebtedness will be structurally subordinated to holders of any indebtedness (including trade payables) of any of our subsidiaries.
The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities, will be described in the applicable prospectus supplement. The terms of the debt securities will include those set forth in the applicable indenture and those made a part of the global indenture by the Trust Indenture Act of 1939, or the TIA. You should read the summary below, the applicable prospectus supplement and provisions of the applicable indenture and indenture supplement, if any, in their entirety before investing in our debt securities.
The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:
•the title and aggregate principal amount of the debt securities and any limit on the aggregate principal amount;
•whether the debt securities will be senior, subordinated or junior subordinated;
•any applicable subordination provisions for any subordinated debt securities;
•the maturity date(s) or method for determining same;
•the interest rate(s) or the method for determining same;
•the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest shall be payable in cash or additional securities;
•whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;
•redemption or early repayment provisions;
•authorized denominations;
•if other than the principal amount, the principal amount of debt securities payable upon acceleration;
•place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon the company may be made;
•whether such debt securities will be issued in whole or in part in the form of one or more global securities and the date as which the securities are dated if other than the date of original issuance;
•amount of discount or premium, if any, with which such debt securities will be issued;
•any covenants applicable to the particular debt securities being issued;
•any additions or changes in the defaults and events of default applicable to the particular debt securities being issued;
•the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination and release of the guarantees), if any;
•the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;
•the time period within which, the manner in which and the terms and conditions upon which the holders of the debt securities or the company can select the payment currency;
•our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;
•any restriction or conditions on the transferability of the debt securities;
•provisions granting special rights to holders of the debt securities upon occurrence of specified events;
•additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;

•additions or changes to the provisions for the defeasance of the debt securities or to provisions related to satisfaction and discharge of the indenture;
•provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series; and
•any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such debt securities).

General
We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the indenture.
We will describe in the applicable prospectus supplement any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, and the currencies, commodities, equity indices or other factors to which the amount payable on such date would be linked, will be described in the applicable prospectus supplement.
United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.
We expect most debt securities to be issued in fully registered form without coupons and in denominations of $2,000 and any integral multiples of $1,000 in excess thereof. Subject to the limitations provided in the indenture and prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.
Global Securities
Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or to another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or to a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law
The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York, without regard to conflicts of laws principles thereof.

DESCRIPTION OF DEPOSITARY SHARES
We may issue depositary receipts representing interests in shares of particular series of preferred stock which are called depositary shares. We will deposit the preferred stock of a series which is the subject of depositary shares with a depositary, which will hold that preferred stock for the benefit of the holders of the depositary shares, in accordance with a deposit agreement between the depositary and us. The holders of depositary shares will be entitled to all the rights and preferences of the preferred stock to which the depositary shares relate, including dividend, voting, conversion, redemption and liquidation rights, to the extent of their interests in that preferred stock.
While the deposit agreement relating to a particular series of preferred stock may have provisions applicable solely to that series of preferred stock, all deposit agreements relating to preferred stock we issue will include the following provisions:
Dividends and Other Distributions
Each time we pay a cash dividend or make any other type of cash distribution with regard to preferred stock of a series, the depositary will distribute to the holder of record of each depositary share relating to that series of preferred stock an amount equal to the dividend or other distribution per depositary share the depositary receives. If there is a distribution of property other than cash, the depositary either will distribute the property to the holders of depositary shares in proportion to the depositary shares held by each of them, or the depositary will, if we approve, sell the property and distribute the net proceeds to the holders of the depositary shares in proportion to the depositary shares held by them.
Withdrawal of Preferred Stock
A holder of depositary shares will be entitled to receive, upon surrender of depositary receipts representing depositary shares, the number of whole or fractional shares of the applicable series of preferred stock, and any money or other property, to which the depositary shares relate.
Redemption of Depositary Shares
Whenever we redeem shares of preferred stock held by a depositary, the depositary will be required to redeem, on the same redemption date, depositary shares constituting, in total, the number of shares of preferred stock held by the depositary which we redeem, subject to the depositary’s receiving the redemption price of those shares of preferred stock. If fewer than all the depositary shares relating to a series are to be redeemed, the depositary shares to be redeemed will be selected by lot or by another method we determine to be equitable.
Voting
Any time we send a notice of meeting or other materials relating to a meeting to the holders of a series of preferred stock to which depositary shares relate, we will provide the depositary with sufficient copies of those materials so they can be sent to all holders of record of the applicable depositary shares, and the depositary will send those materials to the holders of record of the depositary shares on the record date for the meeting. The depositary will solicit voting instructions from holders of depositary shares and will vote or not vote the preferred stock to which the depositary shares relate in accordance with those instructions.
Liquidation Preference
In the event of our liquidation, dissolution or winding up, the holder of each depositary share will be entitled to what the holder of the depositary share would have received if the holder had owned the number of shares (or fraction of a share) of preferred stock which is represented by the depositary share.

Conversion
If shares of a series of preferred stock are convertible into common stock or other of our securities or property, holders of depositary shares relating to that series of preferred stock will, if they surrender depositary receipts representing depositary shares and appropriate instructions to convert them, receive the shares of common stock or other securities or property into which the number of shares (or fractions of shares) of preferred stock to which the depositary shares relate could at the time be converted.
Amendment and Termination of a Deposit Agreement
We and the depositary may amend a deposit agreement, except that an amendment which materially and adversely affects the rights of holders of depositary shares, or would be materially and adversely inconsistent with the rights granted to the holders of the preferred stock to which they relate, must be approved by holders of at least two-thirds of the outstanding depositary shares. No amendment will impair the right of a holder of depositary shares to surrender the depositary receipts evidencing those depositary shares and receive the preferred stock to which they relate, except as required to comply with law. We may terminate a deposit agreement with the consent of holders of a majority of the depositary shares to which it relates. Upon termination of a deposit agreement, the depositary will make the whole or fractional shares of preferred stock to which the depositary shares issued under the deposit agreement relate available to the holders of those depositary shares. A deposit agreement will automatically terminate if:
•all outstanding depositary shares to which it relates have been redeemed or converted; or
•the depositary has made a final distribution to the holders of the depositary shares issued under the deposit agreement upon our liquidation, dissolution or winding up.

Miscellaneous
There will be provisions: (1) requiring the depositary to forward to holders of record of depositary shares any reports or communications from us which the depositary receives with respect to the preferred stock to which the depositary shares relate; (2) regarding compensation of the depositary; (3) regarding resignation of the depositary; (4) limiting our liability and the liability of the depositary under the deposit agreement (usually to failure to act in good faith, gross negligence or willful misconduct); and (5) indemnifying the depositary against certain possible liabilities.

DESCRIPTION OF WARRANTS
We may issue warrants to purchase debt or equity securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.
The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:
•the title of the warrants;
•the designation, amount and terms of the securities for which the warrants are exercisable;
•the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;
•the price or prices at which the warrants will be issued;
•the aggregate number of warrants;
•any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;
•the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;
•if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;
•if applicable, a discussion of the material U.S. federal income tax considerations applicable to the exercise of the warrants;
•any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;
•the date on which the right to exercise the warrants will commence, and the date on which the right will expire;
•the maximum or minimum number of warrants that may be exercised at any time; and
•information with respect to book-entry procedures, if any.
Each warrant will entitle the holder of warrants to purchase for cash the amount of debt or equity securities, at the exercise price stated or determinable in the prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the applicable prospectus supplement. When the warrantholder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the debt or equity securities that the warrantholder has purchased. If the warrantholder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS
We may issue subscription rights to purchase shares of our common stock, shares of our preferred stock or our debt securities. We may issue subscription rights independently or together with any other offered security, which may or may not be transferable by the stockholder. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The prospectus supplement relating to any subscription rights we may offer will contain the specific terms of the subscription rights. These terms may include the following:
•the price, if any, for the subscription rights;
•the number and terms of each share of common stock or preferred stock or debt securities which may be purchased per each subscription right;
•the exercise price payable for each share of common stock or preferred stock or debt securities upon the exercise of the subscription rights;
•the extent to which the subscription rights are transferable;
•any provisions for adjustment of the number or amount of securities receivable upon exercise of the subscription rights or the exercise price of the subscription rights;
•any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;
•the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;
•the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and
•if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.
The description in an accompanying prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate or subscription rights agreement, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of any subscription rights certificate or subscription rights agreement if we offer subscription rights, see “Where You Can Find More Information.” We urge you to read the applicable subscription rights certificate, the applicable subscription rights agreement and any accompanying prospectus supplement in their entirety.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS
We may issue purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of our common stock, shares of our preferred stock or our debt securities at a future date or dates, which we refer to in this prospectus as purchase contracts. The price of the securities and the number of securities may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts, and may be subject to adjustment under anti-dilution formulas. The purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred securities or debt obligations of third parties, including U.S. treasury securities, or any combination of the foregoing, securing the holders’ obligations to purchase the securities under the purchase contracts, which we refer to herein as purchase units. The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner. The purchase contracts also may require us to make periodic payments to the holders of the purchase contracts or the purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded in whole or in part.
The description in an accompanying prospectus supplement of any purchase contract or purchase unit we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable purchase contract or purchase unit, which will be filed with the SEC if we offer purchase contracts or purchase units. For more information on how you can obtain copies of any purchase contract or purchase unit we may offer, see “Where You Can Find More Information.” We urge you to read the applicable purchase contract or applicable purchase unit and any accompanying prospectus supplement in their entirety.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of the U.S. federal income tax consequences generally applicable to an investment in the stock or debt securities of Western Asset Mortgage Capital Corporation. Supplemental U.S. federal income tax considerations relevant to the ownership of the other securities offered by this prospectus may be provided in the prospectus supplement that relates to those securities. For purposes of this section under the heading “U.S. Federal Income Tax Considerations,” references to “Western Asset Mortgage Capital Corporation,” “we,” “our” and “us” mean only Western Asset Mortgage Capital Corporation and not its subsidiaries or other lower-tier entities, except as otherwise indicated. This summary is based upon the Internal Revenue Code, the regulations promulgated by the U.S. Department of the Treasury (the “Treasury”), rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. Except as indicated below, we have not sought, and do not intend to seek, an advance ruling from the IRS regarding any matter discussed in this prospectus. The summary is also based upon the assumption that we and our subsidiaries and affiliated entities will operate in accordance with our and their applicable organizational documents. This summary is for general information only and is not tax advice. The Internal Revenue Code provisions governing the U.S. federal income tax treatment of REITs and their stockholders are highly technical and complex, and this summary is qualified in its entirety by the express language of applicable Internal Revenue Code provisions, Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof. Moreover, this summary does not purport to discuss all aspects of U.S. federal income taxation that may be relevant to a particular investor in light of its investment or tax circumstances or to investors subject to special tax rules, such as:
•financial institutions;
•insurance companies;
•broker-dealers;
•regulated investment companies;
•partnerships and trusts;
•persons who hold our stock or debt securities on behalf of other persons as nominees;
•persons who receive our stock or debt securities through the exercise of employee stock options or otherwise as compensation;
•persons holding our stock or debt securities as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment; and
•persons whose functional currency is not the U.S. dollar.
If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our stock or debt securities, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our stock or debt securities.
This summary assumes that investors will hold their stock or debt securities as capital assets, which generally means as property held for investment.
The U.S. federal income tax treatment of holders of our stock or debt securities depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular holder of holding our stock or debt securities will depend on the holder’s particular tax circumstances. You are urged to consult your tax advisor regarding the U.S. federal, state, local, and foreign income and other tax consequences to you in light of your particular investment or tax circumstances of acquiring, holding, exchanging, or otherwise disposing of our stock or debt securities.

Taxation of Western Asset Mortgage Capital Corporation
We elected to be taxed as a REIT commencing with our taxable year ended December 31, 2012. We believe that, commencing with such taxable year, we have been organized and have operated in such a manner as to qualify for taxation as a REIT under the applicable provisions of the Internal Revenue Code. We intend to continue to operate in such a manner to qualify for taxation as a REIT.
The law firm of Skadden, Arps, Slate, Meagher & Flom LLP has acted as our tax counsel. In connection with this prospectus, we expect to receive an opinion of Skadden, Arps, Slate, Meagher & Flom LLP to the effect that, commencing with our taxable year ended December 31, 2012, we have been organized in conformity with the requirements for qualification and taxation as a REIT under the Internal Revenue Code, and that our actual method of operation has enabled, and our proposed method of operation will continue to enable, us to meet the requirements for qualification and taxation as a REIT. It must be emphasized that the opinion of Skadden, Arps, Slate, Meagher & Flom LLP will be based on various assumptions relating to our organization and operation and will be conditioned upon fact-based representations and covenants made by our management regarding our organization, assets, income, and the past, present, and future conduct of our business operations. While we intend to operate so that we will qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given by Skadden, Arps, Slate, Meagher & Flom LLP or by us that we will qualify as a REIT for any particular year. The opinion will be expressed as of the date issued. Skadden, Arps, Slate, Meagher & Flom LLP will have no obligation to advise us or our stockholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.
Qualification and taxation as a REIT depend on our ability to meet on a continuing basis, through actual operating results, distribution levels, and diversity of stock and asset ownership, various qualification requirements imposed upon REITs by the Internal Revenue Code, the compliance with which will not be reviewed by Skadden, Arps, Slate, Meagher & Flom LLP. In addition, our ability to qualify as a REIT depends in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain affiliated entities, the status of which may not have been reviewed by Skadden, Arps, Slate, Meagher & Flom LLP. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.
Taxation of REITs in general
As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Internal Revenue Code. The material qualification requirements are summarized below under “-Requirements for qualification-General.” While we intend to continue to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “-Failure to qualify.”
Provided that we qualify as a REIT, we generally will be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from investment in a corporation. In general, the income that we generate is taxed only at the stockholder level upon a distribution of dividends to our stockholders.
Currently, most U.S. stockholders that are individuals, trusts or estates are taxed on corporate dividends at a reduced maximum U.S. federal income tax rate. With limited exceptions, however, dividends from us or from other entities that are taxed as REITs are generally not eligible for the reduced rates and will continue to be taxed at rates applicable to ordinary income. See “-Taxation of stockholders-Taxation of taxable U.S. stockholders-Distributions.”
Any net operating losses, foreign tax credits and other tax attributes generally do not pass through to our stockholders, subject to special rules for certain items such as the capital gains that we recognize. See “-Taxation of stockholders-Taxation of taxable U.S. stockholders-Distributions.”
Provided we qualify as a REIT, we will nonetheless be subject to U.S. federal tax in the following circumstances:
•We will be taxed at regular corporate rates on any undistributed net taxable income, including undistributed net capital gains.
•If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “-Prohibited transactions,” and “-Foreclosure property,” below.
•If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate.
•If we derive “excess inclusion income” from an interest in certain mortgage loan securitization structures (i.e., a “taxable mortgage pool” or a residual interest in a real estate mortgage investment conduit (“REMIC”)), we could be subject to corporate level U.S. federal income tax at the highest applicable rate to the extent that such income is allocable to specified types of tax-exempt stockholders known as “disqualified organizations” that are not subject to unrelated business income tax. See “-Taxable mortgage pools and excess inclusion income” below.
•If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure adjusted to reflect the profit margin associated with our gross income.
•If we fail to satisfy the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to a penalty tax. In that case, the amount of the penalty tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate if that amount exceeds $50,000 per failure.
•If we fail to distribute during each calendar year at least the sum of: (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain net income for such year; and (iii) any undistributed taxable income from prior periods, we will be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of: (a) the amounts that we actually distributed and (b) the amounts we retained and upon which we paid income tax at the corporate level.
•We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “-Requirements for qualification-General.”
•A 100% tax may be imposed on transactions between us and a TRS that do not reflect arm’s-length terms.
•If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Internal Revenue Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during the five-year period following their acquisition from the subchapter C corporation.
•The earnings of any subsidiary that is a subchapter C corporation, including any TRS, may be subject to U.S. federal corporate income tax.
In addition, we and our subsidiaries may be subject to a variety of other taxes, including payroll taxes and state, local and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.
Requirements for qualification-General
The Internal Revenue Code defines a REIT as a corporation, trust or association:
•that is managed by one or more trustees or directors;
•the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;
•that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;
•that is neither a financial institution nor an insurance company subject to specific provisions of the Internal Revenue Code;
•the beneficial ownership of which is held by 100 or more persons;
•in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Internal Revenue Code to include specified tax-exempt entities); and
•that meets other tests described below, including with respect to the nature of its income and assets.
The Internal Revenue Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation’s initial tax year as a REIT (which, in our case, was 2012). Our amended and restated certificate of incorporation provides restrictions regarding the ownership and transfers of our stock, which are intended to assist us in satisfying the stock ownership requirements described in conditions (5) and (6) above.
To monitor compliance with the stock ownership requirements, we generally are required to maintain records regarding the actual ownership of our stock. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the stock (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record-keeping requirements. If you fail or refuse to comply with the demands, you will be required by Treasury regulations to submit a statement with your tax return disclosing the actual ownership of our stock and other information.
In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We adopted December 31 as our year-end, and thereby satisfy this requirement.
The Internal Revenue Code provides relief from violations of the REIT gross income requirements, as described below under “-Income tests,” in cases where a violation is due to reasonable cause and not willful neglect, and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, certain provisions of the Internal Revenue Code extend similar relief in the case of certain violations of the REIT asset requirements (see “-Asset tests” below) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect, and other conditions are met, including the payment of a penalty tax.

If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.
Effect of subsidiary entities
Ownership of partnership interests. If we are a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, Treasury regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the asset and gross income tests applicable to REITs, without regard to whether we receive a distribution from the partnership. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% asset value test, described below, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements.
Disregarded subsidiaries. If we own a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded for U.S. federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is directly or indirectly wholly-owned by a REIT. Other entities that are wholly-owned by us, including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”
In the event that a disregarded subsidiary of ours ceases to be wholly-owned-for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours-the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “-Asset tests” and “-Income tests.”
Taxable subsidiaries. In general, we may jointly elect with a subsidiary corporation, whether or not wholly-owned, to treat such subsidiary corporation as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a TRS or other taxable subsidiary corporation generally is subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders.
We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary to us is an asset in our hands, and we treat the dividends paid to us from such taxable subsidiary, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income such as management fees or to conduct activities that, if conducted by us directly, would be treated in our hands as prohibited transactions.
The TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis. We intend that all of our transactions with our TRSs, if any, will be conducted on an arm’s-length basis.
Subsidiary REITs. We own interests in one or more corporations that have elected to be taxed as REITs. Provided that each such entity qualifies as a REIT, our interest in such entity will be treated as a qualifying real estate asset for purposes of the REIT asset tests, and any dividend income or gains derived by us will generally be treated as income that qualifies for purposes of the REIT gross income tests. To qualify as a REIT, each such entity must independently satisfy the various REIT qualification requirements described in this summary. If any such entity were to fail to qualify as a REIT (and if certain relief provisions do not apply), such entity would be treated as a regular taxable corporation, and its income would be subject to U.S. federal income tax. In addition, a failure of any such entity to qualify as a REIT would have an adverse effect on our ability to comply with the REIT income and asset tests and thus our ability to qualify as a REIT.
Income tests
To qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” discharge of indebtedness and certain hedging transactions, generally must be derived from investments relating to real property or mortgages on real property, including interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), “rents from real property,” dividends received from other REITs, and gains from the sale of real estate assets, mortgages on real property, and shares in other REITs, as well as specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, discharge of indebtedness and certain hedging transactions, must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property. Income and gain from certain hedging transactions will be excluded from both the numerator and the denominator for purposes of both the 75% and 95% gross income tests. See “-Derivatives and hedging transactions” below.
Interest income. Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. In certain cases, personal property collateral securing a loan that we hold may be treated as real property for purposes of the foregoing rules. In addition, in certain cases (unless a safe harbor applies pursuant to IRS guidance), the modification of a debt instrument could result in the conversion of the interest paid on the instrument from qualifying income to wholly or partially non-qualifying income, which may require that we dispose of the debt instrument or contribute it to a TRS in order to satisfy the income tests described above. Moreover, the IRS has taken the position that, for purposes of the REIT income tests, the principal amount of a loan is equal to its face amount, even in situations where the loan was acquired at a significant discount. Under this position, a portion of the income generated by the instrument would not qualify for purposes of the 75% gross income test in cases where the underlying real property has declined in value. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test.

We invest in Agency and non-Agency mortgage-backed securities that are either mortgage pass-through certificates or CMOs. We expect that such mortgage-backed securities will be treated either as interests in a grantor trust or as interests in a real estate mortgage investment conduit, or REMIC, for U.S. federal income tax purposes. In the case of mortgage-backed securities treated as interests in grantor trusts, we would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. The interest on such mortgage loans would be qualifying income for purposes of the 75% gross income test to the extent that the obligation is secured by real property, as discussed above. In the case of mortgage-backed securities treated as interests in a REMIC, income derived from REMIC interests will generally be treated as qualifying income for purposes of the 75% gross income tests. If less than 95% of the assets of the REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest will qualify for purposes of the 75% gross income test. In addition, some REMIC securitizations include imbedded interest swap or cap contracts or other derivative instruments that potentially could produce non-qualifying income for the holder of the related REMIC securities. We expect that substantially all of our income from mortgage-backed securities will be qualifying income for purposes of the REIT gross income tests.
We may purchase Agency RMBS through “to-be-announced” forward contracts, or TBAs, and may recognize income or gains from the disposition of those TBAs, through dollar roll transactions or otherwise. There is no direct authority with respect to the qualification of income or gains from dispositions of TBAs as gains from the sale of real property (including interests in real property and interests in mortgages on real property) or other qualifying income for purposes of the 75% gross income test. Consequently, our ability to enter into dollar roll transactions and other dispositions of TBAs could be limited. No assurance can be given that the IRS will treat such income as qualifying income. We do not have substantial income from the disposition of TBAs, and therefore do not expect such income to adversely affect our ability to meet the 75% and 95% gross income tests. In the event that such income were determined not to be qualifying for the 75% gross income test, we could be subject to a penalty tax or we could fail to qualify as a REIT if such income when added to any other non-qualifying income exceeded 25% of our gross income.
Dividend income. We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from a REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.
REMIC interest apportionment. The interest apportionment tax rules provide that, if a mortgage is secured by both real property and other property, the REIT is required to apportion its annual interest income between the portion attributable to a mortgage on the real property and the portion attributable to other property (which is not treated as mortgage interest). The interest apportionment tax regulations apply only if the mortgage loan in question is secured by both real property and other property. We expect that all or most of the mortgage loans that we acquire will be secured only by real property and no other property value is taken into account in our underwriting process.
In addition, the Internal Revenue Code provides that a regular or a residual interest in a REMIC is generally treated as a real estate asset for the purpose of the REIT asset tests, and any amount includible in our gross income with respect to such an interest is generally treated as interest on an obligation secured by a mortgage on real property for the purpose of the REIT gross income tests. If, however, less than 95% of the assets of a REMIC in which we hold an interest consist of real estate assets (determined as if we held such assets), we will be treated as receiving directly our proportionate share of the income of the REMIC for the purpose of determining the amount of income from the REMIC that is treated as interest on an obligation secured by a mortgage on real property.
Fee income. Fees will generally be qualifying income for purposes of both the 75% and 95% gross income tests if they are received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees generally will not be qualifying income for purposes of either gross income test. Any fees earned by a TRS will not be included for purposes of the gross income tests.
Hedging transactions. Any income or gain that we or our pass-through subsidiaries derive from instruments that hedge certain risks, such as the risk of changes in interest rates, will be excluded from gross income for purposes of both the 75% and the 95% gross income tests (i.e., will be excluded from both the numerator and the denominator), provided that specified requirements are met, including the requirement that the instrument is entered into during the ordinary course of our business, the instrument hedges risks associated with indebtedness issued by us or our pass-through subsidiary that is incurred to acquire or carry “real estate assets” (as described below under “-Asset tests”), and the instrument is properly identified as a hedge along with the risk that it hedges within prescribed time periods. Income and gain from all other hedging transactions will not be qualifying income for either the 95% or 75% gross income test.
Failure to satisfy the gross income tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, including as a result of income and gains from the disposition of TBAs, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Internal Revenue Code. These relief provisions will be generally available if: (i) our failure to meet these tests was due to reasonable cause and not due to willful neglect; and (ii) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations yet to be issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. Even where these relief provisions apply, the Internal Revenue Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.
Timing differences between receipt of cash and recognition of income. Due to the nature of the assets in which we will invest, we may be required to recognize taxable income from those assets in advance of our receipt of cash flow on or proceeds from disposition of such assets, and may be required to report taxable income in early periods that exceeds the economic income ultimately realized on such assets.
We may acquire mortgage-backed securities in the secondary market for less than their face amount. In addition, pursuant to our ownership of certain mortgage-backed securities, we may be treated as holding certain debt instruments acquired in the secondary market for less than their face amount. The discount at which such securities or debt instruments are acquired may reflect doubts about their ultimate collectability rather than current market interest rates. The amount of such discount may nevertheless generally be treated as “market discount” for U.S. federal income tax purposes. Accrued market discount is generally recognized as income when, and to the extent that, any payment of principal on the mortgage-backed security or debt instrument is made. If we collect less on the mortgage-backed security or debt instrument than our purchase price plus the market discount we had previously reported as income, we may not be able to benefit from any offsetting loss deductions.
Moreover, some of the mortgage-backed securities that we acquire may have been issued with original issue discount. In general, we will be required to accrue original issue discount based on the constant yield to maturity of the securities, and to treat it as taxable income in accordance with applicable U.S. federal income tax rules even though smaller or no cash payments are received on such securities. As in the case of the market discount discussed in the preceding paragraph, the constant yield in question will be determined and we will be taxed based on the assumption that all future payments due on the mortgage-backed securities in question will be made, with consequences similar to those described in the previous paragraph if all payments on the securities are not made.
In addition, pursuant to our ownership of certain mortgage-backed securities, we may be treated as holding distressed debt investments that are subsequently modified by agreement with the borrower. If the amendments to the outstanding debt are “significant modifications” under the applicable Treasury regulations, the modified debt may be considered to have been reissued to us in a debt-for-debt exchange with the borrower. In that event, we may be required to recognize taxable gain to the extent the principal amount of the modified debt exceeds our adjusted tax basis in the unmodified debt, even if the value of the debt or the payment expectations have not changed. Following such a taxable modification, we would hold the modified loan with a cost basis equal to its principal amount for U.S. federal tax purposes. To the extent that such modifications are made with respect to a debt instrument held by a TRS that is treated as a dealer or trader and that makes an election to use mark-to-market accounting, such TRS would be required at the end of each taxable year, including the taxable year in which any such modification were made, to mark the modified debt instrument to its fair market value as if the debt instrument were sold. In that case, the TRS could recognize a loss at the end of the taxable year in which the modifications were made to the extent that the fair market value of such debt instrument at such time was less than the instrument’s tax basis.
In addition, in the event mortgage-backed securities, or any debt instruments we are treated as holding pursuant to our investments in mortgage-backed securities, are delinquent as to mandatory principal and interest payments, we may nonetheless be required to continue to recognize the unpaid interest as taxable income as it accrues, despite doubt as to its ultimate collectability. Similarly, we may be required to accrue interest income with respect to subordinate mortgage-backed securities at the stated rate regardless of whether corresponding cash payments are received.
Finally, we may be required under the terms of indebtedness that we incur to use cash received from interest payments to make principal payments on that indebtedness, with the effect of recognizing income but not having a corresponding amount of cash available for distribution to our stockholders.
Due to each of these potential timing differences between income recognition or expense deduction and cash receipts or disbursements, there is a significant risk that we may have substantial taxable income in excess of cash available for distribution. In that event, we may need to borrow funds or take other action to satisfy the REIT distribution requirements for the taxable year in which this “phantom income” is recognized. See “-Annual distribution requirements.”
Asset tests
At the close of each calendar quarter, we must also satisfy five tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include some kinds of mortgage-backed securities and mortgage loans, as well as interests in real property, stock of other corporations that qualify as REITs, and debt instruments (whether or not secured by real property) that are issued by a “publicly offered REIT” (i.e., a REIT that is required to file annual and periodic reports with the Securities and Exchange Commission under the Securities Exchange Act of 1934). Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.
Second, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets.
Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to real estate assets, securities of TRSs and qualified REIT subsidiaries, and the 10% asset value test does not apply to “straight debt” having specified characteristics and to certain other securities described below. Solely for purposes of the 10% asset value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Internal Revenue Code.
Fourth, the aggregate value of all securities of TRSs that we hold may not exceed 20% of the value of our total assets.

Fifth, no more than 25% of the total value of our assets may be represented by “nonqualified publicly offered REIT debt instruments” (i.e., real estate assets that would cease to be real estate assets if debt instruments issued by publicly offered REITs were not included in the definition of real estate assets).
Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by a non-publicly offered REIT may not so qualify (such debt, however, will not be treated as a “security” for purposes of the 10% asset value test, as explained below).
Certain securities will not cause a violation of the 10% asset value test described above. Such securities include instruments that constitute “straight debt,” which includes, among other things, securities having certain contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Internal Revenue Code provides that certain other securities will not violate the 10% asset value test. Such securities include: (i) any loan made to an individual or an estate; (ii) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules); (iii) any obligation to pay rents from real property; (iv) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity; (v) any security (including debt securities) issued by another REIT; and (vi) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “-Income tests.” In applying the 10% asset value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in the equity and certain debt securities issued by that partnership.
We invest in Agency and non-Agency mortgage-backed securities that are either mortgage pass-through certificates or CMOs. We expect that these securities will be treated either as interests in grantor trusts or as interests in REMICs for U.S. federal income tax purposes. In the case of mortgage-backed securities treated as interests in grantor trusts, we would be treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust. Such mortgage loans will generally qualify as real estate assets to the extent that they are secured by real property. We expect that substantially all of our mortgage-backed securities treated as interests in grantor trusts will qualify as real estate assets.
In the case of mortgage-backed securities treated as interests in a REMIC, such interests will generally qualify as real estate assets. If less than 95% of the assets of a REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest will qualify for purposes of the REIT asset tests.
If we hold a “residual interest” in a REMIC from which we derive “excess inclusion income,” we will be required to either distribute the excess inclusion income or pay tax on it (or a combination of the two), even though we may not receive the income in cash. To the extent that distributed excess inclusion income is allocable to a particular stockholder, the income: (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder; (ii) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax; and (iii) would result in the application of U.S. federal income tax withholding at the maximum rate, without reduction pursuant to any otherwise applicable income tax treaty or other exemption, to the extent allocable to most types of non-U.S. holders. Moreover, any excess inclusion income that we receive that is allocable to specified categories of tax-exempt investors which are not subject to unrelated business income tax, such as government entities or charitable remainder trusts, may be subject to corporate-level income tax in our hands, whether or not it is distributed. See “-Taxable mortgage pools and excess inclusion income.”

We enter into sale and repurchase agreements under which we nominally sell certain of our mortgage-backed securities to a counterparty and simultaneously enter into an agreement to repurchase the sold assets in exchange for a purchase price that reflects a financing charge. Economically, these agreements are financings, which are secured by the securities “sold” pursuant thereto. We believe that we will be treated for REIT asset and income test purposes as the owner of the securities that are the subject of any such agreement notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the mortgage-backed securities during the term of the sale and repurchase agreement, in which case we could fail to qualify as a REIT.
We may purchase Agency RMBS through TBAs. There is no direct authority with respect to the qualification of TBAs as real estate assets or Government securities for purposes of the 75% asset test. Consequently, our ability to purchase TBAs could be limited. No assurances can be given that the IRS will treat TBAs as qualifying assets. We do not expect that a significant portion of our assets will be comprised of TBAs, and therefore we do not expect any TBAs to adversely affect our ability to meet the 75% asset test. In the event that TBAs were determined not to be qualifying for the 75% asset test, we could be subject to a penalty tax or we could fail to qualify as a REIT if such assets when added to any other non-qualifying assets exceeded 25% of our gross assets.
No independent appraisals have been obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.
However, certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT which fails one or more of the asset requirements to nevertheless maintain its REIT qualification if: (i) the REIT provides the IRS with a description of each asset causing the failure; (ii) the failure is due to reasonable cause and not willful neglect; (iii) the REIT pays a tax equal to the greater of (a) $50,000 per failure, and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate (currently 21%); and (iv) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.
In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if: (i) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000; and (ii) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.
If we should fail to satisfy the asset tests at the end of a calendar quarter, including any failure to satisfy the 75% asset test as a result of any investments in TBAs, such a failure would not cause us to lose our REIT qualification if: (i) we satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets but instead arose from changes in the market value of our assets. If the condition described in (ii) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of relief provisions described below. No assurance can be given that we would qualify for relief under those provisions.

Annual distribution requirements
In order to qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:
a.the sum of
i)90% of our “REIT taxable income,” computed without regard to our net capital gains and the deduction for dividends paid, and
ii)90% of our net income, if any, (after tax) from foreclosure property (as described below), minus
b.the sum of specified items of non-cash income.
We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. In addition, any dividend declared by us in October, November, or December of any year and payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, so long as the dividend is actually paid by us before the end of January of the next calendar year. If we cease to be a “publicly offered REIT,” then in order for distributions to be counted as satisfying the annual distribution requirement, and to give rise to a tax deduction for us, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is: (i) pro rata among all outstanding shares of stock within a particular class and (ii) in accordance with the preferences among different classes of stock as set forth in our organizational documents.
To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase their adjusted basis of their stock by the difference between: (a) the amounts of capital gain dividends that we designated and that they include in their taxable income, minus (b) the tax that we paid on their behalf with respect to that income.
To the extent that in the future we may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of our stockholders, of any distributions that are actually made as ordinary dividends or capital gains. See “-Taxation of stockholders-Taxation of taxable U.S. stockholders-Distributions.”
If we fail to distribute during each calendar year at least the sum of: (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain net income for such year; and (iii) any undistributed net taxable income from prior periods, we will be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of: (a) the amounts actually distributed, plus; (b) the amounts of income we retained and on which we have paid corporate income tax.
As discussed above under “-Income tests-Timing differences between receipt of cash and recognition of income,” it is possible that, from time to time, we may not have sufficient cash to meet the distribution requirements due to timing differences between our actual receipt of cash and our inclusion of items in income for U.S. federal income tax purposes. In the event that such timing differences occur, in order to meet the distribution requirements, it might be necessary for us to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable in-kind distributions of property. Alternatively, we may declare a taxable dividend payable in cash or stock at the election of each stockholder, where the aggregate amount of cash to be distributed in such dividend may be subject to limitation. In such case, for U.S. federal income tax purposes, taxable stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits.

We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends. We will be required to pay interest based on the amount of any deduction taken for deficiency dividends.
Prohibited transactions
Net income that we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held primarily for sale to customers in the ordinary course of a trade or business by us or by a borrower that has issued a shared appreciation mortgage or similar debt instrument to us. We conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Internal Revenue Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates. We structure our activities to avoid prohibited transaction characterization.
Foreclosure property
Foreclosure property is real property and any personal property incident to such real property: (i) that we acquire as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property; (ii) for which we acquired the related loan or lease at a time when default was not imminent or anticipated; and (iii) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the maximum corporate rate (currently 21%) on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. Because we will invest primarily in mortgage-backed securities, we do not anticipate receiving any income from foreclosure property that does not qualify for purposes of the 75% gross income test.
Derivatives and hedging transactions
We may enter into hedging transactions with respect to interest rate exposure on one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. Except to the extent provided by Treasury regulations, any income from a hedging transaction we enter into: (i) in the normal course of our business primarily to manage risk of interest rate changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, which is clearly identified as specified in Treasury regulations before the close of the day on which it was acquired, originated, or entered into, including gain from the sale or disposition of such a transaction; (ii) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests which is clearly identified as such before the close of the day on which it was acquired, originated, or entered into; or (iii) in connection with the extinguishment of indebtedness with respect to which we have entered into a qualified hedging position described in clause (i) or the disposition of property with respect to which we have entered into a qualified hedging position described in clause (ii), primarily to manage the risks of such hedging positions, will not constitute gross income for purposes of the 75% or 95% gross income tests. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both of the 75% and 95% gross income tests. We structure any hedging transactions in a manner that does not jeopardize our qualification as a REIT. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of either or both of the REIT gross income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.
Taxable mortgage pools and excess inclusion income
An entity, or a portion of an entity, may be classified as a taxable mortgage pool, or TMP, under the Internal Revenue Code if:
•substantially all of its assets consist of debt obligations or interests in debt obligations,
•more than 50% of those debt obligations are real estate mortgages or interests in real estate mortgages as of specified testing dates,
•the entity has issued debt obligations (liabilities) that have two or more maturities, and
•the payments required to be made by the entity on its debt obligations (liabilities) “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.
Under regulations issued by the Treasury, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP. Our financing and securitization arrangements may give rise to TMPs, with the consequences as described below.
Where an entity, or a portion of an entity, is classified as a TMP, it is generally treated as a taxable corporation for U.S. federal income tax purposes. In the case of a REIT, or a portion of a REIT, or a disregarded subsidiary of a REIT, that is a TMP, however, special rules apply. In such case, the TMP is not treated as a corporation that is subject to corporate income tax, and the TMP classification does not adversely affect the qualification of the REIT. Rather, the consequences of the TMP classification would, in general, except as described below, be limited to the stockholders of the REIT.
A portion of the REIT’s income from the TMP arrangement could be treated as “excess inclusion income.” The REIT’s excess inclusion income, including any excess inclusion income from a residual interest in a REMIC, must be allocated among its stockholders in proportion to dividends paid. The REIT is required to notify stockholders of the amount of “excess inclusion income” allocated to them. A stockholder’s share of excess inclusion income:
•cannot be offset by any net operating losses otherwise available to the stockholder,
•is subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from U.S. federal income tax, and
•results in the application of U.S. federal income tax withholding at the maximum rate (30%), without reduction for any otherwise applicable income tax treaty or other exemption, to the extent allocable to most types of foreign stockholders.
See “-Taxation of stockholders.” To the extent that excess inclusion income is allocated to a tax-exempt stockholder of a REIT that is not subject to unrelated business income tax (such as a government entity or charitable remainder trust), the REIT may be subject to tax on this income at the highest applicable corporate tax rate (currently 21%). In that case, the REIT could reduce distributions to such stockholders by the amount of such tax paid by the REIT attributable to such stockholder’s ownership. Treasury regulations provide that such a reduction in distributions does not give rise to a preferential dividend that could adversely affect the REIT’s compliance with its distribution requirements. See “-Annual distribution requirements.” The manner in which excess inclusion income is calculated, or would be allocated to stockholders, including allocations among shares of different classes of stock, is not clear under current law. As required by IRS guidance, we intend to make such determinations using a reasonable method. Tax-exempt investors, foreign investors and taxpayers with net operating losses should carefully consider the tax consequences described above and are urged to consult their tax advisors.
If a subsidiary partnership of ours that we do not wholly own, directly or through one or more disregarded entities, were a TMP, the foregoing rules would not apply. Rather, the partnership that is a TMP would be treated as a corporation for U.S. federal income tax purposes and potentially would be subject to corporate income tax or withholding tax. In addition, this characterization would alter our income and asset test calculations and could adversely affect our compliance with those requirements. We intend to monitor the structure of any TMPs in which we have an interest to ensure that they will not adversely affect our qualification as a REIT.
Asset-backed securities
Investments in asset-backed securities, or ABS, generally are not qualifying assets for purposes of the 75% asset test applicable to REITs and generally do not generate qualifying income for purposes of the 75% income test applicable to REITs. As a result, we may be limited in our ability to invest in such assets.
Failure to qualify
If we fail to satisfy one or more requirements for REIT qualification other than the income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the income tests and asset tests, as described above in “-Income tests” and “-Asset tests.”
If we fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax on our taxable income at regular corporate rates. We cannot deduct distributions to stockholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to most U.S. stockholders that are U.S. individuals, trusts and estates will generally be taxable at the preferential income tax rates (i.e., the 20% maximum federal rate) for qualified dividends. In addition, subject to the limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.
Taxation of holders

Taxation of taxable U.S. stockholders
The following is a summary of certain U.S. federal income and estate tax considerations for the ownership and disposition of our stock applicable to U.S. stockholders that are not tax-exempt organizations. For these purposes, a “U.S. stockholder” is:
•a citizen or resident of the United States;
•a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;
•an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

•a trust if a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.
Distributions. So long as we qualify as a REIT, the distributions that we make to our taxable U.S. stockholders out of current or accumulated earnings and profits that we do not designate as capital gain dividends will generally be taken into account by stockholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our dividends are not eligible for taxation at the preferential income tax rates for qualified dividends received by most U.S. stockholders that are individuals, trusts and estates from taxable C corporations. Such stockholders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to:
•income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax);
•dividends received by the REIT from TRSs or other taxable C corporations; or
•income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax on such income).
In addition, for taxable years that begin after December 31, 2017 and before January 1, 2026, stockholders that are individuals, trusts, or estates are generally entitled to a deduction equal to 20% of the aggregate amount of ordinary income dividends received from a REIT (not including capital gain dividends, as described below, or dividends eligible for the reduced rates applicable to qualified dividend income, as described above), subject to certain limitations.
Distributions that we designate as capital gain dividends will generally be taxed to our stockholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder that receives such distribution has held its stock. We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case provisions of the Internal Revenue Code will treat our stockholders as having received, solely for tax purposes, our undistributed capital gains, and the stockholders will receive a corresponding credit for taxes that we paid on such undistributed capital gains. See “Taxation of Western Asset Mortgage Capital Corporation-Annual distribution requirements.” Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at reduced maximum federal rates in the case of stockholders that are individuals, trusts and estates, and ordinary income rates in the case of stockholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum U.S. federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.
Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a stockholder to the extent that the amount of such distributions does not exceed the adjusted basis of the stockholder’s shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the stockholder’s shares. To the extent that such distributions exceed the adjusted basis of a stockholder’s shares, the stockholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the dividend before the end of January of the following calendar year.
To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “Taxation of Western Asset Mortgage Capital Corporation-Annual distribution requirements.” Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of stockholders to the extent that we have current or accumulated earnings and profits.
If excess inclusion income from a taxable mortgage pool or REMIC residual interest is allocated to any stockholder, that income will be taxable in the hands of the stockholder and would not be offset by any net operating losses of the stockholder that would otherwise be available. See “-Taxation of Western Asset Mortgage Capital Corporation-Taxable mortgage pools and excess inclusion income.” As required by IRS guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.
Dispositions of Western Asset Mortgage Capital Corporation stock. In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our stock will be subject to reduced maximum U.S. federal income tax rates if the stock is held for more than one year, and will be taxed at ordinary income rates if the stock is held for one year or less. Gains recognized by stockholders that are corporations are subject to U.S. federal income tax at ordinary income rates, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of our stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our stock by a stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the stockholder as long-term capital gain.
If an investor recognizes a loss upon a subsequent disposition of our stock or other securities in an amount that exceeds a prescribed threshold, it is possible that the provisions of Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are broadly written and apply to transactions that would not typically be considered tax shelters. The Internal Revenue Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisor concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.
Passive activity losses and investment interest limitations. Distributions that we make and gain arising from the sale or exchange by a U.S. stockholder of our stock will not be treated as passive activity income. As a result, stockholders will not be able to apply any “passive losses” against income or gain relating to our stock. To the extent that distributions we make do not constitute a return of capital, they will be treated as investment income for purposes of computing the investment interest limitation.
Taxation of non-U.S. stockholders
The following is a summary of certain U.S. federal income and estate tax considerations for the ownership and disposition of our stock applicable to non-U.S. stockholders. A “non-U.S. stockholder” is any person other than a U.S. stockholder, as defined above, or a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes.
The following discussion is based on current law, and is for general information only. It addresses only selected, and not all, aspects of U.S. federal income and estate taxation.
Ordinary dividends. The portion of dividends received by non-U.S. stockholders that is: (i) payable out of our earnings and profits; (ii) which is not attributable to our capital gains; and (iii) which is not effectively connected with a U.S. trade or business of the non-U.S. stockholder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty. Reduced treaty rates and other exemptions are not available to the extent that income is attributable to excess inclusion income allocable to the non-U.S. holder. Accordingly, we will withhold at a rate of 30% on any portion of a dividend that is paid to a non-U.S. holder and attributable to that stockholder’s share of our excess inclusion income. See “-Taxation of Western Asset Mortgage Capital Corporation-Taxable mortgage pools and excess inclusion income.” As required by IRS guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.
In general, non-U.S. stockholders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. stockholder’s investment in our stock is, or is treated as, effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. stockholder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. stockholder that is a corporation.
Non-dividend distributions. Unless our stock constitutes a U.S. real property interest (a “USRPI”), distributions that we make which are not dividends out of our earnings and profits will not be subject to U.S. income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. stockholder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of: (a) the stockholder’s proportionate share of our earnings and profits, plus (b) the stockholder’s basis in its stock, will be taxed under the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. stockholder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax will be enforced by a withholding at a rate of 15% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits. As described below, although it is not currently anticipated that our stock will constitute a USRPI, we cannot assure you that our stock will not become a USRPI.
Capital gain dividends. Under FIRPTA, a distribution that we make to a non-U.S. stockholder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries, or USRPI capital gains, will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. stockholder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain dividend. See above under “-Taxation of foreign stockholders-Ordinary dividends,” for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we will be required to withhold tax equal to 21% of the maximum amount that could have been designated as USRPI capital gains dividends. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. stockholder that is a corporation. A distribution is not attributable to USRPI capital gain if we held an interest in the underlying asset solely as a creditor. Capital gain dividends received by a non-U.S. stockholder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income or withholding tax, unless: (i) the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder would be subject to the same treatment as U.S. holders with respect to such gain; or (ii) the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a 30% tax on his capital gains. We do not expect that a significant portion of our assets will be USRPIs.
A capital gain dividend that would otherwise have been treated as a USRPI capital gain will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, and instead will be treated in the same manner as an ordinary dividend (see “-Taxation of foreign stockholders-Ordinary dividends”), if: (i) the capital gain dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States; and (ii) the recipient non-U.S. stockholder does not own more than 10% of that class of stock at any time during the year ending on the date on which the capital gain dividend is received. We anticipate that our common stock will be “regularly traded” on an established securities exchange.
Dispositions of Western Asset Mortgage Capital Corporation stock. Unless our stock constitutes a USRPI, a sale of our stock by a non-U.S. stockholder generally will not be subject to U.S. taxation under FIRPTA.
Our stock will be treated as a USRPI if 50% or more of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. It is not currently anticipated that our stock will constitute a USRPI. However, we cannot assure you that our stock will not become a USRPI.
Even if the foregoing 50% test is met, our stock will not constitute a USRPI if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. stockholders at all times during a specified testing period (after applying certain presumptions regarding the ownership of our stock). We believe that we will be and will remain a domestically controlled qualified investment entity, and that a sale of our stock should not be subject to taxation under FIRPTA. However, no assurance can be given that we will be or will remain a domestically controlled qualified investment entity.
In the event that we are not a domestically controlled qualified investment entity, but our stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, a non-U.S. stockholder’s sale of our common stock nonetheless also would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. stockholder held 10% or less of our stock at all times during a specified testing period. Our stock is, and we expect that it will continue to be, publicly traded.
If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. stockholder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. stockholder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 15% of the purchase price and remit such amount to the IRS.
Gain from the sale of our stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. stockholder in two cases: (i) if the non-U.S. stockholder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. stockholder, the non-U.S. stockholder will be subject to the same treatment as a U.S. stockholder with respect to such gain, and a non-U.S. stockholder that is a corporation may also be subject to a 30% branch profits tax (unless reduced or eliminated by treaty); or (ii) if the non-U.S. stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our stock, a non-U.S. stockholder may be treated as having capital gain from the sale or exchange of a USRPI if the non-U.S. stockholder: (i) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI; and (ii) acquires, or enters into a contract or option to acquire, other shares of our common stock within 61 days of the first day of the 30-day period described in (i), unless such non-U.S. stockholder held 5% or less of our stock at all times during the one-year period ending on the distribution date.
Special FIRPTA Rules. There are certain exemptions from FIRPTA for particular types of non-U.S. investors, including “qualified foreign pension funds” and their wholly owned foreign subsidiaries and certain widely held, publicly traded “qualified collective investment vehicles.”

Estate tax. If our stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual’s death, the stock will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.
Foreign stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning Western Asset Mortgage Capital Corporation stock.
Taxation of tax-exempt stockholders
Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they may be subject to taxation on their unrelated business taxable income (“UBTI”). While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that: (i) a tax-exempt stockholder has not held our stock as “debt financed property” within the meaning of the Internal Revenue Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder); and (ii) our stock is not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt stockholder.
To the extent that we are (or a part of us, or a disregarded subsidiary of ours is) a TMP, or if we hold residual interests in a REMIC, a portion of the dividends paid to a tax-exempt stockholder that is allocable to excess inclusion income may be treated as UBTI. If, however, excess inclusion income is allocable to some categories of tax-exempt stockholders that are not subject to UBTI, we might be subject to corporate level tax on such income, and, in that case, may reduce the amount of distributions to those stockholders whose ownership gave rise to the tax. See “-Taxation of Western Asset Mortgage Capital Corporation-Taxable mortgage pools and excess inclusion income.” As required by IRS guidance, we intend to notify our stockholders if a portion of a dividend paid by us is attributable to excess inclusion income.
Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Internal Revenue Code are subject to different UBTI rules, which generally require such stockholders to characterize distributions that we make as UBTI. In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of the dividends as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless: (i) we are required to “look through” one or more of our pension trust stockholders in order to satisfy the REIT “closely-held” test; and (ii) either (a) one pension trust owns more than 25% of the value of our stock, or (b) one or more pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of the value of our stock. Certain restrictions on ownership and transfer of our stock generally should prevent a tax-exempt entity from owning more than 10% of the value of our stock and generally should prevent us from becoming a pension-held REIT.
Tax-exempt stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of owning Western Asset Mortgage Capital Corporation stock.
Taxation of non-U.S. debtholders
This section summarizes the taxation of non-U.S. debtholders. This discussion deals only with certain U.S. federal income tax consequences to a non-U.S. debtholder that acquires fixed rate debt securities issued by us without original issue discount in their initial offering and at their issue price. A “non-U.S. debtholder” is a holder of our debt securities, other than a person that is, for U.S. federal income tax purposes:

•an individual who is a citizen or individual resident of the United States;
•a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of a political subdivision thereof;
•an estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or
•any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.
If a partnership, including for this purpose any entity treated as a partnership for U.S. federal income tax purposes, holds debt securities issued by Western Asset Mortgage Capital Corporation, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partners and partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.
Interest. A payment of interest on a debt security to a non-U.S. debtholder will generally not be subject to U.S. taxation, provided that:
1.such interest is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. debtholder;
2.such non-U.S. debtholder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;
3.such non-U.S. debtholder is not a controlled foreign corporation directly or indirectly related to us through stock ownership; and
4.such non-U.S. debtholder certifies to its non-U.S. status and that no withholding is required pursuant to FATCA (discussed below) on IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable form).
Alternatively, a non-U.S. debtholder that cannot satisfy the above requirements will generally be exempt from U.S. federal withholding tax with respect to interest paid or accrued on the notes if the holder establishes that such interest is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, in the case of certain tax treaties, is attributable to a permanent establishment or fixed base within the United States). However, to the extent that such interest is effectively connected with the non-U.S. debtholder’s conduct of a trade or business in the United States (and, in the case of certain tax treaties, is attributable to a permanent establishment or fixed base within the United States), the non-U.S. debtholder will be subject to U.S. federal income tax on a net basis and, if it is a foreign corporation, it may be subject to a U.S. branch profits tax.
If a non-U.S. debtholder does not satisfy the requirements described above, and does not establish that the interest is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, in the case of certain tax treaties, is attributable to a permanent establishment or fixed base within the United States), the non-U.S. debtholder generally will be subject to U.S. withholding tax on payments of stated interest, currently imposed at 30%. Under certain income tax treaties, the U.S. withholding rate on payments of interest may be reduced or eliminated, provided the non-U.S. debtholder complies with the applicable certification requirements.
Disposition. A non-U.S. debtholder generally will not be subject to U.S. federal income taxation with respect to gain realized on the sale, exchange, redemption or other disposition of a debt security, unless:
5.the non-U.S. debtholder holds the debt security in connection with the conduct of a U.S. trade or business (and, in the case of certain tax treaties, the gain is attributable to a permanent establishment or fixed base within the United States); or
6.in the case of an individual, such individual is present in the United States for 183 days or more during the taxable year in which gain is realized and certain other conditions are met. If the first exception applies, the non-U.S. debtholder generally will be subject to U.S. federal income tax on a net basis and, if it is a foreign corporation, may be subject to a U.S. branch profits tax. If the second exception applies, the non-U.S. debtholder generally will be subject to U.S. federal income tax on the amount by which capital gains allocable to U.S. sources (including gains from the sale, exchange, redemption or other disposition of the notes) exceed capital losses allocable to U.S. sources.
Other tax considerations

Legislative or other actions affecting REITs
The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial, or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the Treasury which may result in statutory changes as well as revisions to regulations and interpretations. Changes to the U.S. federal tax laws and interpretations thereof could adversely affect an investment in our stock or debt securities.
Medicare tax
Certain U.S. holders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on all or a portion of their “net investment income,” which includes dividends and interest received from us and capital gains from the sale or other disposition of our stock or debt securities.
Foreign Account Tax Compliance Act
Under the Foreign Account Tax Compliance Act, or “FATCA,” withholding at a rate of 30% will generally be required on dividends and payments of interest in respect of shares of our stock and debt securities held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into an agreement with the Treasury to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) complies with the terms of an intergovernmental agreement between the United States and an applicable foreign country. Accordingly, the entity through which our stock or debt securities are held will affect the determination of whether such withholding is required. Similarly, dividends and payments of interest in respect of shares of our stock and debt securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we or the applicable withholding agent will in turn provide to the Secretary of the Treasury. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. We will not pay any additional amounts to holders in respect of any amounts withheld. Holders are encouraged to consult their tax advisors regarding the possible implications of the legislation on their investment in our stock or debt securities.
State, local and foreign taxes
We and our subsidiaries, stockholders and debtholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. Our state, local or foreign tax treatment and that of our stockholders and debtholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes that we incur do not pass through to stockholders as a credit against their U.S. federal income tax liability. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock or debt securities.

PLAN OF DISTRIBUTION
We may sell the securities offered by this prospectus from time to time in one or more transactions, including without limitation:
•through underwriters or dealers;
•directly to purchasers;
•in a rights offering;
•in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise;
•through agents;
•through a combination of any of these methods; or
•through any other method permitted by applicable law and described in a prospectus supplement.
The prospectus supplement with respect to any offering of securities will include the following information:
•the terms of the offering;
•the names of any underwriters or agents;
•the name or names of any managing underwriter or underwriters;
•the purchase price or initial public offering price of the securities;
•the net proceeds from the sale of the securities;
•any delayed delivery arrangements;
•any underwriting discounts, commissions and other items constituting underwriters’ compensation;
•any discounts or concessions allowed or reallowed or paid to dealers;
•any commissions paid to agents; and
•any securities exchange on which the securities may be listed.

Sale through Underwriters or Dealers
If underwriters are used in the sale, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.
During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.
Some or all of the securities that we offer through this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.
If dealers are used in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at fixed prices or at varying prices determined by the dealers at the time of resale. We will include in the applicable prospectus supplement the names of the dealers and the terms of the transaction.
Direct Sales and Sales through Agents
We may sell the securities directly. In this case, no underwriters or agents would be involved. We may also sell the securities through agents designated by us from time to time. In the applicable prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable to the agent. Unless we inform you otherwise in the applicable prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.
We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any sales of these securities in the applicable prospectus supplement.
At the Market Offerings
We may also sell the securities offered by any applicable prospectus supplement in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise.
Remarketing Arrangements
Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.
Delayed Delivery Contracts
If we so indicate in the applicable prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future.
The contracts would be subject only to those conditions described in the applicable prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.
General Information
We may have agreements with the underwriters, dealers, agents and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the underwriters, dealers, agents or remarketing firms may be required to make. Underwriters, dealers, agents and remarketing firms may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

In compliance with Financial Industry Regulatory Authority, Inc., or FINRA, guidelines, the maximum commission or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus or any applicable prospectus supplement.

LEGAL MATTERS
Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. If the validity of any securities is also passed upon by counsel for the underwriters, dealers or agents of an offering of those securities, that counsel will be named in the applicable prospectus supplement.

EXPERTS
The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to you, free of charge, on the SEC’s website at http://www.sec.gov. You may also obtain additional information by visiting our website at http://www.westernassetmcc.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of this prospectus or any other report or document we file with or furnish to the SEC.
This prospectus is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act and therefore omits some of the information contained in the registration statement. We have also filed exhibits and schedules to the registration statement which are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect or obtain a copy of the registration statement, including the exhibits and schedules, as described in the previous paragraph.

DOCUMENTS INCORPORATED BY REFERENCE
The SEC allows us to “incorporate by reference” information into this prospectus which has been previously filed, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information included or incorporated by reference into this prospectus. We have filed the documents listed below with the SEC (File No. 001-35543) under the Exchange Act and these documents are incorporated herein by reference:
•our Annual Report on Form 10-K for the year ended December 31, 2019, filed on March 6, 2020;
•our Quarterly Report on Form 10-Q for the period ended March 31, 2020, filed on May 11, 2020;
•the portions of our Definitive Proxy Statement on Schedule 14A, filed April 29, 2020, that are incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2019;
•our Current Reports on Form 8-K filed on April 24, 2020 and May 7, 2020; and
•the description of our common stock set forth in our registration statement on Form 8-A, filed on May 7, 2012, and any amendment or report filed for the purpose of updating such description.
All documents that we file (but not those that we furnish) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering of any of the securities covered under this prospectus shall be deemed to be incorporated by reference into this prospectus and will automatically update and supersede the information in this prospectus, the applicable prospectus supplement and any previously filed documents. All documents that we file (but not those that we furnish) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus.
We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into this prospectus but not delivered with this prospectus (other than the exhibits to such documents which are not specifically incorporated by reference herein); we will provide this information at no cost to the requester upon written or oral request to Western Asset Management Company, 385 East Colorado Boulevard, Pasadena, California 91101, telephone number (626) 844-9400. You may also obtain copies of this information by visiting our website at www.westernassetmcc.com.

$

% Convertible Senior Notes due 2024

PRELIMINARY PROSPECTUS SUPPLEMENT

JMP Securities

September , 2021